     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2003



                                                     REGISTRATION NO. 333-107250

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          UNIVERSAL COMPRESSION, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             TEXAS                           7359                         74-1282680
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                              4444 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                                 (713) 335-7000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               STEPHEN A. SNIDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          UNIVERSAL COMPRESSION, INC.
                              4444 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                                 (713) 335-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

             D. BRADLEY CHILDERS                               CAROL M. BURKE
               GENERAL COUNSEL                            GARDERE WYNNE SEWELL LLP
            UNIVERSAL COMPRESSION                              1000 LOUISIANA
                HOLDINGS, INC.                                   SUITE 3400
             4444 BRITTMOORE ROAD                           HOUSTON, TEXAS 77002
             HOUSTON, TEXAS 77041                              (713) 276-5561
                (713) 335-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED JULY 29, 2003



PROSPECTUS


                          (UNIVERSAL COMPRESSION LOGO)

                          UNIVERSAL COMPRESSION, INC.
                               OFFER TO EXCHANGE
              $175,000,000 REGISTERED 7 1/4% SENIOR NOTES DUE 2010
                                      FOR
       ANY AND ALL OUTSTANDING UNREGISTERED 7 1/4% SENIOR NOTES DUE 2010

     We are offering to exchange $175,000,000 aggregate principal amount of 7 1/4% senior notes due 2010 that have been registered under the Securities Act of 1933 (which we refer to as the "new notes") for all outstanding 7 1/4% senior notes due 2010 that were issued and sold in May 2003 in a transaction exempt from registration under the Securities Act (which we refer to as the "old notes").

                     PRINCIPAL TERMS OF THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time, on           , 2003, unless
       extended.

     - We will accept for exchange all outstanding old notes that are validly tendered and not validly withdrawn.

     - You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer.

     - The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     - There will be no proceeds from the exchange offer.

     - We believe that the exchange of new notes for outstanding old notes will not be a taxable exchange for U.S. federal income tax purposes.

     - We do not intend to apply for listing of any of the new notes to be issued on any securities exchange or to arrange for them to be quoted on any quotation system.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OLD NOTES FOR EXCHANGE.
                             ---------------------
     Neither the SEC nor any state securities commission has approved or disapproved of our offer of the new notes to be issued in the exchange or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2003.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus and any applicable prospectus supplement provided to you, together with the additional information described under the heading "Where You Can Find Other Information" below. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered by this prospectus. You can read that registration statement at the SEC's web site or at the SEC's office referred to under "Where You Can Find Other Information."

     You should rely only on the information contained in this prospectus and in the registration statement that includes this prospectus, or to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus, and we will maintain the accuracy of this prospectus until expiration of the exchange offer. Our business, financial condition, results of operations and prospects may have changed since that date.

     We have obtained some industry data from third party sources that we believe to be reliable. In many cases, however, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in our industry.

                      WHERE YOU CAN FIND OTHER INFORMATION

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information about the public reference room.

     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address: Universal Compression, Inc., 4444 Brittmoore Road, Houston, Texas 77041. Our phone number is (713) 335-7000. Our website address is www.universalcompression.com. The information on our website is not a part of this prospectus.

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus are forward-looking statements, including, without limitation, statements regarding future financial position, business strategy, proposed acquisitions, budgets, litigation, projected costs and plans and objectives of management for future operations. You can identify many of these statements by looking for words such as "believes," "expects," "will," "intends," "projects," "anticipates," "estimates," "continues" or similar words or the negative thereof.

     Such forward-looking statements in this prospectus include, without limitation:

     - our business growth strategy and projected costs;

     - our future financial position;

     - the sufficiency of available cash flows to fund continuing operations;

     - the expected amount of our capital expenditures;

     - anticipated cost savings, future revenues, gross profits and other financial measures related to our business and our primary business segments;

     - the future value of our equipment; and

     - plans and objectives of our management for our future operations.

     Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks related to our business described under "Risk Factors" in this prospectus could cause our actual results to differ from those described in, or otherwise projected or implied by, the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

     - conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact of the price of natural gas;

     - competition among the various providers of natural gas compression services;

     - changes in political or economic conditions in key operating markets, including international markets;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - acts of war or terrorism or governmental or military responses thereto;

     - introduction of competing technologies by other companies;

     - our ability to retain and grow our customer base;

     - our level of indebtedness and ability to fund our business;

     - our ability to recoup our investment by re-leasing our compressors after typically short initial lease terms;

     - currency exchange rate fluctuations;

     - employment workforce factors, including loss of key employees; and

     - liability claims related to the use of our products and services.

     All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    SUMMARY

     The following summary highlights certain significant aspects of our business and this exchange offer, but you should read this entire prospectus, including the financial data and related notes, before deciding whether to tender your old notes in exchange for new notes. You should carefully consider the information set forth under the heading "Risk Factors." The terms "our," "Company," "we," and "us" when used in this prospectus refer to Universal Compression, Inc. and its subsidiaries, as a combined entity, except where it is made clear that such term means only Universal Compression, Inc. The term "Holdings" when used in this prospectus refers to Universal Compression Holdings, Inc., our parent holding company. The term "natural gas compression' when used in this prospectus includes coalbed methane compression.

                                    OVERVIEW

     This prospectus relates to our offer to exchange our registered 7 1/4% senior notes due 2010 (which we refer to as the "new notes") for all of our outstanding unregistered 7 1/4% senior notes due 2010 (which we refer to as the "old notes"). The new notes are substantially identical to the old notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. The exchange offer expires at 5:00
p.m., New York City time, on           , 2003, unless extended.

     The old notes were issued by us in May 2003. We used the proceeds from the old notes, together with borrowings under our existing revolving credit facility and cash on hand, to purchase or redeem all of our outstanding 9 7/8% senior discount notes due 2008.

                          UNIVERSAL COMPRESSION, INC.

     We are the second largest natural gas compression services company in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2003, of approximately 7,400 compressor units comprising approximately 2.3 million horsepower. We provide a full range of contract compression services, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry, as gas must be compressed to be delivered from the wellhead to end-users.

     We operate in four primary business segments: domestic contract compression, international contract compression, fabrication and aftermarket services. Our core business, contract compression, involves the leasing of compression equipment to customers. In most cases, maintenance is provided under the terms of the lease. By outsourcing their compression needs, we believe our contract compression customers generally are able to increase their revenues by producing a higher volume of natural gas through decreased compressor downtime. In addition, outsourcing allows our customers to reduce their operating and maintenance costs and capital investments and more efficiently meet their changing compression needs.

     In addition to contract compression, we provide a broad range of compression services and products to customers who own their compression equipment or lease their equipment from our competitors. Our equipment fabrication business involves the design, engineering and assembly of natural gas and air compressors for sale to third parties in addition to those that we use in our contract compression fleet. Our ability to fabricate compressors ranging in size from under 100 horsepower to over 5,000 horsepower enables us to provide compressors that are used in all facets of natural gas production, transmission and distribution. Our aftermarket services business sells parts and components and provides maintenance and operation services to customers who own their compression equipment or lease their equipment from our competitors. Our ability to provide a full range of compression services and products broadens our customer relationships and helps us identify potential new customers as well as cross-selling opportunities for existing customers. As the compression needs of our customers increase due to the growing demand for natural gas throughout the world, we believe our geographic scope and broad range of compression services and products will enable us to participate in that growth.

     The following table illustrates our key financial and operating statistics during the last two fiscal years:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 2002         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Domestic horsepower (end of period).........................   1,890,935    1,957,015
International horsepower (end of period)....................     345,093      368,437
                                                              ----------   ----------
  Total horsepower (end of period)..........................   2,236,028    2,325,452
Average horsepower utilization rate.........................        88.8%        83.3%
Revenues....................................................  $  679,989   $  625,218
Percentage of revenues from:
  Contract compression......................................        48.2%        53.1%
  Fabrication...............................................        31.1%        26.0%
  Aftermarket services......................................        20.7%        20.9%
Net income..................................................  $   49,408   $   33,518
EBITDA, as adjusted(a)......................................     207,315      201,150

---------------


(a) EBITDA, as adjusted, is defined and reconciled to net income on page 8 of this prospectus.


     The natural gas compression industry has grown rapidly over the past decade, driven by the steady increase in demand for natural gas and the aging of producing natural gas fields. In addition, the contract compression segment of the industry has grown rapidly over that same period of time, due to the attractiveness of outsourcing compression needs. Demand for compression services and products is principally tied to consumption of natural gas rather than exploration or drilling activities. As a result, we have historically been less affected by oil and gas price volatility than companies operating in other sectors of the oilfield services industry.

     We operate our standardized compressor fleet in the primary onshore and offshore natural gas producing regions of the United States. In addition, we operate in select international markets, with current operations in Argentina, Canada, Mexico, Colombia, Thailand, Australia, Venezuela, Peru and Brazil. For the year ended March 31, 2003, approximately 28% of our revenues was attributable to international operations.

     Our financial performance is generally less affected by the short-term market cycles and oil and gas price volatility than the financial performance of companies operating in other sectors of the oilfield services industry because:

     - compression is necessary in order for gas to be delivered from the wellhead to end-users;

     - our operations are tied primarily to natural gas consumption, which is generally less cyclical in nature than exploration activities;

     - outsourcing of compression equipment is often economically advantageous for natural gas production, gathering and transportation companies;

     - we have a broad customer base; and

     - we operate in diverse geographic regions.

     Adding to this stability is the fact that, while compressors often must be specifically engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has not experienced significant technological change.

                              RECENT DEVELOPMENTS



FISCAL 2004 FIRST QUARTER RESULTS



     - Fiscal 2004 first quarter net income was a loss of $2.0 million, or $0.06 per diluted share. This amount included charges in the quarter of $14.4 million on a pre-tax basis related to debt extinguishment and $1.4 million on a pre-tax basis related to facility consolidation costs. Net income was $6.9 million, or $0.22 per diluted share, in the fiscal 2003 fourth quarter and $10.4 million, or $0.33 per diluted share, in the fiscal 2003 first quarter.



     - Revenues were $152.2 million in the first quarter compared to $154.6 million in the fourth quarter and $151.5 million in the prior year period.



     - Average fleet horsepower utilized was 1,981,000 in the first quarter compared to 1,948,000 in the fourth quarter and 1,883,000 in the prior year period. Spot utilization was 85% at June 30, 2003 compared to 84% at March 31, 2003 and December 31, 2002. Average utilization was 84% in the first quarter, 83% in the fourth quarter and 84% in the prior year period.



     - Domestic contract compression gross margins were 64% in the first and fourth quarters and 65% in the prior year period. International contract compression gross margins were 79% compared to 84% in the fourth quarter and 81% in the prior year period.



     - Total contract compression horsepower was 2,367,000 at June 30, 2003 compared to 2,325,000 at March 31, 2003 and 2,254,000 at June 30, 2002.
       International contract compression horsepower was 407,000 at June 30, 2003 compared to 368,000 at March 31, 2003 and 356,000 at June 30, 2002.



     - Fabrication revenues were $29.3 million compared to $34.9 million in the fourth quarter and $35.5 million in the prior year period; fabrication gross margins were 1% compared to 11% in the fourth quarter and 9% in the prior year period. Fabrication backlog was $81 million at June 30, 2003 compared to $56 million at March 31, 2003 and $96 million at June 30, 2002.



     - Aftermarket services gross margins were 23% in the first quarter, 22% in the fourth quarter and 24% in the prior year period.



     - Capital expenditures were approximately $17 million in the first quarter compared to $22 million in the fourth quarter and $26 million in the prior year period.


                         INFORMATION ABOUT THE COMPANY

     We are incorporated under the laws of the State of Texas. We are a wholly-owned subsidiary of Holdings. Our and Holdings' principal executive offices are located at 4444 Brittmoore Road, Houston, Texas 77041, and our telephone number at that address is 713-335-7000.

                               THE EXCHANGE OFFER

Exchange offer................   We are offering to exchange:

                                 - $1,000 principal amount of newly issued
                                   7 1/4% senior notes due May 15, 2010,
                                   registered under the Securities Act, which we refer to as new notes,

                                 - for each $1,000 principal amount of our
                                   outstanding 7 1/4% senior notes due May 15, 2010, that were issued and sold in May 2003 in a transaction exempt from registration under the Securities Act, which we refer to as old notes.

                                 We sometimes refer to the new notes and the old notes together as the notes. Currently, $175,000,000 aggregate principal amount of old notes are outstanding. The terms of the old notes and the new notes are substantially identical, except that the new notes do not restrict transfer and do not include exchange or registration rights.

Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2003, unless
                                 we extend it. In that case, the phrase
                                 "expiration date" will mean the latest date and time to which we extend the exchange offer. We will issue the new notes promptly after the expiration of the exchange offer.

Conditions to the exchange
offer.........................   The exchange offer is subject to customary
                                 conditions. We may assert or waive these conditions in our reasonable judgment. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. Please read the section entitled "The
                                 Exchange Offer -- Conditions of the Exchange
                                 Offer" of this prospectus for more information regarding conditions to the exchange offer.

Procedures for participating
in the exchange offer.........   If you wish to participate in the exchange
                                 offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the old notes you wish to exchange and any other required documentation to The Bank of New
                                 York, which is acting as exchange agent for the exchange offer. Its address appears on the letter of transmittal. By signing the letter of transmittal, you will represent to and agree with us that:

                                 - you are acquiring the new notes in the
                                   ordinary course of your business,

                                 - you have no arrangement or understanding with
                                   anyone to participate in a distribution of the new notes, and

                                 - you are not an "affiliate," as defined in
                                   Rule 405 under the Securities Act, of us.

                                 If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

Resale of new notes...........   We believe that you can resell and transfer
                                 your new notes without registering the sale and transfer under the Securities Act and delivering a prospectus, if you can make the three representations that appear above under the heading "Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC for other exchange offers expressed in SEC no-action letters to other issuers in exchange offers like ours.

                                 We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations listed above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

                                 A broker-dealer can resell or transfer new notes only if it delivers a prospectus in connection with the resale or transfer.

Special procedures for
beneficial owners.............   If your old notes are held through a broker,
                                 dealer, commercial bank, trust company or other nominee and you wish to surrender those notes, you should contact your intermediary promptly and instruct it to surrender your notes on your behalf.

Guaranteed delivery
procedures....................   If you cannot meet the expiration date
                                 deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing in the section of this prospectus entitled "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Acceptance of your old notes
and delivery of the new
notes.........................   We will accept for exchange any and all old
                                 notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. We will issue the new notes promptly after the expiration date.

Withdrawal rights.............   You may withdraw the surrender of your old
                                 notes at any time prior to the expiration date.

Certain federal income tax
considerations................   You will not have to pay federal income tax as
                                 a result of your participation in the exchange offer.

Exchange agent................   The Bank of New York is serving as the exchange
                                 agent for the exchange offer. The Bank of New
                                 York also serves as trustee under the indenture for the notes.

Registration rights...........   We sold the old notes to the initial purchasers
                                 in a transaction exempt from the registration requirements of the Securities Act on May 27, 2003. At that time, we entered into a registration rights agreement with the initial purchasers that grants the holders of the old notes exchange and registration rights. This exchange offer is intended to satisfy those rights.

Transfer restrictions.........   Your purchase of the old notes was not
                                 registered under the Securities Act.
                                 Accordingly, the old notes are subject to restrictions on transfer and may be offered or sold only in transactions that comply with, or are exempt from or not subject to, the registration requirements of the Securities
                                 Act.

Failure to exchange old notes
will adversely affect you.....   If you are eligible to participate in this
                                 exchange offer and you do not surrender your old notes as described in this prospectus, you will not have any further exchange or registration rights. In that case your old notes will continue to be subject to restrictions on transfer. As a result of those restrictions and the availability of registered new notes, the old notes are likely to be much less liquid than before.

                                 Neither the Texas Business Corporation Act nor the indenture relating to the notes gives you any appraisal or dissenter's rights or any other right to seek monetary damages in court if you do not participate in the exchange offer.

                                 THE NEW NOTES

     The new notes and the old notes each have the same financial terms and covenants, which are as follows:

Issuer........................   Universal Compression, Inc.

Notes offered.................   $175,000,000 in aggregate principal amount of
                                 7 1/4% senior notes due 2010.

Maturity date.................   May 15, 2010.

Interest payment dates........   May 15 and November 15, commencing November 15,
                                 2003. Interest began accruing on May 27, 2003, when we first issued the old notes.

Rankings......................   The notes are our unsecured senior obligations.
                                 Accordingly, they rank:

                                 - equally with all of our existing and future
                                   unsecured senior debt and other liabilities;

                                 - ahead of any of our future debt that
                                   expressly provides for subordination to the notes;

                                 - subordinated to any of our secured
                                   indebtedness to the extent of the value of the security for that indebtedness; and

                                 - subordinated to all indebtedness and other
                                   liabilities of our subsidiaries (including trade payables).

                                 As of March 31, 2003, as adjusted to give effect to the issuance of the old notes and the repurchase and redemption of all of our 9 7/8% senior discount notes, we and our subsidiaries had approximately $890.4 million of outstanding debt obligations. These obligations include approximately $175 million of debt in the ABS lease facility that is nonrecourse to us and our subsidiaries, except to the extent of assets pledged to secure the ABS obligations, approximately $532.2 million of secured debt of our subsidiaries and $175 million outstanding principal amount of the old notes, but exclude approximately $6.2 million of standby letters of credit issued under our $125 million revolving credit facility. See "Description of Notes -- Ranking."

Guarantees....................   Our obligations under the notes are not
                                 guaranteed by any of our subsidiaries.
                                 Substantially all of our domestic operations are conducted by us. All of our international operations are conducted through our subsidiaries. In the event any of our Restricted Subsidiaries (as that term is defined in "Description of Notes"), guarantees any of our indebtedness in the future, that Restricted Subsidiary will be required to fully and unconditionally guarantee the notes. See
                                 "Risk Factors," "Description of
                                 Notes -- Guaran-
                                 tees" and "Description of Notes -- Certain
                                 Covenants -- Limitation of Guarantees by
                                 Restricted Subsidiaries."

Optional redemption...........   On or after May 15, 2007, we may redeem some or
                                 all of the notes at any time at the redemption prices described in the section "Description of Notes -- Redemption -- Optional Redemption."

                                 Before May 15, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain public or private offerings of equity, provided at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption. The redemption price is 107.25% of the principal amount of the notes being redeemed.

Change of control.............   If we or Holdings experience a change of
                                 control as defined under "Description of Notes," we will be required to offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants.....................   The notes are issued under an indenture between
                                 us and the trustee. The indenture (among other things) limits our ability and that of our Restricted Subsidiaries to:

                                 - incur additional indebtedness and issue
                                   preferred stock;

                                 - pay dividends or make other distributions;

                                 - make other restricted payments and
                                   investments;

                                 - create liens;

                                 - incur restrictions on the ability of our
                                   subsidiaries to pay dividends or other
                                   payments to us;

                                 - sell assets;

                                 - merge or consolidate with other entities; and

                                 - enter into transactions with affiliates.

                                 Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes -- Certain Covenants."

Use of proceeds...............   No cash proceeds will be received from the
                                 issuance of the new notes under this exchange offer. We used the proceeds from the issuance of the old notes, together with borrowings under our existing revolving credit facility and cash on hand, to purchase or redeem all of our outstanding 9 7/8% senior discount notes, and to pay related fees and expenses. See "Use of Proceeds."

                        SUMMARY HISTORICAL CONSOLIDATED
                      FINANCIAL AND OPERATING INFORMATION

     The following tables present summary historical consolidated financial and operating data of Universal Compression, Inc. and its consolidated subsidiaries for the periods and dates indicated, as well as its balance sheet data as of March 31, 2003. See "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding our historical and other financial and operating data.

                                                                   YEAR ENDED MARCH 31
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $232,466   $679,989   $625,218
Gross profit(1).............................................   109,407    268,346    267,968
Selling, general and administrative.........................    21,092     60,890     67,944
Depreciation and amortization...............................    33,485     48,600     63,706
Interest expense, net.......................................    22,622     23,017     36,421
Operating lease expense.....................................    14,443     55,401     46,071
Income tax expense..........................................     3,871     30,931     20,975
Income before extraordinary items...........................     5,490     49,408     33,518
Net income (loss)...........................................    (1,142)    49,408     33,518
OTHER DATA:
EBITDA, as adjusted(2)......................................  $ 88,787   $207,315   $201,150
Capital expenditures........................................    68,006    188,019    120,751
RATIO:
Earnings to fixed charges(3)................................       1.3x       2.0x       1.7x

                                                                    MARCH 31, 2003
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(4)
                                                              ----------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents........................................  $   71,693     $   11,693
Total current assets........................................     261,310        201,310
Goodwill, net...............................................     387,480        387,480
Total current liabilities...................................     103,251        103,251
Total noncurrent liabilities................................   1,110,752      1,056,002
Total debt(5)...............................................     945,155        890,405
Stockholder's equity........................................     739,503        730,868

---------------

(1) Gross profit is defined as total revenue less direct costs.

(2) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, operating lease expense, management fees, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items and extraordinary gains or losses. Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to September 30, 2002, have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current financing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses from our calculation of EBITDA, as adjusted. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. We believe that EBITDA, as adjusted, is a useful measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

     The following table reconciles our EBITDA, as adjusted, to net income:

                                                            YEAR ENDED MARCH 31,
                                                       ------------------------------
                                                         2001       2002       2003
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
EBITDA, AS ADJUSTED..................................  $ 88,787   $207,315   $201,150
  Depreciation and amortization......................   (33,485)   (48,600)   (63,706)
  Operating lease expense............................   (14,443)   (55,401)   (46,071)
  Interest expense, net..............................   (22,622)   (23,017)   (36,421)
  Management fee.....................................        --         --         --
  Foreign currency gain/(loss).......................      (177)        42       (459)
  Non-recurring charges..............................    (8,699)        --         --
  Income taxes.......................................    (3,871)   (30,931)   (20,975)
  Extraordinary loss, net............................    (6,632)        --         --
                                                       --------   --------   --------
NET INCOME (LOSS)....................................  $ (1,142)  $ 49,408   $ 33,518
                                                       ========   ========   ========

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the operating lease facilities and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest.

(4) As adjusted to give effect to the tender of $169.15 million of our outstanding 9 7/8% senior discount notes (at a purchase price of 105.35% of their aggregate principal amount), the tender of $1.0 million of our outstanding 9 7/8% senior discount notes (at a purchase price of 104.938% of their aggregate principal amount) and the redemption of the remaining $59.6 million of our outstanding 9 7/8% senior discount notes (at a redemption price of 104.938% of their aggregate principal amount). The amounts are also adjusted to reflect a charge of approximately $8.6 million after tax related to the purchase premium and the write-off of previously incurred debt issuance costs.

(5) Excludes approximately $6.2 million of standby letters of credit issued under our revolving credit facility.

                                  RISK FACTORS

     As described in "Special Note Regarding Forward-Looking Statements," this prospectus contains forward-looking statements regarding us, our business and our industry. The risk factors described below, among others, could cause our actual results to differ materially from the expectations reflected in the forward-looking statements. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. Additional risks not currently known to us or which we currently consider immaterial may also adversely affect us.

     You should consider carefully the following factors as well as other information and data included in this prospectus before deciding whether to tender your old notes in exchange for new notes pursuant to the exchange offer. These risks apply to both the old notes and the new notes.

RISKS RELATING TO THE NOTES

  WE ARE HIGHLY LEVERAGED, A SIGNIFICANT PORTION OF OUR CASH FLOW MUST BE USED TO SERVICE OUR OBLIGATIONS AND WE ARE VULNERABLE TO INTEREST RATE INCREASES.

     We have a significant amount of debt. As of March 31, 2003, as adjusted to give effect to the issuance of the old notes and the repurchase and redemption of all of our 9 7/8% senior discount notes, we and our subsidiaries had approximately $890.4 million in outstanding debt obligations. These obligations include approximately $175 million outstanding under our ABS lease facility, approximately $532.2 million outstanding under our BRL lease facility and $175 million outstanding principal amount of old notes. These obligations exclude approximately $6.2 million of standby letters of credit issued under our $125 million senior secured revolving credit facility, which we refer to as our revolving credit facility. As of July 1, 2003, after giving effect to restrictions under our financing documents, we had unused credit availability of approximately $107 million from our revolving credit facility and our ABS lease facility.

     Our high level of debt could have important consequences to you, including the following:

     - require us to use a substantial portion of our cash flow from operations to pay our debt and lease payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, operations, expansion of our fleet and other business activities;

     - make it more difficult for us to satisfy our obligations under the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit, along with financial and other restrictive covenants in our debt instruments, our ability to borrow additional funds or dispose of assets;

     - restrict us from making strategic acquisitions or exploiting business opportunities;

     - limit our ability to make capital expenditures to maintain our facilities and compressor fleet in good working order and repair;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

     As of July 1, 2003, approximately $82.2 million of our outstanding debt bore interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available to make payments of interest and principal on the notes and for capital investment, operations or other purposes. Our significant leverage increases our vulnerability to general adverse economic and industry conditions.

  WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, lease facilities, or the notes, on commercially reasonable terms or at all.

  IN ADDITION TO OUR CURRENT INDEBTEDNESS, WE MAY INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL DEBT.

     We and our subsidiaries may be able to incur substantial additional debt in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify. See "Capitalization," "Selected Historical Consolidated Financial and Operating Data," "Description of Other Debt" and "Description of Notes."

  WE HAVE SIGNIFICANT OBLIGATIONS RELATED TO OUR LEASE FACILITIES THAT RANK EQUALLY WITH THE NOTES.

     In connection with the BRL lease facility, we are obligated to make significant lease payments to one of our subsidiaries that owns compression equipment and is the obligor of approximately $532.2 million of indebtedness. We are also obligated to repurchase compression equipment which secures that indebtedness upon the expiration of the BRL lease facility, including an early termination of the lease resulting from an event of default under the lease agreement, at a repurchase price that would be sufficient for our subsidiary BRL Universal Equipment 2001 A, L.P. to repay its indebtedness under the BRL lease facility. See "Description of Other Debt -- Other Debt of Subsidiaries -- BRL Lease Facility." In connection with the ABS lease facility, we are obligated to provide management services with respect to compression equipment leased by one of our subsidiaries pursuant to the ABS lease facility. These obligations are our general unsecured obligations and rank equal in priority to the notes. See "Description of Other Debt -- Other Debt of Subsidiaries -- ABS Lease Facility."

  THE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO OUR AND OUR SUBSIDIARIES' EXISTING AND FUTURE SECURED DEBT.

     Holders of our secured debt will have claims that are effectively senior to your claims as holders of the notes to the extent of the value of the assets securing the secured debt. Our revolving credit facility is secured by, among other things, liens on our accounts receivable and inventory and a pledge of the capital stock of substantially all of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries. The old notes are, and the new notes will be, effectively subordinated to all of that secured debt. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured debt. In addition, in the event of a foreclosure on assets securing any of such indebtedness, we and our subsidiaries will thereafter lose the benefit of these assets and consequently our and our subsidiaries' revenue and cash flow may decline.

     As of March 31, 2003, the aggregate amount of our and our subsidiaries' secured obligations was approximately $713.4 million. These obligations include $175 million of debt under the ABS lease facility that is intended to be non-recourse to us and our subsidiaries except to the extent of assets pledged to secure this debt, which debt and assets became consolidated on our balance sheet as of December 31, 2002. Our subsidiary that is the lessee of compression equipment under the $175 million ABS lease facility is obligated to make periodic lease payments to the lessor from the cash flow generated by the compression equipment pledged to secure the ABS lease facility. This subsidiary is also obligated to repurchase the compression equipment which secures that indebtedness upon the expiration of the ABS lease facility, including an early termination of the lease resulting from an event of default under the lease agreement. As of March 31, 2003, this ABS lease facility requires a pledge of assets that have a fair market value of not less than approximately $269.6 million which secures that indebtedness. As a result, the assets and cash flow from this subsidiary are generally available only to support the payment of obligations under the ABS lease facility. In addition, as of July 1, 2003, after giving effect to restrictions under our financing documents, we had approximately $107 million of additional borrowings available under our and our subsidiaries' existing secured credit facilities from our revolving credit facility and our ABS lease facility. We may also be permitted to borrow substantial additional debt, including secured debt, in the future without violating the terms of the indenture governing the notes.

     In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt secured by assets will be entitled to be paid in full from those assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In the foregoing event we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of indebtedness that ranks ahead of the notes.

  NONE OF OUR SUBSIDIARIES ARE GUARANTEEING THE NOTES. CLAIMS OF CREDITORS OF OUR SUBSIDIARIES WILL HAVE PRIORITY OVER YOUR CLAIMS WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES.

     None of our subsidiaries are initially guaranteeing the notes. The notes are structurally subordinated to all of the liabilities of our subsidiaries, including trade payables, secured creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, even if those obligations do not constitute senior indebtedness. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding of any of our subsidiaries, holders of their debt and their trade payables will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 31, 2003, our subsidiaries had approximately $532.2 million of indebtedness and other obligations (including lease obligations under the lease facilities). As of March 31, 2003, we also had $175 million of obligations related to the ABS lease facility that as of December 31, 2002, became consolidated on our balance sheet. This debt is secured by a pledge of compression equipment that also became consolidated on our balance sheet as of December 31, 2002.

  ANY SUBSIDIARY GUARANTEES OF THE NOTES THAT MAY BE DELIVERED IN THE FUTURE MAY BE SUBORDINATED OR VOIDED BY A COURT.

     All of our international operations and a portion of our domestic operations are conducted through subsidiaries. Initially, none of our subsidiaries will guarantee the notes. In the future, our domestic subsidiaries may be required by the terms of the indenture governing the notes to jointly and severally and fully and unconditionally guarantee the notes on a senior basis. See "Description of Notes -- Guarantees."

     However, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

     - was insolvent or rendered insolvent by reason of that incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     In those instances, the note holders would cease to have any claim in respect of that guarantee and would be creditors solely of us and any remaining guarantors. In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

  OUR CREDIT FACILITIES AND LEASE FACILITIES IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     Our and our subsidiaries' credit facilities and lease facilities, and the indenture with respect to the notes, include certain covenants that, among other things, restrict our and our subsidiaries' ability to:

     - borrow money;

     - create liens, other than a lien securing the revolving credit facility, the BRL lease facility or the ABS lease facility;

     - sell or transfer any of our material property;

     - merge into or consolidate with any third party or sell or dispose of all or substantially all of our assets; and

     - make capital expenditures.

     We and our subsidiaries are also required by our credit facilities to maintain debt coverage ratios, interest coverage ratios and a specified tangible net worth. All of these covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these and other provisions of the indenture and the credit facilities may be affected by changes in our operating and financial performance, changes in business conditions or results of operation, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those obligations to become due and payable. If any of our indebtedness were to be accelerated, there can be no assurance that we would be able to repay it.

  ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital, or restructure our debt. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

  WE MAY BE REQUIRED TO REPURCHASE ALL OR A PORTION OF THE NOTES UPON A CHANGE OF CONTROL OF US OR HOLDINGS.

     Upon certain change of control events, as that term is defined in the indenture, including a change of control caused by an unsolicited third party, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the indenture, which could lead to a cross-default under our revolving credit facility and under the terms of our other debt. In addition, we will be required to repurchase the notes related to the BRL lease facility upon a change of control of us or Holdings. In addition, a change of control could result in the acceleration of amounts due under our revolving credit facility. See "Description of Notes -- Change of Control." As a result, our repurchase and repayment requirements related to this other indebtedness may adversely affect our ability to repurchase the notes offered hereby.

  A FINANCIAL FAILURE BY US OR ANY FUTURE SUBSIDIARY GUARANTOR MAY HINDER THE RECEIPT OF PAYMENT ON THE NOTES, AS WELL AS THE ENFORCEMENT OF REMEDIES UNDER ANY FUTURE SUBSIDIARY GUARANTEES.

     An investment in the notes involves insolvency and bankruptcy considerations that investors should consider carefully. If we become a debtor subject to insolvency proceedings under the U.S. bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement of remedies under the notes or any future subsidiary guarantees. Provisions under the U.S. bankruptcy code or general principles of equity that could result in the impairment of holders' rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations of collectibility of unmatured interest or attorneys' fees and forced restructuring of the notes.

  A FINANCIAL FAILURE BY US, OUR SUBSIDIARIES OR ANY OTHER ENTITY IN WHICH WE HAVE AN INTEREST MAY RESULT IN THE ASSETS OF ANY OR ALL OF THOSE ENTITIES BECOMING SUBJECT TO THE CLAIMS OF ALL CREDITORS OF THOSE ENTITIES.

     A financial failure by us, our subsidiaries or any other entity in which we have an interest could affect payment of the notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose our creditors, including the note holders, not only to the usual impairment arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. The indenture governing the notes does not limit the ability of entities whose financial statements are not consolidated with ours to incur debt, which could increase this risk. In this regard, even though we do consolidate the financial statements of the lessor under the ABS lease facility and we include the existing indebtedness and assets related to the ABS lease facility on our consolidated balance sheet, the indenture governing the notes does not restrict the amount of indebtedness that this entity may incur. Additionally, the incurrence of debt by the lessor under the ABS lease facility will impact the calculation of financial ratios and, consequently, our and our subsidiaries' ability to incur additional indebtedness in compliance with covenants contained in the indenture. Furthermore, forced restructuring of the notes could occur through the "cram-down" provisions of the U.S. bankruptcy code. Under this provision, the notes could be restructured over the note holders' objections as to their general terms, primarily interest rate and maturity.

  YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES, FOR WHICH THERE HAS BEEN NO PRIOR MARKET.

     The new notes are new securities for which there is currently no trading market. We do not intend to list the new notes on any securities exchange. None of our affiliates will make a market in the new notes. We cannot assure you that an active trading market will develop for the new notes. If no active trading market develops, you may not be able to resell the new notes at their fair market value or at all.

     The liquidity of any market for the new notes will depend upon various factors, including:

     - the number of holders of the new notes;

     - the interest of securities dealers in making a market for the new notes;

     - the overall market for high-yield securities;

     - our financial performance and prospects; and

     - the prospects for companies in our industry generally.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities like the new notes. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions could adversely affect you as a holder of the new notes.

     In addition, to the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of a given issue, there is less demand to purchase that security. This results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution" for further information regarding the distribution of the notes and the consequences of failure to participate in the exchange offer.

RISKS RELATING TO OUR COMPANY

  OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS THAT ARE DIFFICULT TO
  PREDICT.

     For the year ended March 31, 2003, we derived approximately 28% of our revenues from international operations. We intend to continue to expand our business in Latin America, Asia Pacific and, ultimately, other international markets. This may make it more difficult for us to manage our business. Reasons for this include, but are not limited to, the following:

     - political and economic instability in foreign markets;

     - foreign governments' restrictive trade policies;

     - inconsistent product regulation or sudden policy changes by foreign agencies or governments;

     - the burden of complying with multiple and potentially conflicting laws;

     - the imposition of duties, taxes or government royalties;

     - foreign exchange rate risks;

     - difficulty in collecting international accounts receivable;

     - potentially longer payment cycles;

     - increased costs in maintaining international manufacturing and marketing efforts;

     - the introduction of non-tariff barriers and higher duty rates;

     - difficulties in enforcement of contractual obligations;

     - restrictions on repatriation of earnings or expropriation of property;
       and

     - the geographic, time zone, language and cultural differences between personnel in different areas of the world.

Any of these factors could materially adversely affect our business, financial condition or results of operations.

  WE ARE EXPOSED TO EXCHANGE RATE FLUCTUATIONS.

     Our reporting currency is the U.S. dollar. Historically, our foreign operations, including assets and liabilities and revenues and expenses, have been denominated in various currencies other than the U.S. dollar, and we expect that our foreign operations will continue to be so denominated. As a result, the U.S. dollar value of our foreign operations has varied, and will continue to vary, with exchange rate fluctuations. In this respect, historically we have been primarily exposed to fluctuations in the exchange rate of the Argentine peso, Brazilian real, Thai baht, Mexican peso, Australian dollar and Canadian dollar against the U.S. dollar.

     A decrease in the value of any of these currencies relative to the U.S. dollar could reduce our profits from foreign operations and the value of the net assets of our foreign operations when reported in U.S. dollars in our financial statements. This could have a material adverse effect on our business, financial condition or results of operations as reported in U.S. dollars.

     In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and the revenues and expenses of our foreign operations are translated using average exchange rates during each period.

     Although we attempt to match costs and revenues in local currencies, we anticipate that there may be instances in which costs and revenues will not be matched with respect to currency denomination. As a result, to the extent we continue our expansion on a global basis, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

  WEATHERFORD'S VOTING POWER OF HOLDINGS' STOCK MAY GIVE IT THE ABILITY TO CONTROL THE OUTCOME OF MATTERS SUBMITTED TO A VOTE OF HOLDINGS' STOCKHOLDERS.

     Currently, Weatherford International, Ltd. ("Weatherford") beneficially owns approximately 45% of Holdings' outstanding common stock. In addition to its voting power, Weatherford and its affiliates are entitled to designate three persons to serve on Holdings' board of directors for so long as they own at least 20% of Holdings' outstanding common stock. If Weatherford's ownership falls below 20% of Holdings, Weatherford may designate only two directors. If Weatherford's ownership falls below 10% of Holdings, it will no longer have the right to designate directors to Holdings' board.

     This significant stock ownership and board representation gives Weatherford the ability to exercise substantial influence over Holdings' ownership, policies, management and affairs and significant control over actions requiring approval of Holdings' stockholders. Weatherford's interests could conflict with the interests of the holders of the notes. We are affected by Weatherford's voting power due to the fact that all of our outstanding common stock is held by Holdings.

  WE ARE DEPENDENT ON PARTICULAR SUPPLIERS AND ARE VULNERABLE TO PRODUCT SHORTAGES AND PRICE INCREASES.

     As a consequence of having a highly standardized contract compression fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of certain of these sources could have at least a temporary material adverse effect on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a material adverse effect on our results of operations.

  OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY WILL BE WEAKENED IF WE LOSE KEY PERSONNEL.

     We depend on the continuing efforts of our executive officers and senior management. The departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition. We do not maintain key man life insurance coverage with respect to our executive officers or key management personnel. We are not aware of the upcoming retirement of any of our executive officers or senior management personnel. In addition, we believe that our success depends on our ability to attract and retain additional qualified employees. If we fail to recruit other skilled personnel, we could be unable to compete effectively.

  WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGY, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO FINANCE OUR FUTURE GROWTH.

     Our ability to implement our business strategy successfully depends upon a number of factors including competition, availability of working capital and general economic conditions. Significant elements of our business strategy include growth of our market share and broader participation in the international market for compression services. We cannot assure you that we will succeed in implementing our strategy or be able to obtain financing for this strategy on acceptable terms. The indenture governing the notes, our revolving credit facility and our lease facilities substantially limit our ability to incur additional debt to finance our growth strategy. See "Description of Other Debt" and "Description of Notes."

  WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

     Natural gas service operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Although we have obtained insurance against many of these risks, there can be no assurance that our insurance will be adequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

  WE INTEND TO CONTINUE TO MAKE SUBSTANTIAL CAPITAL INVESTMENTS TO IMPLEMENT OUR BUSINESS STRATEGY, WHICH MAY REDUCE FUNDS AVAILABLE FOR PAYMENTS OF PRINCIPAL AND INTEREST ON THE NOTES AND FOR OTHER OPERATIONS.

     We anticipate that we will continue to make substantial capital investments to expand and maintain our contract compression fleet. For the year ended March 31, 2003, net of asset sales (other than under our subsidiaries' lease facilities), we and our subsidiaries invested approximately $121 million in capital investments, excluding acquisitions. We expect to spend between $90 and $110 million on capital expenditures, excluding acquisitions, during fiscal year 2004, approximately $30 million of which would be used for maintenance capital expenditures. Historically, we have financed these investments through internally generated funds, debt offerings, our revolving credit facility and our lease facilities. These significant capital investments require cash that we could otherwise apply to other business needs. However, if we do not incur these expenditures while our competitors make substantial fleet investments, our market share may decline and our business may be adversely affected. In addition, if we are unable to generate sufficient cash internally or obtain alternative sources of capital to fund our proposed capital expenditures, it could materially adversely affect our results of operations, financial condition and growth.

  WE ARE SUBJECT TO SUBSTANTIAL ENVIRONMENTAL REGULATION, AND CHANGES IN THESE REGULATIONS COULD INCREASE OUR COSTS OR LIABILITIES.

     We are subject to stringent and complex foreign, federal, state and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. See "Business -- Environmental and Other Regulations." Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could have a material adverse effect on our business, financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     We routinely deal with natural gas, oil and other petroleum products. As a result of our fabrication and aftermarket services operations, we generate, manage and dispose of or recycle hazardous wastes and substances such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Although it is our policy to use generally accepted operating and disposal practices in accordance with applicable environmental laws and regulations, hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased or operated by us or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

     We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Nevertheless, the modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and other similarly situated service companies.

  WE FACE SIGNIFICANT COMPETITION THAT MAY CAUSE US TO LOSE MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

     The contract compression fabrication and aftermarket services businesses are highly competitive. Some of our competitors also offer a wide range of compressors for sale or lease, and there are low barriers to entry for individual projects. In addition, we compete with several large national and multinational companies that provide contract compression services to third parties, most of which have greater financial and other resources than we do. If our competitors substantially increase the resources they devote to the development and marketing of competitive products and services, we may not be able to compete effectively.

  MOST OF OUR DOMESTIC COMPRESSOR LEASES HAVE SHORT INITIAL TERMS, AND WE MAY NOT RECOUP THE COSTS OF OUR INVESTMENT IF WE ARE UNABLE TO SUBSEQUENTLY RE-LEASE THE COMPRESSORS.

     In most cases, the initial terms of our contract compression leases with customers are short, with the most common initial term being six months and continuing on a month-to-month basis thereafter. The initial terms of our leases are generally too short to enable us to recoup the average cost of acquiring or fabricating compressors for contract compression customers under prevailing contract compression and lease rates. As a result, we assume substantial risk of not recovering our entire investment in the equipment we acquire or fabricate for contract compression customers. Although we historically have been successful in subsequently re-leasing our compressors, we may not be able to continue to do so and a substantial number of our contract compression customers could terminate their leases at approximately the same time. If such an event were to occur, even if we are successful in re-leasing our compressors as we have been in the past, we may not be able to obtain favorable contract compression rates. This would have an adverse effect on our revenues and cash flow and could affect our ability to make interest and principal payments on the notes.

  WE DEPEND ON STRONG DEMAND FOR NATURAL GAS AND A PROLONGED, SUBSTANTIAL REDUCTION IN THIS DEMAND COULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES AND PRODUCTS.

     Gas contract compression operations are significantly dependent upon the demand for natural gas. Demand may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production, exploration and development activity and result in a decline in the demand for our contract compression services and products. Similarly, a decrease in capital spending by our customers could result in reduced demand for our fabrication and aftermarket services businesses. These events could materially adversely affect our business, results of operations and financial condition.

  FUTURE TERRORIST ATTACKS OR RESPONSES THERETO COULD ADVERSELY AFFECT OUR COMPANY.

     The impact that future events arising as a result of the terrorist attacks on the United States on September 11, 2001, or any terrorist attacks that may occur in the future, including military or police activities in the United States, Iraq or other foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States economy, the global economy, global financial markets and our business cannot currently be determined with any accuracy.

  YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, AS OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.

     This prospectus contains forward-looking statements about our operations, economic performance and financial condition. These statements are based on a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions, which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations. See "Special Note Regarding Forward-Looking Statements."

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement with the initial purchasers of the old notes entered into concurrently with the issuance of the old notes. We will not receive any cash proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

     We used the net proceeds from the offering of the old notes, together with borrowings under our existing revolving credit facility and cash on hand, to acquire all of our outstanding 9 7/8% senior discount notes due 2008, which were tendered pursuant to the tender offer or redeemed pursuant to the redemption described below.

     On May 14, 2003, we commenced a tender offer to purchase any and all of the outstanding $229.75 million aggregate principal amount of our 9 7/8% senior discount notes at a price equal to 104.938% of the principal amount, plus a premium of 0.412% for notes tendered prior to the early expiration date for the tender offer. Of these notes, $169.15 million were tendered on or before the early tender date, and we purchased those notes on May 27, 2003. On that date, we called for redemption the remaining $60.6 million of our 9 7/8% senior discount notes at 104.938% of the principal amount in accordance with the terms of the indenture relating to those notes. This redemption price was 0.412% less than the total consideration offered pursuant to the tender offer for notes tendered on or before the early tender date. An additional $1.0 million of our 9 7/8% senior discount notes were tendered and purchased by us upon the closing of the tender offer. The remaining $59.6 million of our 9 7/8% senior discount notes were redeemed on June 26, 2003.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2003:

     - on an actual basis; and

     - on an as adjusted basis to give effect to the issuance of the old notes and the application of the net proceeds to purchase and redeem our 9 7/8% senior discount notes due 2008.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus.

                                                                AS OF MARCH 31, 2003
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $   71,693   $   11,693
                                                              ==========   ==========
Long-term debt, including current maturities
  Other debt................................................  $    8,224   $    8,224
  Revolving credit facility(1)..............................          --           --
  9 7/8% senior discount notes..............................     229,750           --
  7 1/4% senior notes.......................................          --      175,000
  BRL lease facility........................................     532,181      532,181
  ABS lease facility........................................     175,000      175,000
                                                              ----------   ----------
     Total long-term debt, including current maturities.....  $  945,155   $  890,405
                                                              ----------   ----------
Stockholder's equity........................................  $  739,503   $  730,868
                                                              ----------   ----------
     Total capitalization...................................  $1,684,658   $1,621,273
                                                              ==========   ==========

---------------

(1) Excludes approximately $6.2 million of standby letters of credit issued under our revolving credit facility. Borrowings under the revolving credit facility were used to facilitate the timing of the redemption of our 9 7/8% senior discount notes, but all such borrowings were repaid in full promptly following the closing of the redemption.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus. The selected historical consolidated financial data for the five years ended March 31, 2003 have been derived from the respective audited financial statements. The consolidated audited financial statements as of and for the three years ended March 31, 2003, and reports thereon are included in this prospectus.

                                                         YEAR ENDED MARCH 31,
                                      ----------------------------------------------------------
                                        1999       2000        2001         2002         2003
                                      --------   --------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $129,498   $136,295   $  232,466   $  679,989   $  625,218
Gross profit(1).....................    61,887     69,000      109,407      268,346      267,968
Selling, general and administrative
  expenses..........................    16,862     16,797       21,092       60,890       67,944
Depreciation and amortization.......    19,308     26,000       33,485       48,600       63,706
Interest expense, net...............    26,251     30,916       22,622       23,017       36,421
Operating lease expense.............        --         --       14,443       55,401       46,071
Foreign currency gain (loss)........       (40)        (4)        (177)          42         (459)
Income tax expense (benefit)........      (166)      (696)       3,871       30,931       20,975
Income (loss) before extraordinary
  items.............................      (489)    (3,863)       5,490       49,408       33,518
Net income (loss)...................      (489)    (3,863)      (1,142)      49,408       33,518
OTHER FINANCIAL DATA:
EBITDA, as adjusted(2)..............  $ 48,476   $ 55,561   $   88,787   $  207,315   $  201,150
RATIO:
Earnings to fixed charges(3)........       1.0x       0.9x         1.3x         2.0x        1.7x

                                                         YEAR ENDED MARCH 31,
                                      ----------------------------------------------------------
                                        1999       2000        2001         2002         2003
                                      --------   --------   ----------   ----------   ----------
                                                            (IN THOUSANDS)
Capital expenditures:
  Expansion.........................  $(57,691)  $(45,617)  $  (55,384)  $ (137,790)  $  (67,289)
  Overhauls.........................    (7,626)    (9,920)      (9,901)     (27,000)     (29,128)
  Other.............................    (2,764)    (4,465)      (2,721)     (23,229)     (24,264)
Cash flows provided by (used in):
  Operating activities..............  $ 24,042   $ 47,029   $   92,881   $  131,837   $  186,152
  Investing activities..............   (62,996)   (61,103)      (3,318)    (160,256)    (107,704)
  Financing activities..............    39,499     12,550      (78,687)      22,316       12,931

                                                           AS OF MARCH 31,
                                      ----------------------------------------------------------
                                        1999       2000        2001         2002         2003
                                      --------   --------   ----------   ----------   ----------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(4)..................  $ 22,288   $  5,869   $   97,832   $  139,544   $  158,059
Total assets........................   436,487    466,345    1,171,534    1,276,781    1,953,506
Total debt(5)(6)(7).................   316,348    345,832      215,107      226,762      945,155
Stockholder's equity................   105,308    101,445      647,624      695,396      739,503

---------------

(1) Gross profit is defined as total revenue less direct costs.

(2) EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, operating lease expense, management fees, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items and extraordinary gains or losses. Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to September 30, 2002, have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted. EBITDA, as adjusted, represents a measure upon which management assesses financial performance, and financial covenants in our current borrowing arrangements are tied to similar measures. The financial covenants in our current financing arrangements permit us to exclude non-recurring and extraordinary gains and losses. EBITDA, as adjusted, is not a measure of financial performance under GAAP and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA, as adjusted, computation used herein may not be comparable to other similarly titled measures of other companies. We believe that EBITDA, as adjusted, is a useful measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

     The following table reconciles our EBITDA, as adjusted, to net income or
(loss):

                                                  YEAR ENDED MARCH 31,
                                  ----------------------------------------------------
                                    1999       2000       2001       2002       2003
                                  --------   --------   --------   --------   --------
                                                     (IN THOUSANDS)
EBITDA, AS ADJUSTED:............  $ 48,476   $ 55,561   $ 88,787   $207,315   $201,150
Depreciation and amortization...   (19,308)   (26,000)   (33,485)   (48,600)   (63,706)
Operating lease expense.........        --         --    (14,443)   (55,401)   (46,071)
Interest expense, net...........   (26,251)   (30,916)   (22,622)   (23,017)   (36,421)
Management fee..................    (3,200)    (3,200)        --         --         --
Foreign currency gain (loss)....       (40)        (4)      (177)        42       (459)
Other nonrecurring charges......        --         --     (8,699)        --         --
Income taxes....................      (166)       696     (3,871)   (30,931)   (20,975)
Extraordinary loss, net.........        --         --     (6,632)        --         --
                                  --------   --------   --------   --------   --------
NET INCOME (LOSS)...............  $   (489)  $ (3,863)  $ (1,142)  $ 49,408   $ 33,518
                                  ========   ========   ========   ========   ========

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing fees, operating lease expense related to the operating lease facilities and one-third of rental expense on other operating leases representing that portion of rental expense deemed to be attributable to interest. For the fiscal year ended March 31, 2000, the deficiency of earnings to fixed charges was $4.6 million.

(4) Working capital is defined as current assets minus current liabilities.

(5) Excludes $427.0 million and $100.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2001. Amount includes capital lease obligations.

(6) Excludes $549.0 million and $159.5 million, respectively, outstanding under the BRL lease facility and ABS lease facility as of March 31, 2002. Amount includes capital lease obligations.

(7) Excludes approximately $6.2 million of standby letters of credit issued under our revolving credit facility as of March 31, 2003.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the old notes on May 27, 2003, to Lehman Brothers, Merrill Lynch & Co., Wachovia Securities and Banc One Capital Markets, Inc. pursuant to a purchase agreement. The initial purchasers subsequently sold the old notes to:

     - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and

     - persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to

     - file a registration statement under the Securities Act with respect to the new notes with the SEC by August 25, 2003;

     - use our commercially reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before November 23, 2003;

     - keep the exchange offer open for not less than 30 days after the date notice of the exchange offer is mailed to holders of all notes; and

     - complete the exchange offer on or before January 22, 2004.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The registration rights agreement is an exhibit to the registration statement, which includes this prospectus. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (the "Depository" or "DTC") who desires to deliver such old note by book-entry transfer at DTC.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth under "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer." However, if you have any arrangement or understanding with any person to participate in a distribution of the new notes, are not acquiring the new notes in the ordinary course of your business, or are our "affiliate" as defined under Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. You must represent to us in the letter of transmittal that accompanies this prospectus that you meet these conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its old notes. We agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to

180 days after the SEC declares the registration statement relating to this exchange offer effective. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws.

TERMS OF THE EXCHANGE OFFER

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn prior to the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the issuance of the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes,

     - the new notes will not contain provisions for additional interest, and

     - holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of this exchange offer.

     The new notes will evidence the same indebtedness as the old notes that they replace. The new notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, both the new notes and the old notes will be treated as a single class of debt securities under the indenture. The exchange offer does not depend upon any minimum aggregate principal amount of old notes being surrendered for exchange.

     As of the date of this prospectus, $175,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     As a holder of old notes, you do not have any appraisal or dissenters' rights, or any other right to seek monetary damages in court under the Texas Business Corporation Act or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest thereon will continue to accrue.

     We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain transfer taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time, on           , 2003,
unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     To extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written communication; and

     - issue a press release or other public announcement, which will report the approximate number of old notes deposited. Any such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously surrendered and not withdrawn will remain surrendered under and subject to the exchange offer.

     We reserve the right:

     - to delay accepting any old notes,

     - to amend the terms of the exchange offer in any manner,

     - to extend the exchange offer, or

     - if, in the opinion of counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that period.

     We will have no obligation to publish, advertise or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal and all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old notes. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return certificates for the unaccepted or non-exchanged old notes, or substitute old notes evidencing the unaccepted portion, as appropriate, to you. See "-- Return of Old Notes."

INTEREST ON THE NEW NOTES

     The new notes will accrue cash interest on the same terms as the old notes -- at the rate of 7 1/4% per year (using a 360-day year) from May 27, 2003, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2003. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new additional note will bear interest from the most recent date to which interest has been paid on the old notes or new notes, or if no interest has been paid on the old notes or new notes, from May 27, 2003.

PROCEDURES FOR TENDERING OLD NOTES

     If you wish to surrender old notes you must:

     - complete and sign the letter of transmittal or a facsimile thereof,

     - have the signatures thereon guaranteed if required by the letter of transmittal, and

     - mail or deliver the letter of transmittal or facsimile, together with any corresponding certificate or certificates representing the old notes being surrendered -- or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below -- to the exchange agent at its address set forth in the letter of transmittal for receipt prior to the expiration date. If the certificate representing the old notes being tendered -- or the confirmation of a book-entry transfer, if applicable -- is not delivered to the exchange agent with the letter of transmittal, you must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     If you do not withdraw your surrender of old notes prior to the expiration date, it will indicate an agreement between you and the issuers that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, YOU SHOULD USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     If you are a beneficial owner of the old notes and hold those notes through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact that intermediary promptly and instruct it to surrender the old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders of Old Notes" unless:

     - you tender your old notes as the registered holder, which term includes any participant in DTC whose name appears on a security listing as the owner of old notes,

     - you sign the letter of transmittal, and the new notes issued in exchange for your old notes are to be issued in your name, or

     - you surrender your old notes for the account of an eligible institution.

     In any other case, the surrendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder. If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature in the letter of transmittal. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, that guarantee must be made by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     Your surrender will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the old notes, or a confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC, or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution. Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter, or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes, or confirmation of a book-entry transfer of those old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     We will make the determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of surrender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will incur any liability for failure to give notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We have no current plan to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our reasonable judgment to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth under the heading
"Summary -- The Exchange Offer -- Procedures for participating in the exchange offer" to us. By executing the letter of transmittal you also promise to, upon request, execute and deliver any additional documents that we consider necessary to complete the transactions described in the letter of transmittal.

     By surrendering old notes in the exchange offer, you will be telling us that, among other things, that

     - you have full power and authority to tender, sell, assign and transfer the old notes surrendered,

     - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements and any adverse claims when we accept the old notes,

     - you and any beneficial owners of the old notes being surrendered are acquiring the new notes in the ordinary course of your and their business,

     - you and any beneficial owners of the old notes being surrendered are not engaging and do not intend to engage in a distribution of the new notes,

     - you and any beneficial owners of the old notes being surrendered have no arrangement or understanding with any person to participate in the distribution of the new notes,

     - you and any beneficial owners of the old notes being surrendered acknowledge and agree that if you or any such beneficial owner are a broker-dealer registered under the Exchange Act or you or any such beneficial owner are participating in the exchange offer for the purpose of distributing the new notes, you and any such beneficial owner must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you and any such beneficial owner cannot rely on the position of the SEC's staff set forth in its no-action letters,

     - you and any beneficial owners of the old notes being surrendered understand that a secondary resale transaction described above and any resales of new notes obtained by you or any such beneficial owner in exchange for old notes acquired by you or any such beneficial owner directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

     - you and any beneficial owners of the old notes being surrendered are not an "affiliate," as defined in Rule 405 under the Securities Act, of us or, if you or any such beneficial owner are an "affiliate," that you and any such beneficial owner will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decision as to whether to participate in the exchange offer.

RETURN OF OLD NOTES

     If any old notes are not accepted for any reason described here, or if old notes are withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return those unaccepted or non-exchanged old notes to the surrendering holder, or, in the case of old notes surrendered by book-entry transfer, into the exchange agent's account at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you must deliver the letter of transmittal, or a facsimile thereof, with any required signature guarantees and any other required documents to the exchange agent at the address set forth in the letter of transmittal for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below to properly tender your old notes for exchange.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (i) your old notes are not immediately available so that you can meet the expiration date deadline, (ii) you cannot deliver your old notes or other required documents to the exchange agent prior to the expiration date or (iii) the procedure for book-entry transfer cannot be completed on a timely basis, you may nonetheless participate in the exchange offer if:

     - you surrender your old notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the old notes, in proper form for transfer or a book-entry confirmation, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and the principal amount of the old notes,

     - contain a statement that you are withdrawing your election to have the old notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were surrendered, and

     - specify the name in which any old notes are to be registered, if different from that of the person depositing the old notes.

     If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We in our reasonable judgment will make the final determination on all questions regarding the validity, form, eligibility and time of receipt of notices, and our determination will bind all parties. Any old notes withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly resurrendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

TERMINATION OF REGISTRATION AND REGISTRATION DEFAULT RIGHTS

     All registration rights under the registration rights agreement that benefit the holders of the old notes, including all rights to receive additional interest in the event of a registration default under the registration rights agreement, will terminate once we consummate the exchange offer except as described below with respect to the filing of a shelf registration statement. In any event, the registrants are under a continuing obligation, for a period of up to 180 days after the SEC declares the registration statement effective, to keep the registration statement effective and to provide copies of the latest version of the prospectus to any broker-dealer that requests copies in the letter of transmittal for use in a resale. The registration rights agreement requires us to file a shelf registration statement if holders of the old notes would not receive freely tradeable registered notes in the exchange offer or are ineligible to participate in the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

          (1) any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal;

          (2) any change, or any development that would cause a change, in the registrants' business or financial affairs, has occurred that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer, or any change that would materially impair the contemplated benefits to of the exchange offer has occurred; or

          (3) a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

     If we, in our reasonable judgment, determine that any of the above conditions is not satisfied, we may:

     - refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

     - extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes, or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period of time.

EXCHANGE AGENT

     We have appointed The Bank of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

 By Hand or Overnight Courier:     Facsimile Transmissions:       By Registered or Certified
     The Bank of New York        (Eligible Institutions Only)                Mail:
      101 Barclay Street                (212) 298-1915               The Bank of New York
   New York, New York 10286                                         101 Barclay Street, 7E
  Corporate Trust Operations        To Confirm by Telephone        New York, New York 10286
         Ground Level              or for Information Call:       Attention: Bernard Arsenec
  Attention: Bernard Arsenec            (212) 815-5098                Reorganization Unit
      Reorganization Unit

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay any expenses incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of such taxes or exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     - to us or to any of our subsidiaries,

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

     - inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if reasonably requested by us, an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

     - outside the United States in compliance with Rule 904 under the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

     - pursuant to an effective registration statement under the Securities Act.

     In addition, we will no longer be under an obligation to register your resale of the old notes under the Securities Act. To the extent that the old notes are tendered for exchange and accepted in the exchange offer, the trading market and liquidity for the untendered and tendered but unaccepted old notes could be adversely affected by the exchange offer. Please refer to the risk factor captioned "You cannot be sure that an active trading market will develop for the new notes, for which there has been no prior market" above.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements, and the notes thereto, and the other financial information appearing elsewhere in this prospectus or incorporated by reference herein. The following discussion includes forward-looking statements that may involve risks and uncertainties. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

GENERAL

     We are the second largest provider of natural gas contract compression, sales, operations, maintenance and fabrication services to the natural gas industry in terms of compression fleet horsepower, with one of the largest natural gas compressor fleets in the United States and a strong presence in key international markets. Through Tidewater Compression Service, Inc. ("TCS"), or Tidewater Compression, our predecessor, our gas compression service operations date back to 1954. Tidewater Compression was acquired by Holdings in February of 1998. Upon completion of the acquisition, Tidewater Compression changed its name to Universal Compression, Inc.

     Since September 2000, we have completed several acquisitions. Our completed acquisitions include Gas Compression Services, Inc. ("GCSI") in September 2000, Weatherford Global Compression Services, L.P. and certain related entities ("Weatherford Global") (in exchange for 13,750,000 shares of Holdings stock) and ISS Compression ("IEW") in February 2001, Compressor System International, Inc. ("CSII") in April 2001, KCI, Inc. ("KCI") and Louisiana Compressor Maintenance ("LCM") in July 2001, and Technical Compression Service, Inc. ("TCSI") in October 2001. GCSI added approximately 138,000 horsepower to our fleet and provided us with an increased customer base, additional market segments and additional fabrication capabilities. Weatherford Global added approximately 950,000 horsepower, which expanded both our domestic and international presence and more than doubled our size at the time. IEW added approximately 26,000 horsepower to our fleet, as well as important offshore Gulf of Mexico service capabilities. CSII added approximately 34,000 horsepower in the aggregate to our fleet in Mexico and Argentina. KCI added approximately 125,000 horsepower to our domestic fleet as well as significant fabrication expertise and capabilities, and expertise in the pipeline compression and related natural gas markets. LCM added to our ability to be a supplier of maintenance, repair, and overhaul and upgrade services to natural gas pipeline and related markets. TCSI added to our compression parts and service capabilities for the natural gas producing industry as well as the refinery and petrochemical industries.

FINANCIAL RESULTS OF OPERATIONS

  FISCAL YEAR ENDED MARCH 31, 2003 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2002

     The following table summarizes revenues, gross profits, expenses and the respective percentages for each of our business segments:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
REVENUE:
Domestic contract compression...............................   $265,465     $267,550
  % of revenue..............................................       42.5%        39.3%
International contract compression..........................   $ 66,505     $ 60,185
  % of revenue..............................................       10.6%         8.9%
Fabrication.................................................   $162,678     $211,265
  % of revenue..............................................       26.0%        31.1%
Aftermarket services........................................   $130,570     $140,989
  % of revenue..............................................       20.9%        20.7%

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
GROSS PROFIT:
Domestic contract compression...............................   $169,868     $169,892
International contract compression..........................     53,769       43,411
Fabrication.................................................     16,075       24,347
Aftermarket services........................................     28,256       30,696
EXPENSES:
Depreciation and amortization...............................    (63,706)     (48,600)
Selling, general and administrative.........................    (67,944)     (60,890)
Operating lease expense.....................................    (46,071)     (55,401)
Interest expense, net.......................................    (36,421)     (23,017)
Income taxes................................................    (20,975)     (30,931)
NET INCOME..................................................   $ 33,518     $ 49,408

     Revenue. Total revenue for the fiscal year ended March 31, 2003, decreased $54.8 million, or 8.1%, to $625.2 million, compared to $680.0 million for the fiscal year ended March 31, 2002, largely as a result of declines in fabrication and aftermarket services. Domestic contract compression revenue decreased by $2.1 million, or 1%, to $265.5 million during the fiscal year ended March 31, 2003, from $267.6 million during the fiscal year ended March 31, 2002. International contract compression revenue increased by $6.3 million, or 10.5%, to $66.5 million during the fiscal year ended March 31, 2003, from $60.2 million during the fiscal year ended March 31, 2002. The decrease in domestic contract compression revenue was a result of lower horsepower utilization in a period of reduced energy industry activity that resulted in a reduced demand for contract compression services. The increase in international contract compression revenue resulted from new contract settlements negotiated with our customers in Argentina in the first quarter of fiscal year 2003 and expansion of our business in the Latin America and Asia Pacific regions.

     Domestic average contracted horsepower for the fiscal year ended March 31, 2003, decreased slightly to approximately 1,602,000 horsepower from approximately 1,603,000 horsepower for the fiscal year ended March 31, 2002, primarily due to the general decline in energy industry activity in the United States. International average contracted horsepower for the fiscal year ended March 31, 2003, increased by 2.6% to approximately 311,000 horsepower from approximately 303,000 horsepower for the fiscal year ended March 31, 2002, primarily through expansion of the international contract compression fleet. The combined average horsepower utilization rate for the fiscal year ended March 31, 2003, was approximately 83.3%, down from 88.8% in the fiscal year ended March 31, 2002. As of March 31, 2003, we had approximately 2.3 million available horsepower with an average horsepower utilization rate for the quarter then ended of 83.5% and for the same period one year earlier of approximately 86.8%.

     Fabrication revenue decreased to $162.7 million from $211.3 million, a decrease of 23% due to lower demand for customer-owned compressors in a period of reduced energy industry activity. Backlog of fabrication projects at June 30, 2003, was approximately $81.1 million, compared with a backlog of $55.7 million at March 31, 2003 and $95.8 million at June 30, 2002.

     Aftermarket services revenue decreased to $130.6 million during the fiscal year ended March 31, 2003, from $141.0 million during the fiscal year ended March 31, 2002, a decrease of 7.4%. The decrease resulted from reduced repair and maintenance activity from our North American customer base in a period of reduced energy industry activity.

     Gross Profit. Gross profit (defined as total revenue less direct costs) for the fiscal year ended March 31, 2003, decreased $0.4 million, or 0.1%, to $268.0 million from gross profit of $268.3 million for the fiscal year ended March 31, 2002, reflecting declines in fabrication and aftermarket services that were partially offset by an increase in international contract compression. Fabrication gross profit for the fiscal year ended March 31, 2003, decreased $8.3 million, or 34.0%, to $16.1 million compared to a gross profit of $24.3 million for the fiscal year ended March 31, 2002. Fabrication gross profits decreased primarily due to lower demand during the fiscal year. Aftermarket services gross profit for the fiscal year ended March 31, 2003, decreased $2.4 million or 7.9%, to $28.3 million compared to a gross profit of $30.7 million for the fiscal year ended March 31, 2002. Aftermarket services gross profit decreased primarily due to the overall slowdown in energy industry activity.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $7.1 million to $67.9 million for the fiscal year ended March 31, 2003, compared to $60.9 million for the fiscal year ended March 31, 2002. Selling, general and administrative expenses represented 10.9% of revenue for the fiscal year ended March 31, 2003, compared to 9.0% of revenue for the fiscal year ended March 31, 2002. The increase was primarily due to a greater presence in international markets, which carries higher administration costs and severance costs related to staff reductions.


     EBITDA, as adjusted, for the fiscal year ended March 31, 2003, decreased 3.0% to $201.2 million from $207.3 million for the fiscal year ended March 31, 2002, primarily due to increases in the selling, general and administrative costs. EBITDA, as adjusted, is defined and reconciled to net income on page 8 of this prospectus.


     Depreciation and Amortization. Depreciation and amortization increased by $15.1 million to $63.7 million during the fiscal year ended March 31, 2003, compared to $48.6 million during the fiscal year ended March 31, 2002. Depreciation expense increased due to a full twelve months of depreciation of fiscal 2002 capital additions and capitalized overhauls. In addition, depreciation expense increased due to the three months of depreciation of gas compressor units that were not previously recorded on our balance sheet until December 31, 2002, when the lessors under the operating lease facilities became fully consolidated entities. Depreciation expense related to these assets began January 1, 2003, and increased depreciation expense for the fiscal year ended March 31, 2003, by approximately $5.6 million.

     In fiscal 2003, we evaluated the estimated useful lives used for book depreciation purposes for our compressor fleet with the assistance of an independent equipment valuation firm. This equipment study evaluated the compressor units based upon equipment type, key components and industry experience of the actual useful life in the field. The study was finalized in the fourth quarter of fiscal year 2003. Based upon the findings of the study, the estimated useful lives of the majority of the existing compressor units were extended to 25 years from 15 years. In addition, a portion of the units remained at the previous 15 years or less and a portion of the units were extended to 30 years. The change in useful lives was effective January 1, 2003. The impact from extending the estimated useful lives of the equipment that was recorded on our balance sheet on December 31, 2002 (excluding the gas compression equipment related to the operating lease facilities), reduced depreciation expense by approximately $3.0 million for the year ended March 31, 2003.

     The combined impact as a result of the consolidation of the compressor equipment in the operating lease facilities and the extension of the estimated useful lives was an increase to depreciation expense of approximately $2.6 million and a decrease to net income of $1.6 million for the year ended March 31, 2003.

     Operating Lease Expense. Operating lease expense decreased to $46.1 million during the fiscal year ended March 31, 2003, compared to $55.4 million during the fiscal year ended March 31, 2002. Operating lease expense related to the operating lease facilities has been recognized as interest expense subsequent to the consolidation of the lease facilities on December 31, 2002. As a result, we recognized no operating lease expense for the quarter ended March 31, 2003.

     Interest Expense, Net. Interest expense, net, increased $13.4 million to $36.4 million for the fiscal year ended March 31, 2003, from $23.0 million for the fiscal year ended March 31, 2002, primarily due to the consolidation of the operating lease facilities as of December 31, 2002, which resulted in the classification of operating lease expense subsequent to December 31, 2002, as interest expense.

     Net Income. Net income decreased $15.9 million to $33.5 million for the fiscal year ended March 31, 2003, compared to a net income of $49.4 million for the fiscal year ended March 31, 2002, for the reasons noted above.

  FISCAL YEAR ENDED MARCH 31, 2002 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2001

     The following table summarizes revenue, gross margins, expenses and the respective percentages for each of our business segments:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
REVENUE:
Domestic contract compression...............................   $267,550     $126,686
  % of revenue..............................................       39.3%        54.5%
International contract compression..........................   $ 60,185     $ 22,549
  % of revenue..............................................        8.9%         9.7%
Fabrication.................................................   $211,265     $ 61,779
  % of revenue..............................................       31.1%        26.6%
Aftermarket services........................................   $140,989     $ 21,452
  % of revenue..............................................       20.7%         9.2%
GROSS PROFIT:
Domestic contract compression...............................   $169,892     $ 80,465
International contract compression..........................     43,411       16,425
Fabrication.................................................     24,347        9,041
Aftermarket services........................................     30,696        3,476
EXPENSES:
Depreciation and amortization...............................    (48,600)     (33,485)
Selling, general and administrative.........................    (60,890)     (21,092)
Operating lease expense.....................................    (55,401)     (14,443)
Interest expense, net.......................................    (23,017)     (22,622)
Income taxes................................................    (30,931)      (3,871)
NET INCOME..................................................   $ 49,408     $ (1,142)

     Revenue. Total revenue for the fiscal year ended March 31, 2002, increased $447.5 million, or 192.5%, to $680.0 million, compared to $232.5 million for the fiscal year ended March 31, 2001. Contract compression revenue increased by $178.5 million, or 119.6%, to $327.7 million during the fiscal year ended March 31, 2002, from $149.2 million during the fiscal year ended March 31, 2001. Domestic contract compression revenues increased by $140.9 million, or 111.2%, to $267.6 million during the fiscal year ended March 31, 2002, from $126.7 million during the fiscal year ended March 31, 2001. International contract compression revenues increased by $37.7 million, or 167.5%, to $60.2 million during the fiscal year ended March 31, 2002, from $22.5 million during the fiscal year ended March 31, 2001. The increase in domestic contract compression revenue primarily resulted from expansion of the contract compression fleet through the impact of the KCI acquisition, a full year of operations from the Weatherford Global acquisition and internal growth. The increase in international contract compression revenue resulted from expansion of our international contract compression fleet primarily through the CSII acquisition and the impact of a full year of operations from the Weatherford Global acquisition.

     Domestic average rented horsepower for the fiscal year ended March 31, 2002, increased by 107% to approximately 1,603,000 horsepower from approximately 776,000 horsepower for the fiscal year ended March 31, 2001, primarily due to the KCI acquisition and a full year of operations from the Weatherford Global and GCSI acquisitions. In addition, international average rented horsepower for the fiscal year ended March 31, 2002, increased by 240% to approximately 303,000 horsepower from approximately 89,000 horsepower for the fiscal year ended March 31, 2001, primarily through acquisitions and expansion of the international contract compression fleet and high utilization rates. Combined average horsepower utilization rate for the fiscal year ended March 31, 2002, was approximately 88.8%, up from 87.6% in the fiscal year ended March 31, 2001. As of March 31, 2002, we had approximately 2.2 million available horsepower with an average horsepower utilization rate for the quarter then ended of 86.8% and for the same period one year earlier of approximately 88.8%.

     Revenue from fabrication increased to $211.3 million from $61.8 million, an increase of 242%. The increase in fabrication revenue, consisting mostly of equipment fabrication, was due primarily to the acquisition of KCI and the impact of a full year of operations from the Weatherford Global acquisition combined with internal growth. Backlog of fabrication projects at the fiscal year ended March 31, 2002, was approximately $80.0 million, compared with a backlog of $34.2 million at March 31, 2001.

     Revenue from aftermarket services increased to $141.0 million during the fiscal year ended March 31, 2002, from $21.5 million during the fiscal year ended March 31, 2001, an increase of 556%. The increase was due primarily to the impact of full year of operations from the Weatherford Global acquisition and resulted in the aftermarket services segment becoming a more significant part of our business. In addition, the LCM and TCSI acquisitions increased revenues approximately $23 million in the aggregate.

     Gross Profit. Gross profit (defined as total revenue less direct costs) for the fiscal year ended March 31, 2002, increased $158.9 million, or 145.3%, to $268.3 million from gross profit of $109.4 million for the fiscal year ended March 31, 2001. Contract compression gross profit for the fiscal year ended March 31, 2002, increased $116.4 million, or 120%, to $213.3 million compared to gross profit of $96.9 million for the fiscal year ended March 31, 2001. Contract compression gross profit increased primarily as the result of contract compression revenue growth and operating cost improvements realized by the integration of the contract compression businesses. Fabrication gross profit for the fiscal year ended March 31, 2002, increased $15.3 million, or 169%, to $24.3 million compared to a gross profit of $9.0 million for the fiscal year ended March 31, 2001. Fabrication gross profits increased primarily due to the impact of a full year of operations from Weatherford Global, a partial year of operations from KCI and synergies from the integration of these operations. Aftermarket services gross profit for the fiscal year ended March 31, 2002 increased $27.2 million or 783%, to $30.7 million compared to a gross profit of $3.5 million for the fiscal year ended March 31, 2001. Aftermarket services gross profit increased primarily due to the impact of a full year of operations from Weatherford Global and the acquisitions of TCSI and LCM.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $39.8 million to $60.9 million for the fiscal year ended March 31, 2002, compared to $21.1 million for the fiscal year ended March 31, 2001. Selling, general and administrative expenses represented 9.0% of revenue for the fiscal year ended March 31, 2002, compared to 9.1% of revenue for the fiscal year ended March 31, 2001.


     EBITDA, as adjusted, for the fiscal year ended March 31, 2002, increased 133.5% to $207.3 million from $88.8 million for the fiscal year ended March 31, 2001, primarily due to increases in total fleet horsepower and utilization of the compression contract compression fleet, gross profit contribution from fabrication and sales, and operating cost improvements realized by contract compression operations. EBITDA, as adjusted, is defined and reconciled to net income on page 8 of this prospectus.


     Non-recurring Charges. During the fiscal year ended March 31, 2001, we incurred non-recurring charges of $8.7 million related to the early termination of a management agreement and a consulting agreement and other related fees in connection with Holdings' initial public offering and concurrent financing transactions as well as costs related to facilities and workforce reductions associated with the Weatherford Global acquisition.

     Depreciation and Amortization. Depreciation and amortization increased by $15.1 million to $48.6 million during the fiscal year ended March 31, 2002, compared to $33.5 million during the fiscal year ended March 31, 2001. The increase was primarily due to capital additions of $188 million, which primarily resulted from expansion of the contract compression fleet, through our fabrication operations and the purchase of approximately $60 million and $13 million of contract compression equipment from the acquisitions of KCI and CSII, respectively. The increase in depreciation and amortization was partially offset by the net sales and leasebacks of compressor equipment, with a book value of approximately $142.1 million, between April and October 2001 under our operating lease facilities.

     Operating Lease Expense. Operating lease expense increased to $55.4 million during the fiscal year ended March 31, 2002, resulting from the increase in compression equipment leased under our operating lease facilities. The outstanding balance under the operating lease facilities at March 31, 2002, was $708.5 million.

     Interest Expense, Net. Interest expense, net, remained fairly constant at $23.0 million for the fiscal year ended March 31, 2002, from $22.6 million for the fiscal year ended March 31, 2001, primarily as a result of the repayment of the $1.2 million revenue bonds, offset partially by increased accretion of our 9 7/8% senior discount notes.

     Extraordinary Loss. During the fiscal year ended March 31, 2001, we incurred extraordinary losses of $10.6 million ($6.6 million net of income tax) related to debt restructurings that occurred concurrently with Holdings' initial public offering and the Weatherford Global acquisition.

     Net Income (Loss). We had a net income of $49.4 million for the fiscal year ended March 31, 2002, compared to a net loss of $1.1 million for the fiscal year ended March 31, 2001, for the reasons stated above.

EFFECTS OF INFLATION

     In recent years, inflation has been modest and has not had a material impact upon the results of our operations.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and cash equivalents balance at March 31, 2003, was $71.7 million, compared to $6.2 million at March 31, 2002. Our principal sources of cash were operating activities which provided $186.2 million and sales of property, plant and equipment which provided $14.6 million. Principal uses of cash during the fiscal year ended 2003 were capital expenditures of $120.8 million, repayments of debt of approximately $8.6 million and debt issuance costs of $5.0 million.

     Working capital, net of cash, was $86.4 million at March 31, 2003, and decreased from $133.4 million at March 31, 2002, primarily due to our continual focus on cash management and on the acceleration of collections of accounts receivable.

     Capital expenditures for the fiscal year ended March 31, 2003, were $120.8 million consisting of $67.3 million for growth projects, $29.2 million for compressor overhauls, $10.4 million for a new office facility and $13.9 million for vehicles and information technology equipment.

     Capital expenditures, excluding acquisitions, are expected to be approximately $90 to $110 million for fiscal 2004, with approximately $30 million of such total to be used for maintenance capital expenditures. We expect to fund these capital expenditures with cash flow from operations and to generate cash in excess of these expenditures during fiscal 2004.

     On December 31, 2002, we purchased all of the equity in the lessor under the BRL lease facility. Due to this equity investment, the lessor became our fully consolidated entity as of December 31, 2002, and the debt related to the BRL lease facility has been included in our consolidated balance sheet as of December 31, 2002. As of March 31, 2003, the aggregate principal amounts outstanding under the BRL lease facility were $450 million of 8 7/8% senior secured notes due February 15, 2008 and $82.2 million under a term loan due February 15, 2008.

     Also on December 31, 2002, and concurrently with the obtaining of credit ratings by Standard & Poor's and Moody's Investors Service on the $200 million ABS lease facility, the equity of the lessor under this facility was reduced. As a result of the reduction, the lessor became our fully consolidated entity as of December 31, 2002, and the debt related to the ABS lease facility was included in our consolidated balance sheet as of December 31, 2002. As of March 31, 2003, the aggregate principal amount outstanding under the ABS lease facility was $175 million.

     As a result of the changes in the BRL lease facility and ABS lease facility and consistent with the purchase accounting rules set forth in SFAS 141, "Business Combinations," we recorded in our consolidated balance sheet approximately $614.8 million of contract compression equipment, approximately $707.2 million in long-term debt and a noncurrent liability of approximately $15.2 million related to interest rate swaps pertaining to the ABS lease facility. Additionally, upon consolidation of the lessors of these operating lease facilities, the previously recorded deferred gain of $107.6 million was eliminated.

     Due to the changes in the BRL lease facility and ABS lease facility discussed above, which resulted in the related debt's inclusion on our consolidated balance sheet, the future minimum lease payments under the lease facilities are eliminated.

     On May 14, 2003, we commenced a tender offer to purchase any and all of the outstanding $229.75 million aggregate principal amount of our 9 7/8% senior discount notes due 2008 at a price equal to 104.938% of the principal amount, plus a premium of 0.412% for notes tendered prior to the early expiration date for the tender offer. Of these notes, $169.15 million were tendered on or before the early tender date, and we purchased those notes on May 27, 2003. On that date, we also completed a private offering of $175.0 million aggregate principal amount of 7 1/4% senior notes due 2010. In addition, on May 27, 2003, we called for redemption the remaining $60.6 million of our 9 7/8% senior discount notes at 104.938% of the principal amount in accordance with the terms of the indenture relating to those notes. This redemption price was 0.412% less than the total consideration offered pursuant to the tender offer for notes tendered on or before the early tender date. An additional $1.0 million of our 9 7/8% senior discount notes were tendered and purchased by us upon the closing of the tender offer. The remaining $59.6 million of our 9 7/8% senior discount notes were redeemed on June 26, 2003. We used the proceeds from the offering of the old notes, together with borrowings under our existing revolving credit facility and cash on hand, to pay the purchase price of the 9 7/8% senior discount notes purchased pursuant to the tender offer and the redemption price of the 9 7/8% senior discount notes redeemed pursuant to the redemption.

     We hold interest rate swaps to manage our exposure to fluctuations in interest rates related to the $200 million ABS operating lease facility. At March 31, 2003, the fair market value of these interest rate swaps was a liability of approximately $15.4 million, which was recorded as a noncurrent liability. The interest rate swaps terminate in February 2013. The weighted average fixed rate of these swaps is 5.5%.

     As of July 1, 2003, after giving effect to restrictions under our financing documents, we had unused credit availability of approximately $107 million from our revolving credit facility and our ABS lease facility.

     Our ability to repatriate cash may be limited from time to time by certain statutory banking restrictions that can be imposed by various international regulatory agencies.

     We believe that funds generated from our operations, together with our existing cash and the additional capacity available under our revolving credit facility and ABS lease facility, will be sufficient to finance our current operations, planned capital expenditures and internal growth for fiscal year 2004. If we were to make significant additional acquisitions for cash, we might need to obtain additional debt or equity financing.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principle Board Opinion No. 30, while retaining many of the requirements of these two statements. Under SFAS 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS 144 is effective for fiscal years beginning after December 15, 2001. SFAS 144 does not materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. We adopted SFAS 144 on April 1, 2002. Based on our review of SFAS 144, no impairment existed as of March 31, 2002.

     In April 2002, FASB issued SFAS No. 145 "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 requires, among other things, gains or losses of extinguishments of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item, unless such extinguishment is determined to be extraordinary pursuant to Accounting Principles Board Opinion No. 30 ("Opinion 30"), "Reporting the Results of Operations -- Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Transactions." Any gain or loss on extinguishment of debt that was classified, as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and an amendment to SFAS No. 4, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, this Statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are effective for the Company on April 1, 2003, and provisions affecting SFAS No. 13 are effective for transactions occurring after May 15, 2002. The Company did not early adopt the provisions for SFAS 145 for the year ended March 31, 2003. Had the Company early adopted SFAS 145, the extinguishment of debt recorded in fiscal year 2001 would be reclassified to a separate component of income before taxes.

     In July 2002, FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires the recognition of costs associated with the exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. This Statement replaces Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which required the recognition of costs at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after March 31, 2003. The Company will record any costs associated with exit or disposal activities in accordance with this new guidance when applicable.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures about guarantees in the interim and annual financial statements. The provisions of FIN 45 related to initial recognition and measurement of guarantee agreements were effective for any guarantees issued or modified after December 31, 2002. The adoption of these recognition and measurement provisions did not have any impact on our consolidated financial position or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which is an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." The interpretation states that certain variable interest entities may be required to be consolidated into the results of operations and financial position of the entity that is the primary beneficiary. The change may be made prospectively with a cumulative-effect adjustment in the period first applied or by restating previously issued financial statements. The interpretation becomes effective July 1, 2003. The Company does not believe the new interpretation will have any impact on its consolidated statement of operations, cash flows, or financial position.

     On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instru-ments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 20, 2003, for hedging relationships designated after June 30, 2003, and to certain preexisting contracts. We will adopt SFAS No. 149 on a prospective basis at its effective date on July 1, 2003. We are currently evaluating the impact that SFAS No. 149 will have on our financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable financial instruments. Mandatorily redeemable financial instruments are subject to the provisions of this statement beginning on January 1, 2004. We are currently evaluating the impact that SFAS No. 150 will have on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to some market risk due to the floating or variable interest rates under our financing arrangements. A portion of the interest and lease payments under our financing arrangements are based on a floating rate (a base rate or LIBOR, at our option, in the case of our revolving credit facility, and LIBOR, in the case of our operating lease facilities) plus a variable amount based on our operating results. The one-month LIBOR at June 6, 2003, was 1.25%. A 1.0% increase in interest rates would result in an approximate $822,000 annual increase in interest expense. As of July 1, 2003, approximately $82.2 million of our outstanding indebtedness bears interest at floating rates.

     We hold interest rate swaps to manage our exposure to fluctuations in interest rates related to the $200 million ABS operating lease facility. At March 31, 2003, the fair market value of these interest rate swaps was a liability of approximately $15.4 million, which was recorded as a noncurrent liability. The interest rate swaps terminate in February 2013. The weighted average fixed rate of these swaps is 5.5%.

     To minimize any significant foreign currency credit risk, we generally contractually require that payment by our customers be made in U.S. dollars. If payment is not made in U.S. dollars, we generally utilize the exchange rate into U.S. dollars on the payment date or balance payments in local currency against local expenses.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operation is based upon our consolidated financial statements. We prepare these financial statements in conformity with GAAP. As such, we are required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. On an on-going basis, we evaluate our estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies we believe require management's most difficult, subjective or complex judgments and are the most critical to our reporting of results of operations and financial position are as follows:

  ALLOWANCES AND RESERVES

     Our customers are evaluated for credit worthiness prior to the extension of credit. We maintain an allowance for bad debts based on specific customer collection issues and historical experience. On an ongoing basis, we conduct an evaluation of the financial strength of our customers based on payment history and make adjustments to the allowance as necessary. Since most of our customers are in the energy industry, their ability to pay balances due could be affected by dramatic changes in the price and demand for their products.

     We record a reserve against our inventory balance for estimated obsolescence. This reserve is based on specific identification and historical experience.

  DEPRECIATION

     Property, plant and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service using a 20% salvage value. The estimated useful lives prior to January 1, 2003 for compression equipment was 15 years and for other properties and equipment from 2 to 25 years.

     We evaluated the estimated useful life used for book depreciation purposes for our compressor fleet with the assistance of an independent equipment valuation firm. This equipment study evaluated the compressor units based upon equipment type, key components and industry experience of the actual useful life in the field. The study was finalized in the fourth quarter of fiscal year 2003. Based upon the findings of the study, the estimated useful lives of the majority of the existing compressor units were extended to 25 years from 15 years. In addition, a portion of the units remained at 15 years or less and a portion of the units were extended to 30 years.

  REVENUE RECOGNITION

     We recognize revenue for all our business segments using the following criteria: (a) persuasive evidence of an exchange arrangement exists, (b) delivery has occurred or services have been rendered, (c) the buyer's price is fixed or determinable and (d) collectibility is reasonably assured. Revenue from contract compression is recorded when earned over the period of the contract, which generally ranges from one month to several years. Fabrication revenue is recognized using the completed contract method, specifically when all terms of the contract have been completed and title to the product has been transferred. Aftermarket services revenue is recorded as products are delivered and services are rendered.

  BUSINESS COMBINATIONS AND GOODWILL

     Goodwill and intangible assets acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.

     In accordance with Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets," we no longer amortize goodwill. We perform an impairment test for goodwill assets annually, or earlier if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with their carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. During the fourth quarter of fiscal year 2003, we performed an impairment analysis in accordance with SFAS No. 142 and determined that no impairment had occurred; however, if for any reason the fair value of our goodwill or that of any of our reporting units declines below the carrying value in the future, we may incur charges for the impairment.

  LONG-LIVED ASSETS

     Long-lived assets, which include property, plant and equipment, definite-lived intangibles and other assets comprise a significant amount of our total assets. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, we base our evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows.

  SELF-INSURANCE

     We are self-insured up to certain levels for general liability, vehicle liability, group medical and for workers' compensation claims for certain of our employees. We record self-insurance accruals based on claims filed and an estimate for significant claims incurred but not reported. We regularly review estimates of reported and unreported claims and provide for losses through insurance reserves. Although we believe adequate reserves have been provided for expected liabilities arising from our self-insured obligations, it is reasonably possible our estimates of these liabilities will change over the near term as circumstances develop.

  INCOME TAXES

     We account for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

     We provide contract compression services to a global market. As such, we are subject to taxation not only in the United States but also in numerous foreign jurisdictions. Having to consider these different jurisdictions complicates the estimate of future taxable income, which in turn determines the realizability of its deferred tax assets. Numerous judgments and assumptions are inherent in the determination of future taxable income, including assumptions on future operating conditions and asset utilization. The judgments and assumptions used to determine future taxable income are consistent with those used for other financial statement purposes.

     Additionally, we must consider any prudent and feasible tax planning strategies that would minimize the amount of deferred tax liabilities recognized or the amount of any valuation allowance recognized against deferred tax assets. The principal tax planning strategy available to us relates to the permanent reinvestment of the earnings of foreign subsidiaries. The assumptions related to the permanent reinvestment of the foreign earnings are analyzed and reviewed annually for changes in our international and domestic business outlook.

                                    BUSINESS

     We are the second largest natural gas compression services company in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2003, of approximately 7,400 compressor units comprising approximately 2.3 million horsepower. We provide a full range of contract compression services, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry, as gas must be compressed to be delivered from the wellhead to end-users.

     We operate in four primary business segments: domestic contract compression, international contract compression, fabrication and aftermarket services. Our core business, contract compression, involves the leasing of compression equipment to customers. In most cases, maintenance is provided under the terms of the lease. By outsourcing their compression needs, we believe our contract compression customers generally are able to increase their revenues by producing a higher volume of natural gas through decreased compressor downtime. In addition, outsourcing allows our customers to reduce their operating and maintenance costs and capital investments and more efficiently meet their changing compression needs.

     In addition to contract compression, we provide a broad range of compression services and products to customers who own their compression equipment or lease their equipment from our competitors. Our equipment fabrication business involves the design, engineering and assembly of natural gas and air compressors for sale to third parties in addition to those that we use in our contract compression fleet. Our ability to fabricate compressors ranging in size from under 100 horsepower to over 5,000 horsepower enables us to provide compressors that are used in all facets of natural gas production, transmission and distribution. Our aftermarket services business sells parts and components and provides maintenance and operation services to customers who own their compression equipment or lease their equipment from our competitors. Our ability to provide a full range of compression services and products broadens our customer relationships and helps us identify potential new customers as well as cross-selling opportunities for existing customers. As the compression needs of our customers increase due to the growing demand for natural gas throughout the world, we believe our geographic scope and broad range of compression services and products will enable us to participate in that growth.

     We are a Texas corporation incorporated in 1954. On February 20, 1998, our predecessor, Tidewater Compression Service, Inc. ("TCS"), was acquired by Holdings from Tidewater, Inc. TCS became a wholly-owned subsidiary of Holdings and changed its name to Universal Compression, Inc. Since September 2000, we have completed several acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following table illustrates our key financial and operating statistics during the last two fiscal years:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                 2002         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Domestic horsepower (end of period).........................   1,890,935    1,957,015
International horsepower (end of period)....................     345,093      368,437
                                                              ----------   ----------
  Total horsepower (end of period)..........................   2,236,028    2,325,452
Average horsepower utilization rate.........................        88.8%        83.3%
Revenues....................................................  $  679,989   $  625,218
Percentage of revenues from:
  Contract compression......................................        48.2%        53.1%
  Fabrication...............................................        31.1%        26.0%
  Aftermarket services......................................        20.7%        20.9%
EBITDA, as adjusted(a)......................................  $  207,315   $  201,150

---------------


(a) EBITDA, as adjusted, is defined and reconciled to net income on page 8 of this prospectus.

     The natural gas compression industry has grown rapidly over the past decade, driven by the steady increase in demand for natural gas and the aging of producing natural gas fields. In addition, the contract compression segment of the industry has grown rapidly over that same period of time, due to the attractiveness of outsourcing compression needs. Demand for compression services and products is principally tied to consumption of natural gas rather than exploration or drilling activities. As a result, we have historically been less affected by oil and gas price volatility than companies operating in other sectors of the oilfield services industry. We operate our standardized compressor fleet in the primary onshore and offshore natural gas producing regions of the United States.

     In addition, we operate in select international markets, with current operations in Argentina, Canada, Mexico, Colombia, Thailand, Australia, Venezuela, Peru and Brazil. For the year ended March 31, 2003, approximately 28% of our revenues was attributable to international operations.

     Our financial performance is generally less affected by the short-term market cycles and oil and gas price volatility than the financial performance of companies operating in other sectors of the oilfield services industry because:

     - compression is necessary in order for gas to be delivered from the wellhead to end-users;

     - our operations are tied primarily to natural gas consumption, which is generally less cyclical in nature than exploration activities;

     - outsourcing of compression equipment is often economically advantageous for natural gas production, gathering and transportation companies;

     - we have a broad customer base; and

     - we operate in diverse geographic regions.

     Adding to this stability is the fact that, while compressors often must be specifically engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has not experienced significant technological change.

INDUSTRY

  NATURAL GAS COMPRESSION OVERVIEW

     Natural gas compression is a mechanical process whereby a volume of gas at an existing pressure is compressed to a desired higher pressure. We offer both slow and high speed reciprocating compressors driven either by internal combustion engines or electric motors. We also offer rotary screw compressors for applications involving low pressure natural gas. Most natural gas compression applications involve compressing gas for its delivery from one point to another. Low pressure or aging natural gas wells require compression for delivery of produced gas into higher pressured gas gathering or pipeline systems. Compression at the wellhead is required because, over the life of an oil or gas well, natural reservoir pressure typically declines as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied in both field and gathering systems to boost the well's pressure levels and allow gas to be brought to market. Compression is also used to reinject natural gas down producing oil wells to help lift liquids to the surface, known as gas lift operations. In secondary oil recovery operations, compression is used to inject natural gas into wells to maintain reservoir pressure. Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand. Compressors may also be used in combination with oil and gas production equipment to process and refine oil and gas into more marketable energy sources. In addition, compression services are used for compressing feedstocks in refineries and petrochemical plants, and for refrigeration applications in natural gas processing plants.

     Typically, compression is required several times during the natural gas production cycle: at the wellhead, at the gathering lines, into and out of gas processing facilities, into and out of storage facilities and through the pipeline. Natural gas compression that is used to transport produced gas from the wellhead through the gathering system is considered "field compression." Natural gas compression that is used during the transportation of gas from the gathering systems to storage or the end-user is considered "pipeline compression." During the production phase, compression is used to boost the pressure of natural gas from the wellhead so that natural gas can flow into the gathering system or pipeline for transmission to end-users. Typically, these applications require portable, low to mid-range horsepower compression equipment located at or near the wellhead. The continually dropping pressure levels in natural gas fields require constant modification and variation of on-site compression equipment.

     Compression equipment is also used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be produced and injected into a pipeline for transmission to facilities for further processing. In an effort to reduce costs for wellhead operators, operators of gathering systems tend to keep the pressure of the gathering systems low. As a result, more pressure is often needed to force the gas from the low pressure gathering systems into the higher pressure pipelines. Similarly, as gas is transported through a pipeline, compressor units are applied all along the pipeline to allow the natural gas to continue to flow through the pipeline to its destination. These applications generally require larger horsepower compression equipment (600 horsepower and higher).

     Gas producers, transporters and processors have historically owned and maintained most of the compression equipment used in their operations. However, in recent years, there has been a growing trend toward outsourcing compression equipment. Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure their compressor units to optimize the well production or pipeline efficiency.

     Outsourcing contract compression equipment offers customers:

     - the ability to efficiently meet their changing compression needs over time while limiting their capital investments in compression equipment;

     - access to the compression service provider's specialized personnel and technical skills, including engineers, field service and maintenance employees, which generally leads to improved run-times and production rates; and

     - overall reduction in their compression costs through the elimination of a spare parts inventory and other expenditures associated with owning and maintaining compressor units.

     Customers that elect to outsource compression equipment may also choose full maintenance or contract compression for such equipment. Full maintenance calls for the contract compression service provider to be responsible for the scheduled preventative maintenance, repair and general up-keep of the equipment, while the customer usually remains responsible for installing and handling the day-to-day operation of the equipment. Contract compression requires the contract compression service provider to maintain and operate and, in many cases, to install the equipment. Often, the contract compression service provider will inspect the equipment daily, provide consumables such as oil and antifreeze and, if necessary, be present at the site for several hours each day.

  NATURAL GAS INDUSTRY CONDITIONS

     A significant factor in the growth of the gas compression services market is the increasing demand and consumption of natural gas, both domestically and internationally. In the United States, natural gas is the second leading fuel in terms of total consumption. In recent years, natural gas has increased its market share of total domestic energy consumption. Domestic consumption of natural gas increased significantly from 1990 to 2000, before declining in 2001 and 2002 due to an economic slowdown. Industry sources forecast increased consumption of natural gas in the United States in 2003 and for the remainder of the decade.

     Domestic field compression horsepower is estimated to be 17 million, up from 10 million in 1993. Additionally, the estimated amount of compression outsourced has grown over that same period, from approximately 2 million horsepower in 1993 to in excess of 5 million horsepower in 2002. We believe the domestic gas compression market will continue to grow due to the following factors:

     - higher natural gas consumption;

     - the aging of producing natural gas fields in the United States, which will require more compression to continue producing the same volume of natural gas; and

     - increased outsourcing by companies with compression needs in order to reduce operating costs, improve production and efficiency and reallocate capital to their core business activities.

     The international gas compression services market currently is substantially smaller than the domestic market. However, we estimate significant growth opportunities in international demand for compression services and products due to the following factors:

     - higher natural gas consumption;

     - implementation of international environmental and conservation laws preventing the practice of flaring natural gas and recognition of natural gas as a clean air fuel;

     - a desire by a number of oil exporting nations to replace oil with natural gas as a fuel source in local markets to allow greater export of oil;

     - increasing development of pipeline infrastructure, particularly in Latin America and Canada, necessary to transport natural gas to local markets;

     - growing demand for electrical power generation, for which the fuel of choice tends to be natural gas; and

     - privatization of state-owned energy producers, resulting in increased outsourcing due to the focus on reducing capital expenditures and enhancing cash flow and profitability.

     In contrast to the domestic compression market, the international compression market is comprised primarily of large horsepower compressors that are maintained and operated by compression service providers. A significant portion of this market involves comprehensive installation projects, which include the design, fabrication, delivery, installation, operation and maintenance of compressors and related gas treatment equipment by the contract compression service provider. In these projects, the customer's only responsibility is to provide fuel gas within specifications. As a result of the full service nature of these projects and that these compressors generally remain on-site for three to seven years, we are able to achieve higher revenues and margins on these projects.

OPERATIONS

  CONTRACT COMPRESSOR FLEET

     We have standardized our contract compressor fleet around three primary gas compressor platforms, which can be specialized to meet customers needs, based on smaller horsepower applications (less than 150 horsepower), mid-range applications (150-600 horsepower) and larger horsepower applications (over 600 horsepower). These three compressor platforms represent over 90% of our horsepower. In recent years there has been substantial growth in customer demand in the over 600 horsepower category and as a result we have increased the average horsepower of our fleet and have increased our fabrication of upper range units (generally over 600 horsepower). For the year ended March 31, 2003, the average horsepower utilization rate for our fleet was approximately 83.3%, which reflects average horsepower utilization based upon our total average fleet horsepower. For the quarter ended March 31, 2003, this average rate was approximately 83.5%.

     As of March 31, 2003, our fleet consisted of 7,422 compressors, with an average of 313 horsepower per unit, as reflected in the following table:

                                     TOTAL HORSEPOWER      % OF HORSEPOWER   NUMBER OF UNITS
                                   ---------------------   ---------------   ---------------
                                      AS OF MARCH 31,      AS OF MARCH 31,   AS OF MARCH 31,
                                   ---------------------   ---------------   ---------------
HORSEPOWER RANGE                     2002        2003      2002      2003     2002     2003
----------------                   ---------   ---------   -----     -----   ------   ------
0-99.............................    196,024     194,160    8.8       8.3    2,652    2,633
100-299..........................    462,751     458,021   20.7      19.7    2,688    2,640
300-599..........................    349,250     359,953   15.6      15.5      917      941
600-999..........................    380,251     404,159   17.0      17.4      517      551
1,000 and over...................    847,752     909,159   37.9      39.1      619      657
                                   ---------   ---------   ----      ----    -----    -----
  Total..........................  2,236,028   2,325,452    100%      100%   7,393    7,422

     Our standardized fleet:

     - enables us to minimize our fleet maintenance capital requirements;

     - enables us to minimize inventory costs;

     - facilitates low-cost compressor resizing; and

     - allows us to develop technical proficiency in our maintenance and overhaul operations, which enables us to achieve high run-time rates while maintaining low operating costs.

  DOMESTIC OPERATIONS

     As of March 31, 2003, we operated the second largest domestic fleet of compressors in terms of horsepower with approximately 6,900 units comprising approximately 2.0 million horsepower. We operate sales and service locations in the primary onshore and offshore natural gas producing regions of the United States. For the year ended March 31, 2003, approximately 80.0% of our contract compression revenue and 42.5% of our total revenue was generated from domestic contract compression operations.

     We believe that our fabrication and aftermarket services business provide us with opportunities to cross-sell our contract compression services.

     We have standard contracts for rates and terms on the compressors in our fleet. We also enter into master service agreements whereby we generally provide full maintenance. Through negotiations, these rates and contracts may be modified. Optional items such as oil, antifreeze, freight, insurance and other items may be either itemized or included in the basic monthly contract compression rate. Initial contract compression terms are usually six months, with some projects committed for as long as five years. At the end of the initial term, contract compression services can continue at the option of the lessee on a month-to-month basis or the compressor may be returned or replaced with a different compressor.

  INTERNATIONAL OPERATIONS

     We operate internationally in Argentina, Canada, Mexico, Colombia, Thailand, Australia, Venezuela, Peru and Brazil. As of March 31, 2003, we had approximately 520 units comprising approximately 368,000 horsepower, in the aggregate, in these markets. We intend to continue to expand our presence in these markets and pursue opportunities in other strategic international areas. For the year ended March 31, 2003, 28% of our total revenue was generated from international operations, of which approximately 37.8% represents contract compression revenue.

     International compression service projects usually generate higher margins than domestic projects. Our international operations are focused on large horsepower compressor markets and frequently involve longer-term and more comprehensive service projects than our domestic projects. International projects generally require us to provide complete engineering and design. International service agreements differ significantly from domestic service agreements as individual contracts are negotiated for each project. We believe our extensive engineering and design capabilities and reputation for high quality fabrication give us a competitive advantage in these markets.

  CONTRACT COMPRESSION

     We provide comprehensive contract compression services, which include rental, operation and maintenance services for our domestic and international fleet. When providing full contract compression service, we work closely with a customer's field service personnel so that the compressor can be adjusted to efficiently match changing characteristics of the gas produced. We provide maintenance services on substantially all of our fleet units. Maintenance services include the scheduled preventive maintenance, repair and general up-keep of compressor equipment. As a complement to our maintenance business, we offer supplies and services such as antifreeze, lubricants, and prepaid freight to the job site. We also may offer installation services, which for our typical lower, mid-range and smaller horsepower units involves significantly less engineering and cost than the comprehensive service concept prevalent in the international markets. We also routinely repackage or reconfigure some of our existing fleet to adapt to our customers' needs.

     We generally operate the large horsepower compressors and include the operations fee as part of the contract compression rate. Large horsepower units are more complex and, by operating the equipment ourselves, we reduce maintenance and overhaul expenses. Generally, we train our customers' personnel in fundamental compressor operations of smaller horsepower units so that they may operate them.

     We currently maintain approximately 19 field service locations throughout the United States at which we can service and overhaul compression equipment.

     Our field compression equipment is maintained in accordance with daily, weekly, monthly and annual maintenance schedules. These maintenance procedures are updated as technology changes and as our operations group develops new techniques and procedures. In addition, because our field technicians provide maintenance on substantially all of our contract compression equipment, they are familiar with the condition of our equipment and can readily identify potential problems. In our experience, these procedures maximize equipment life and unit availability and minimize avoidable downtime. Generally, each of our units undergoes a major overhaul once every six to eight years. A major overhaul involves the rebuilding of the unit in order to materially extend its useful life or to enhance the unit's ability to fulfill broader or different contract compression applications.

  FABRICATION

     As a complement to our contract compression service operations, we design, engineer, fabricate and sell natural gas and air compressors for engineering and construction firms, as well as for exploration and production companies, both domestically and internationally. We also fabricate compressors for our own fleet. Our primary fabrication facilities are located in Houston and Schulenberg, Texas, and Calgary, Alberta, Canada.

     Generally, compressors to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis, although we also sell prepacked compressors. We purchase components for these compressor units from third party suppliers. We also act as a distributor for Ariel gas compressors and as an original equipment manufacturer for Atlas Copco air compressors. Some of the compressors manufactured by these entities are used by us in our fabrication services. For the year ended March 31, 2003, approximately 26.0% or $162.7 million of our total revenues were generated from fabrication operations.

     We do not incur material research and development expenditures, as research and development activities are not a significant aspect of our business. All research and development costs are expensed as incurred.

  AFTERMARKET SERVICES

     Our aftermarket services business sells parts and components, and provides maintenance to customers who own their compression equipment or lease their equipment from our competitors. For the year ended

March 31, 2003, we generated $130.6 million in revenues, or 20.9% of our total revenues, from this segment of our business.

     Our inventory of parts is available either on an over-the-counter basis through our 19 service locations in the United States and eight in Canada, on a bid basis for larger orders, or as part of our compressor maintenance service. Our maintenance services are available on an individual call basis, on a contract basis (which may cover a particular unit, an entire compression project or all of the customer's compression projects) or as part of our comprehensive operation and maintenance service. We also provide offshore maintenance and service. In addition, we provide overhaul and reconfiguration services for customer-owned compression equipment, either on-site or in our overhaul shops.

CUSTOMERS

     Our current customer base consists of over 1,000 domestic and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, international state-owned oil and gas companies, large and small independent producers, natural gas processors, gatherers and pipelines. We have entered into strategic alliances with some of our customers. These alliances are essentially preferred vendor arrangements and give us preferential consideration for the compression needs of these customers. In exchange, we provide these customers with enhanced product availability, product support and favorable pricing.

     In the fiscal year ended March 31, 2003, no single customer accounted for as much as 10% of our total revenues. Our top 20 customers accounted for approximately 22% of our contract compression revenues in fiscal year 2003.

SUPPLIERS

     Our principal suppliers include Caterpillar and Waukesha for engines, Air Xchangers for coolers, and Ariel and Gemini for compressors. We also purchase a significant number of Cooper compressors in Canada for sale to customers. Although we rely primarily on these suppliers, we believe alternative sources are generally available. We have not experienced any material supply problems to date, and we believe our relations with our suppliers are good.

     In December 1999, Weatherford Global sold the assets and properties of its Gemini compressor business in Corpus Christi, Texas, to GE Packaged Power, L.P., or GEPP. Under the terms of that sale, Weatherford Global agreed to purchase from GEPP $38.0 million of compressor components over five years and $3.0 million of parts over three years, and GEPP agreed to provide compressors to Weatherford Global during that time period at negotiated prices. We assumed this obligation in connection with our acquisition of Weatherford Global in February 2001. As of March 31, 2003, approximately $25 million of components and approximately $11 million of parts have been purchased from GEPP. We have not satisfied in full our purchase commitment in respect of components for the 2002 contract year under this agreement with GEPP. The unsatisfied portion of this commitment is approximately $5 million. GEPP could assert its right to enforce this obligation. However, GEPP has not indicated any interest to seek to enforce this part of the purchase obligation at this time. The parties have undertaken to renegotiate this agreement.

BACKLOG

     As of June 30, 2003, we had a compressor unit fabrication backlog for sale to third parties of approximately $81.1 million, compared to $55.7 million as of March 31, 2003 and $95.8 million as of June 30, 2002. A majority of the backlog is expected to be completed within a 180-day period.

INSURANCE

     We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas service operations industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business.

     Losses and liabilities not covered by insurance would reduce our revenues and increase our costs. The natural gas service operations business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third party general liability insurance, employer's liability, including well control, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. In addition, many of our service contracts shift certain risks to our customers.

COMPETITION

     The natural gas contract compression, fabrication and aftermarket services businesses are highly competitive. We face competition from large national and multinational companies with greater financial resources and, on a regional basis, from numerous smaller companies.

     Our main competitors in the contract compression business, based on horsepower, are Hanover Compressor Company, Compressor Systems, Inc. and J-W Operating Company. In addition, Weatherford and its subsidiaries may continue to compete with us as they are not contractually restricted from doing so. In our fabrication activities, we currently compete primarily with Hanover Compressor Company, Compressor Systems, Inc. and Enerflex Systems, Ltd. Our aftermarket services business faces competition from manufacturers including Cooper Energy Services, Dresser-Rand and Hanover Compressor Company, from distributors of Caterpillar and Waukesha engines, from a number of smaller companies and, in Canada, from Enerflex.

     We believe that we compete effectively on the basis of customer service, including the availability of our personnel in remote locations, price, technical expertise, parts service system, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

PROPERTIES

     The following table describes our material facilities owned or leased as of March 31, 2003, none of which are pledged as collateral:

                            SQUARE
LOCATION                     FEET     ACREAGE   STATUS                    USES
--------                    -------   -------   ------                    ----
Houston, Texas............  244,000    30.0     Owned   Corporate headquarters, fabrication,
                                                        contract compression and aftermarket
                                                        services
Calgary, Alberta,           105,760     9.2     Owned   Fabrication, contract compression and
  Canada..................                              aftermarket services
Tulsa, Oklahoma...........  100,000    10.1     Owned   Fabrication, contract compression and
                                                        aftermarket services
Yukon, Oklahoma...........   72,000    14.7     Owned   Contract compression and aftermarket
                                                        services
Houma, Louisiana..........   60,000    91.0     Owned   Aftermarket services
Belle Chase, Louisiana....   35,000     4.0     Owned   Contract compression and aftermarket
                                                        services
Schulenberg, Texas........   23,000    13.3     Owned   Fabrication, contract compression and
                                                        aftermarket services
Broussard, Louisiana......   24,700    10.0     Leased  Contract compression and aftermarket
                                                        services

     On April 28, 2003, we announced the transfer of substantially all of our fabrication activities based in Tulsa, Oklahoma to our existing facility in Houston, Texas.

ENVIRONMENTAL AND OTHER REGULATIONS

     We are subject to stringent and complex foreign, federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and safety and the environment. Compliance with these laws and regulations may affect the costs of our operations.

Moreover, failure to comply with these environmental laws and regulations may result in the assessment of administrative, civil, and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. We believe that our operations are in substantial compliance with applicable environmental requirements. As part of the regular evaluation of our operations, we update the environmental condition of our existing and acquired properties as necessary. We further believe that the phasing in of more stringent emission controls and other known regulatory requirements at the rate currently contemplated by environmental laws and regulations will not have a material adverse effect on our business, financial condition or results of operations.

     Primary federal environmental laws that our operations are subject to include the Clean Air Act and regulations thereunder, which regulate air emissions, the Clean Water Act, and regulations thereunder, which regulate the discharge of pollutants in industrial wastewater and storm water runoff, and the Resource Conservation and Recovery Act, referred to as "RCRA," and regulations, thereunder, which regulate the management and disposal of solid and hazardous waste. In addition, we are also subject to regulation under the federal Comprehensive Environmental Response, Compensation, and Liability Act, and regulations thereunder, known more commonly as "Superfund," which regulates the release of hazardous substances in the environment. Analogous state laws and regulations may also apply.

     The Clean Air Act and related regulations establish limits on the levels of various substances which may be emitted to the atmosphere during the operation of our fleet of natural gas compressors. These substances are regulated in permits, which are applied for and obtained through the various regulatory agencies, either state or federal depending on the level of emissions. While our standard contract typically provides that the customer will assume the permitting responsibilities and environmental risks related to compressor operations, we have in some cases obtained air permits as the owner and operator of the compressors. Under most of our contract compression service agreements, our customers must indemnify us for certain losses or liabilities we may suffer as a result of the failure of the leased compressors to comply with applicable environmental laws, including permit conditions. Proposed federal regulations, if promulgated in their current form, are expected to impose or increase obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service. Any new regulations requiring the installation of more sophisticated emission control equipment on such smaller portable sources potentially could have a material adverse impact on us. However, we believe that in most cases, these obligations would be allocated to our clients under the above-referenced contracts. In any event, we expect that such requirements would not have any more significant effect on our operations or financial condition than on any similarly situated company providing contract compression services.

     The Clean Water Act and related regulations prohibit the discharge of industrial wastewater without a permit and establish limits on the levels of pollutants contained in these discharges. In addition, the Clean Water Act, regulates storm water discharges associated with industrial activities depending on a facility's primary standard industrial classification. Many of our facilities have applied for and obtained industrial wastewater discharge permits as well as sought coverage under local wastewater ordinances. In addition, many of our facilities have filed notices of intent for coverage under statewide storm water general permits and developed and implemented storm water pollution prevention plans. In connection with our regular evaluation of our ongoing operations, we are updating the storm water discharge permitting at certain of our facilities.

     The RCRA and related regulations, regulate the management and disposal of solid and hazardous waste. These laws and the regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate. These wastes include, but are not limited to, used oil, antifreeze, filters, sludges, paint, solvents, and sandblast materials. The Environmental Protection Agency and various state agencies have limited the approved methods of disposal for these types of wastes.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as "CERCLA," and comparable state laws and regulations, strict and joint and several liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a contaminated site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment and for damages to natural resources. In addition, where contamination may be present it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs.

     We currently own or lease, and have in the past owned or leased, a number of properties that have been used, some for many years and some by third parties over whom we have no control, in support of natural gas compression services or other industrial operations. As with any owner or operator of property, we may be subject to remediation costs and liability under CERCLA, RCRA or other environmental laws for hazardous waste, asbestos or any other toxic or hazardous substance that may exist on or under any of our properties, including waste disposed or groundwater contaminated by prior owners or operators. We have performed in the past, are currently performing, and may perform in the future, certain remediation activities governed by environmental laws. The cost of this remediation has not been material to date and we currently do not expect it to be material in the future. We are currently undertaking groundwater monitoring at certain of our facilities, which may further define remedial obligations. Certain of our acquired properties may also warrant groundwater monitoring and other remedial activities. We believe that former owners and operators of many of these properties may be wholly or partly responsible under environmental laws and contractual agreements to pay for or perform remediation, or to indemnify us for our remedial costs. These other entities may fail to fulfill their legal or contractual obligations, which could result in imposing response obligations and material costs to us.

     Any new regulations requiring the installation of more sophisticated emission control equipment on such smaller portable sources potentially could have a material adverse impact on us. However, we believe that in most cases, these obligations would be allocated to our clients under the above-referenced contracts. In any event, we expect that such requirements would not have any more significant effect on our operations or financial condition than on any similarly situated company providing contract compression services.

     Stricter standards in environmental legislation or regulations that may affect us may be imposed in the future, such as proposals to make hazardous wastes subject to more stringent and costly handling, disposal and remediation requirements. Accordingly, new environmental laws or regulations or amendments to existing environmental laws or regulations (including, but not limited to, regulations concerning ambient air quality standards, waste water and storm water discharges, and global climate changes) could require us to undertake significant capital expenditures and could otherwise have a material adverse effect on our business, results of operations and financial condition.

     Our international operations are potentially subject to similar governmental controls and restrictions relating to the environment. We believe that we are in substantial compliance with any such foreign requirements pertaining to the environment.

     Since 1992, there have been various proposals to impose taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be the subject of such taxes, it is not possible to determine whether any such tax will have a material adverse effect on us.

EMPLOYEES AND LABOR RELATIONS

     As of March 31, 2003, we had approximately 2,280 employees worldwide. We believe our relationship with our employees is good. Approximately 130 of our employees in Canada are covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We do not believe we are party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

                                   MANAGEMENT

DIRECTORS OF HOLDINGS

     We are wholly-owned by Holdings, and Holdings is therefore entitled to elect all of our directors and to decide all matters requiring approval of our shareholders.

     The following table sets forth the name, age and position with Holdings of each of Holdings directors as of July 1, 2003.

NAME                                 AGE                       POSITION
----                                 ---                       --------
Stephen A. Snider..................  55    President, Chief Executive Officer and Director
Ernie L. Danner....................  49    Executive Vice President and Director
Samuel Urcis.......................  68    Director
Thomas C. Case.....................  54    Director
Bernard J. Duroc-Danner............  49    Director
Uriel E. Dutton....................  72    Director
William M. Pruellage...............  29    Director
Lisa W. Rodriguez..................  42    Director
Janet F. Clark.....................  48    Director

     Stephen A. Snider. Mr. Snider has been President and Chief Executive Officer of Holdings since consummation of the Tidewater Compression Services, Inc. acquisition in February 1998, and has been our President since 1995. Mr. Snider serves on our and Holdings' Board of Directors. Mr. Snider joined Tidewater Compression in 1975 as General Manager of air compressor operations. In 1979, Mr. Snider established Tidewater Compression's operations in the Northeastern United States. In 1981, he assumed responsibility for the Western United States operations of Tidewater Compression. Mr. Snider left Tidewater Compression in 1983 to own and operate businesses unrelated to the energy industry. He returned to Tidewater Compression in 1991 as Senior Vice President of Compression. Mr. Snider has over 25 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production).

     Ernie L. Danner. Mr. Danner is Executive Vice President of Holdings and our Executive Vice President and President, Latin America Division. Mr. Danner joined us as Chief Financial Officer and Executive Vice President upon consummation of the Tidewater Compression Services, Inc. acquisition in February 1998. Mr. Danner held the position of Chief Financial Officer until April 1999, after which time he retained the position of Executive Vice President. Mr. Danner became our President, Latin America Division in November 2002. Mr. Danner also serves on our and Holdings' Board of Directors. Prior to joining us, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director of INDSPEC. Mr. Danner is also a director of Verdugt Holdings, LLC (a manufacturer of organic salts), Tide-Air, Inc. (a distributor of Atlas Copco air compressors), and Castle Rubber, LLC (a molded rubber manufacturer).

     Thomas C. Case. Mr. Case served as Chairman and Chief Executive Officer of Equipment Support Services, Inc. (a consolidator of heavy equipment dealerships in the United States) from September 2001 through 2002 and is currently a member of their Board of Directors. Mr. Case served as the President of Mobil Global Gas & Power, Inc. and was responsible for gas marketing and power development in North and South America from 1998 until December 1999. Mr. Case retired from Mobil on April 1, 2000. From 1996 to 1997, Mr. Case was the Executive Vice President of Duke Energy Trading and Market Services (formerly Pan Energy), a joint venture between Duke Energy and Mobil. From 1991 to 1996, he held various positions with Mobil serving at various times as President and Executive Vice President/Chief Operating Officer of Mobil

Natural Gas Inc., Manager of Strategic Planning for Exploration and, Production of Mobil and President of Mobil Russia. Mr. Case is a member of the Audit Committee of Holdings' Board of Directors.

     Janet F. Clark. Ms. Clark became a member of Holdings' Board of Directors in January 2003. Ms. Clark has served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company since December 2001 and from 1997 through 2000, was Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer for Santa Fe Snyder Corporation and its predecessor, Santa Fe Energy Resources, Inc. Ms. Clark held investment banking positions with First Boston Corporation, Southcoast Capital Corporation and Williams Mackay Jordan & Co., Inc. from 1982 through 1996. Ms. Clark is a member of the Audit Committee of Holdings' Board of Directors.

     Bernard J. Duroc-Danner. Mr. Duroc-Danner joined Weatherford International, Inc. in May 1987 to initiate the start-up of Weatherford's oilfield service and equipment business through EVI, Inc. He was elected EVI's President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. in May 1998, Mr. Duroc-Danner was elected as Weatherford International, Inc.'s Chairman of the Board, President and Chief Executive Officer. In connection with the June 26, 2002, restructuring of Weatherford International, Mr. Duroc-Danner was elected as Weatherford International Ltd.'s Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), Cal-Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry), and Peabody Energy Corp. (a coal production, transportation and trading company). Mr. Duroc-Danner serves as Chairman of the Compensation Committee of Holdings' Board of Directors.

     Uriel E. Dutton. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for more than the past five years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton also serves as trustee and Vice President of M.D. Anderson Foundation (a charitable corporation). Mr. Dutton serves as Chairman of the Audit Committee of Holdings' Board of Directors.

     William M. Pruellage. Mr. Pruellage is a Vice President of Castle Harlan, Inc. (a private equity investment company). Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked as an investment banking analyst at Merrill Lynch beginning July 1995. Mr. Pruellage is also a director of Wilshire Restaurant Group, Inc. (a full service specialty restaurant company), American Achievement Corporation (a manufacturer of scholastic products), Verdugt Holdings, LLC (a manufacturer of organic salts), and Advanced Accessory Systems, LLC (a manufacturer of exterior accessories for automobiles). Mr. Pruellage is a member of the Compensation Committee of Holdings' Board of Directors.

     Lisa W. Rodriguez. Ms. Rodriguez became Senior Vice President and Chief Financial Officer of Weatherford International, Inc. and, in connection with the June 26, 2002, restructuring of Weatherford International, of Weatherford International Ltd. in June 2002. She served as Vice President -- Accounting and Finance of Weatherford International, Inc. from February 2001 to June 2002. Ms. Rodriguez joined Weatherford International, Inc. in 1996 and has served in several positions, including Vice President -- Accounting from June 2000 to February 2001 and Controller from 1999 to February 2001. Prior to joining Weatherford International, Ms. Rodriguez worked for Landmark Graphics (a software and service provider to the energy industry) from 1993 to 1996. Ms. Rodriguez is a member of the Compensation Committee of Holdings' Board of Directors.

     Samuel Urcis. Mr. Urcis was a general partner of Alpha Partners (a venture capital firm, which he co-founded) from 1982 to 2002. From 1979 to 1982, and since 1997, Mr. Urcis has been an investor and advisor in the energy field, primarily in the oilfield services and equipment sector. From 1972 to 1979, Mr. Urcis was with Geosource Inc. (a diversified services and equipment company, which he conceptualized and co-founded). Mr. Urcis served in the capacity of Chief Operating Officer and Vice President of Corporate Development. From 1955 to 1972, Mr. Urcis served in various technical and management capacities at Rockwell International, Hughes Aircraft, Aerolab Development Company and Sandberg-Serrell Corporation.

Mr. Urcis serves on the Board of Governors of the Cedars-Sinai Medical Center, and has previously served as a director of the Glaucoma Research Foundation, and as a trustee of the Monterey Institute of International Studies. Mr. Urcis is a member of the Audit Committee of Holdings' Board of Directors.

THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of our directors and executive officers as of July 1, 2003.

                                                                               DIRECTOR    TERM
NAME                             AGE                  POSITION                  SINCE     EXPIRES
----                             ---                  --------                 --------   -------
Stephen A. Snider..............  55    President and Director                    1998      2003
Ernie L. Danner................  49    Executive Vice President, President,      1998      2003
                                       Latin America Division and Director
J. Michael Anderson............  41    Senior Vice President and Chief              *         *
                                       Financial Officer
D. Bradley Childers............  39    Senior Vice President, General Counsel       *         *
                                       and Secretary
Kirk E. Townsend...............  45    President, U.S. Division                     *         *
Shane S. Guiltner..............  40    President, Canada Division                   *         *
Richard Leong..................  53    President, Asia Pacific Division             *         *

---------------

* Not applicable.

Biographical information for Stephen A. Snider and Ernie L. Danner is set forth under "Directors of Holdings" above.

     J. Michael Anderson. Mr. Anderson joined us as Senior Vice President and Chief Financial Officer in March 2003. Mr. Anderson also serves as the Senior Vice President and Chief Financial Officer of Holdings. From 1999 to March 2003, Mr. Anderson held various positions with Azurix Corp., primarily as the Company's Chief Financial Officer and most recently, as Chairman and Chief Executive Officer. Prior to that time, Mr. Anderson spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co.

     D. Bradley Childers. Mr. Childers joined us as Senior Vice President, General Counsel and Secretary in September 2002. Mr. Childers also serves as the Senior Vice President, General Counsel and Secretary of Holdings. Prior to joining us, Mr. Childers held various positions with Occidental Petroleum Corporation and its subsidiaries, including as Vice President, Business Development at Occidental Oil and Gas Corporation from 1999 to August of 2002, and as a corporate counsel in the legal department from 1994 to 1999. Prior to that time, Mr. Childers was an associate corporate attorney at Sullivan & Cromwell, in their Los Angeles office, from 1989 to 1994.

     Kirk E. Townsend. Mr. Townsend is our President, U.S. Division, a position he has held since October 2001 and is Senior Vice President of Holdings. Mr. Townsend is responsible for all of our business activities within the United States. Mr. Townsend joined us in 1979 as a domestic sales representative. In 1986, he became an international sales representative. Mr. Townsend was promoted to Vice President of Business Development in April 1999, and Vice President of Sales in October 1999. Mr. Townsend has over 23 years of sales and management experience in the natural gas compression industry.

     Shane S. Guiltner. Mr. Guiltner is our President, Canada Division and is a Vice President of Holdings. Mr. Guiltner served as our General Manager of the Canadian Division from June 1998 to October 2001, when he became our President, Canadian Division. Mr. Guiltner is responsible for all of our business activities in Canada. Mr. Guiltner joined us in July 1993 as a sales representative. In July 1995 he was promoted to Sales Manager and in November 1997 he was promoted to the position of Director of Marketing and Operations. Mr. Guiltner has 20 years of sales and management experience in the natural gas compression industry.

     Richard Leong. Mr. Leong joined us in December 2001 as our President, Asia Pacific Division, and as Vice President of Holdings. From 1996 until May 2001, Mr. Leong worked with Cooper Energy Services in various managerial and sales positions, serving most recently as Vice President, Sales & Marketing. Mr. Leong has over 29 years of marketing and general management experience in the energy industry.

     No family relationship exists between any of our executive officers or between any of them and any of our directors.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for fiscal 2003, 2002 and 2001 for our Chief Executive Officer, our other four highest paid officers and a former officer who would have been one of our highest paid officers had he been employed by us at the end of the most recent fiscal year.

                                                                            LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                        AWARDS
                                --------------------------------------    ---------------------------
                                FISCAL                                    RESTRICTED    STOCK OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS      OTHER       STOCK         (SHARES)      COMPENSATION(1)
---------------------------     ------   --------   --------   -------    ----------    -------------   ---------------
Stephen A. Snider.............   2003    $375,000   $ 93,750        --           --         35,000          $28,720
  President                      2002     265,000    155,356        --     $856,500(2)     250,000           19,230
                                 2001     222,917    350,437        --           --        161,007           17,159
Ernie L. Danner...............   2003     275,000    117,232        --           --         25,000           25,099
  Executive Vice President and   2002     205,000    103,013        --      571,000(2)      95,000           15,869
  President, Latin America       2001      69,250    232,365        --           --        104,057          310,019
  Division
Kirk E. Townsend..............   2003     235,000     43,757        --           --         20,000           20,940
  President, U.S. Division       2002     180,005    100,000        --      285,500(2)      90,000           13,660
                                 2001     163,750    170,023        --           --         64,286           14,959
Richard Leong(3)..............   2003     200,000     25,000   $46,536(4)   166,800(5)      25,000           19,582
  President, Asia Pacific
  Division                       2002      65,496     33,333        --           --         40,000            2,829
                                 2001          --         --        --           --             --               --
Shane S. Guiltner(6)..........   2003     175,621     20,230        --      166,800(5)      15,000            6,104
  President, Canada Division     2002     125,747     86,683        --           --         30,000            6,944
                                 2001     108,354         --        --           --         26,726            8,311
Richard W. FitzGerald(7)......   2003     250,000     46,900        --           --         15,000          110,983
  Former Sr. Vice President
  and                            2002     205,000    103,013        --      571,000(2)      95,000           15,633
  Chief Financial Officer        2001     178,333    232,365        --           --         90,333           12,506

---------------

(1) Represents matching contributions of $6,889, $6,065, $5,944, $7,096 and $5,863 made by us in fiscal year 2003 under our 401(k) Savings Plan for each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, respectively; payments of $9,086, $6,664, $2,712, and $4,904 made by us in fiscal year 2003 under our Employees' Supplemental Savings Plan for each of Messrs. Snider, Danner, Townsend and FitzGerald, respectively; health care premiums of $11,776 made by us in fiscal year 2003 under our Executive Medical and Dental Plan on behalf of each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, and health care premiums of $318 on behalf of Mr. Guiltner; represents life insurance and AD&D premiums of $810, $594, $508, $432 and $540, made by us in fiscal year 2003 under our group life insurance and AD&D plans for each of Messrs. Snider, Danner, Townsend, Leong and FitzGerald, respectively; payments of $548 made by us in fiscal year 2003 associated with Mr. Leong's relocation and assignment to Singapore; medical premiums of $678 paid by us to Alberta Healthcare on behalf of Mr. Guiltner during fiscal year 2003; supplemental health and insurance premiums of $769 in fiscal year 2003 made by us on behalf of Mr. Guiltner; fiscal year 2003 Registered Retirement Savings Plan (RRSP) contributions of $4,339 made by us on behalf of Mr. Guiltner; and the accelerated vesting of 5,000 of Mr. FitzGerald's shares of his restricted stock of Holdings with a value of $87,900, based on the closing price of Holdings' common stock on the New York Stock Exchange, or NYSE, on March 28, 2003.

(2) Following is the aggregate number of shares of restricted stock and its value, based on $17.45 per share, the closing price of Holdings' common stock on the NYSE, as of March 31, 2003, held by each of the following officers: Mr. Snider, 22,500 shares valued at $392,625; Mr. Danner, 15,000 shares valued at $261,750; and Mr. Townsend, 7,500 shares valued at $130,875. All such shares of restricted stock were granted to these officers on August 16, 2001, and such granted shares vested 25% on January 1, 2003, and will vest 25% on each January 1 thereafter until January 1, 2006. The values set forth in the table are based on $28.55 per share, the closing price of Holdings' common stock on the NYSE on August 16, 2001.

(3) Mr. Leong joined us in December 2001.

(4) Represents a foreign service premium of 25% of base salary payable to Mr. Leong starting May 6, 2002, and associated with his work assignment in Singapore.

(5) Following is the aggregate number of shares of restricted stock and its value, based on $17.45 per share, the closing price of Holdings' common stock on the NYSE, as of March 31, 2003, held by each of the following officers: Mr. Leong, 10,000 shares valued at $174,500; and Mr. Guiltner, 10,000 shares valued at $174,500. All such shares of restricted stock were granted to these officers on March 10, 2003, and will vest 25% on March 10, 2005, and will vest 25% on each March 10 thereafter until March 10, 2008. The values set forth in the table are based on $16.68 per share, the closing price of Holdings' common stock on the NYSE on March 10, 2003.

(6) Mr. Guiltner joined us in February 2001 in connection with our acquisition of Weatherford Global Compression Services, L.P.

(7) Mr. FitzGerald separated from us in March 2003.

BENEFIT PLANS

     We maintain a 401(k) employee retirement savings plan for the benefit of our employees. We pay all administrative costs of the plan and match employee contributions at a rate of 50% for the first 6% of salary contributed by the employee. In September 2001, we amended our 401(k) plan for all domestic employees. The amended plan allows us to make matching contributions in the form of shares of the company stock of Holdings. We also maintain deferred compensation plans for certain key employees.

     We maintain a supplemental savings plan and an executive medical plan for our executive officers. The supplemental savings plan allows our executives to defer a percentage of their salary and bonus, with us matching 50% for the first 6% of salary that is deferred. Matched amounts under the plan are subject to vesting requirements and are in the form of shares of common stock of Holdings. The executive medical plan supplements our general medical plan by covering deductibles and co-payments of our executives up to an annual maximum of $5,000 for each participant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH WEATHERFORD INTERNATIONAL

     Registration Rights Agreement. Concurrently with the acquisition of Weatherford Global Compression Services, L.P. in February 2001, Holdings entered into a registration rights agreement with WEUS Holding, Inc., a wholly-owned subsidiary of Weatherford International, Inc. In connection with the June 26, 2002, restructuring of Weatherford International, Inc., WEUS Holding's rights under the registration rights agreement were transferred to Weatherford International Ltd. Under this agreement, Weatherford International Ltd. has the right, on up to three occasions, to cause Holdings to register at Holdings' expense Weatherford International Ltd.'s shares of Holdings common stock under the Securities Act at any time by providing a written demand to Holdings, subject to certain minimum dollar values. The registration rights agreement also provides Weatherford International Ltd. with certain "piggyback" registration rights, or rights to require Holdings, subject to certain limitations, to include its shares of Holdings common stock in certain other registration statements that Holdings may file.

     Board Representation. In connection with the acquisition of Weatherford Global, WEUS Holding was granted the right to designate three members to Holdings' Board of Directors for so long as it owns at least 20% of Holdings' outstanding common stock. One WEUS Holding nominee is a Class A director with a term of office expiring in 2004, the second WEUS Holding nominee is a Class B director with a term of office expiring in 2005, and the third WEUS Holding nominee is a Class C director with a term of office expiring in 2003. In connection with the June 26, 2002, restructuring of Weatherford International, Inc., WEUS Holding's right to designate members to Holdings' Board of Directors was transferred to Weatherford International Ltd. If Weatherford International Ltd.'s ownership of Holdings' common stock falls below 20%, Weatherford International Ltd. may designate only two directors, and if its ownership falls below 10%, it may no longer designate directors to Holdings' Board. Weatherford International Ltd.'s current designees to Holdings' Board of Directors, including through WEUS Holding's previous designations, are Mr. Dutton (Class
A), Ms. Rodriguez (Class B) and Mr. Duroc-Danner (Class C). Holdings' Board of Directors has recommended that Mr. Duroc-Danner stand for re-election as a Director for the term expiring in 2006.

AGREEMENTS WITH CASTLE HARLAN AND OTHER STOCKHOLDERS OF HOLDINGS

     Registration Rights Agreements. In connection with Holdings' acquisition of Tidewater Compression in 1998, Holdings entered into a registration rights agreement with Castle Harlan Partners III, L.P. and some of Holdings' other stockholders (including certain directors and officers). Under the registration rights agreement, these stockholders generally have the right to require Holdings to register any or all of their shares of Holdings' common stock under the Securities Act, at Holdings' expense, subject to certain minimum dollar values. In addition, these stockholders are generally entitled to include, at Holdings' expense, their shares of Holdings common stock covered by the registration rights agreement in any registration statement that Holdings proposes to file with respect to registration of Holdings' common stock under the Securities Act. Holdings also agreed in the registration rights agreement to indemnify the stockholders against specified liabilities, including liabilities under the Securities Act.

     Board Representation. In connection with Holdings' 1998 acquisition of Tidewater Compression, Holdings entered into an agreement with Castle Harlan to nominate a total of three Castle Harlan designees for election to Holdings' Board of Directors for so long as Castle Harlan beneficially owns at least 15% of Holdings' outstanding stock (including shares over which it has voting control pursuant to voting agreements and trusts). Although Castle Harlan's right terminated upon completion of Holdings' equity offering in July 2001, its remaining designee to Holdings' Board, Mr. Pruellage, is serving a term expiring at Holdings' 2003 Annual Meeting. Holdings' Board of Directors has recommended that Mr. Pruellage stand for re-election as a director for the term expiring in 2006.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     We have elected, as a policy matter, not to offer employment agreements to our executive officers. During fiscal 2003, only one of our officers, Mr. Richard Leong, had a termination of employment agreement with us. This termination agreement provides that Mr. Leong will receive one year of base salary as in effect at the time of termination and one year of medical benefits if he is involuntarily terminated by us without cause at any time during the three-year period that began December 1, 2001.

     Certain of Holdings' executive officers are offered change of control agreements pursuant to which the executive officers may receive certain payments, including a lump sum payment of two years' compensation and continuation of our employee benefits for two years, in the event of termination upon a change of control in exchange for a two-year non-competition agreement. To date, Messrs. Snider, Danner, Anderson, Townsend and Childers have entered into change of control agreements with Holdings. In addition, Holdings has agreed that Stephen A. Snider, Holdings' President and Chief Executive Officer, and his spouse will be entitled to continue to participate, at Holdings' expense, in Holdings' medical benefit plan following his retirement so long as he remains an active employee of Holdings until his retirement.

                           DESCRIPTION OF OTHER DEBT

     In addition to the old notes, we currently have these additional financings in place.

REVOLVING CREDIT FACILITY

  GENERAL

     On February 9, 2001, we entered into a $125 million senior secured revolving credit facility with a group of financial institutions arranged by Wachovia Securities, Inc. We expect to use borrowings under the revolving credit facility for working capital and general corporate purposes as well as acquisitions, when deemed appropriate. As of July 1, 2003, only $8.1 million of standby letters of credit were issued under this facility, with unused availability of approximately $116.9 million (the availability of which is subject to our satisfaction of covenants contained therein).

  SECURITY; GUARANTEE

     The revolving credit facility is secured by a first priority lien on certain of our assets, including our accounts receivable and inventory. In addition, if we wish to borrow amounts under the credit facility in excess of our eligible accounts receivable and inventory, these amounts will be secured by a lien on some of our unpledged domestic gas compression equipment. We have pledged substantially all of the stock of our domestic subsidiaries and 65% of the capital stock of our first-tier foreign subsidiaries. Holdings guarantees this revolving credit facility.

  INTEREST; FEES

     Interest on the revolving credit facility is payable at rates per annum equal to, at our option: (1) a base rate equal to the higher of (a) Wachovia's prime rate or (b) the overnight federal funds rate plus 0.50%, plus, in each case, 0.25% to 1.50% depending on our leverage ratio; or (2) LIBOR plus 1.25% to 2.50%, depending on our leverage ratio and debt ratings.

     Base rate loans may be prepaid at any time without a premium or penalty. LIBOR loans may be prepaid prior to the end of the applicable interest period upon our reimbursement of breakage costs.

     We may issue letters of credit under the revolving credit facility. In addition, we must pay customary fees to establish and maintain this facility. The facility provides for an annual administrative fee to be paid to the administrative agent, and an unused commitment fee payable to the lenders.

  CONDITIONS TO FUNDING

     Our borrowing under the facility is subject to customary borrowing conditions.

  COVENANTS AND EVENTS OF DEFAULT

     The revolving credit facility contains affirmative and negative covenants customary for agreements of its type, including covenants restricting our ability to:

     - incur additional indebtedness,

     - create liens on our assets,

     - make investments and loans,

     - pay dividends and other distributions,

     - consolidate, merge or sell assets that secure the facility and

     - change the character of our business.

     We are also required to comply with financial tests and maintain various financial ratios under this facility. These financial tests and ratios require that we not permit:

     - our ratio of consolidated current assets to consolidated current liabilities to be less than 1.0 to 1.0 at any time.

     - our ratio of total debt to EBITDA, as adjusted, to be greater than 5.0 to 1.00.

     - our ratio of EBITDA, as adjusted, to total interest expense (including capital and lease payments) to be less than the ratios and for the periods indicated below.

PERIOD
------
April 1, 2002, through March 31, 2004.......................  2.25 to 1.00
April 1, 2004 and at all times thereafter...................  2.50 to 1.00

The financial ratios are determined on a rolling four-quarter basis.

     The revolving credit facility also includes customary events of default. If there is a continuing event of default under the facility, the lenders may accelerate amounts due under the facility, which may result in one or more cross-defaults under our other debt and obligations, including the lease facilities and the 7 1/4% senior notes. Similarly, a default by us under the participation agreement with respect to the notes relating to the BRL lease facility and the 7 1/4% senior notes will constitute a default under the revolving credit facility.

OTHER DEBT OF SUBSIDIARIES

  BRL LEASE FACILITY

     On February 9, 2001, a previously unaffiliated lessor of ours, BRL Universal Equipment 2001 A, L.P. ("BRL LP") and its wholly owned subsidiary, BRL Universal Equipment Corp. ("BRL Corp." and, together with BRL LP hereinafter collectively, "BRL") entered into a lease facility with us under which we, as lessee, lease from BRL, as lessor, the compression equipment purchased by BRL LP with the proceeds from the BRL notes (as hereinafter defined) and the BRL term loan (as hereinafter defined) pursuant to a lease dated as of February 9, 2001 (as amended and restated, hereinafter the "BRL lease"), for a term ending on February 15, 2008.

     The lease payments under the BRL lease are due and payable on or before (i) February 15 and August 15 of each year, in an amount equal to the interest accrued on the BRL notes; and (ii) at the end of the applicable LIBOR interest period, in an amount equal to the sum of the interest accrued on the BRL term loan and other fees.

     At the end of the BRL lease, we will have the option (with respect to all of the compression equipment) to (i) purchase the compression equipment for an amount equal to BRL LP's purchase price plus all rentals and other fees then due; (ii) elect to return the compression equipment to BRL LP and solicit bids for such compression equipment; provided that if the sale proceeds are less than BRL LP's purchase price, we shall pay a deficiency payment equal to such shortfall, which payment is limited to 82% of BRL LP's purchase price, so long as no lease default is then continuing; (iii) renew the BRL lease, provided that the BRL notes and the BRL term loan have been paid in full and BRL LP consents to such renewal; or (iv) renew the BRL lease for ten (10) renewal terms of one
(1) year each; provided that BRL refinances the BRL notes and the BRL term loan.

  BRL NOTES

  General

     On February 9, 2001, BRL issued and sold approximately $350 million in aggregate principal amount of BRL's senior secured notes due February 15, 2008 (the "BRL notes") in a private placement. The proceeds of this facility, together with the proceeds of the BRL term loan (described below) and the equity investment in

BRL, were used by BRL to purchase equipment with an aggregate appraised fair market value as of February 9, 2001, of approximately $427 million covered by the BRL lease.

     On October 23, 2001, the BRL notes facility was amended to enable BRL to additionally issue and sell up to approximately $100 million in aggregate principal amount of the BRL's notes due February 15, 2008 in a private placement. BRL used the proceeds, together with the proceeds of the BRL term loan and additional equity investment in BRL, to purchase additional equipment with an aggregate appraised fair market value of approximately $122 million from us.

     The BRL notes and the BRL term loan are secured obligations of BRL. Universal Compression, Inc.'s lease obligations are pari passu in right of payment to its existing and future senior indebtedness and obligations, including the revolving credit facility, the 7 1/4% senior notes and the ABS lease facility.

  Equity Investment

     In connection with BRL's initial acquisition of equipment subject to the BRL lease, unaffiliated limited partners of BRL LP contributed approximately $13 million in cash to BRL. On October 23, 2001, BRL LP's limited partners contributed an additional $3.7 million in cash to BRL in connection with BRL's acquisition of the additional $122 million of equipment. As of December 31, 2002, we acquired all of the limited partnership interest in BRL LP, and as a result BRL became consolidated on our balance sheet as of such date.

  Security

     The BRL notes are secured by a first priority security interest in all of the assets owned by BRL under the BRL lease, including all of the compression equipment subject to the facility and the lease.

  Interest; Principal; Fees

     Interest on the BRL notes is payable at annual rates equal to 8 7/8%.

     Interest accrued on the BRL notes is payable on February 15 and August 15 of each year.

     The principal of the BRL notes is payable in full on February 15, 2008.

  Change in Control

     In the event of a change of control of us or Holdings, each holder of the BRL notes will have the right to require BRL to repurchase the BRL notes at a price equal to 101% of their value. If a change of control of us or Holdings occurs prior to February 15, 2005, and if we elect, BRL must, with funds received from our purchase of equipment under the BRL lease redeem all, but not less than all, of the BRL notes at their principal amount plus a make whole premium using a discount rate equal to the yield on a U.S. Treasury security of a maturity as close as possible to February 15, 2005 plus 0.50%.

  Redemption

     The BRL notes are redeemable, in whole or in part, at the option of BRL in the event of a permitted purchase of equipment from BRL by us at any time after February 15, 2005 at a declining premium.

  Covenants

     The participation agreement governing the BRL notes contains covenants that limit our and our subsidiaries ability to, among other things:

     - incur additional indebtedness,

     - pay dividends or make investments,

     - make restricted payments,

     - consummate asset sales,

     - enter into transactions with affiliates,

     - incur liens,

     - cause or permit restrictions to be imposed on the ability of a subsidiary to pay dividends or make payments to us and our subsidiaries,

     - merge or consolidate with any other person, or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

  Events of Default

     The indenture executed in connection with the BRL notes includes customary events of default. An event of default under the BRL notes indenture or the BRL lease permits the trustee or the holder of at least 25% in principal amount of outstanding BRL notes to accelerate the maturity of the BRL notes.

  BRL TERM LOAN

  General

     On February 9, 2001, BRL LP entered into a senior secured term loan under which it borrowed approximately $64 million from a group of financial institutions. The proceeds of this facility, together with the proceeds of the BRL notes and equity investment in BRL LP, were used by BRL LP to purchase equipment with an aggregate appraised fair market value as of February 9, 2001, of approximately $427 million covered by the BRL lease.

     On October 23, 2001, the term loan facility was amended to enable BRL LP to borrow an additional $18.3 million under this facility. BRL LP used the proceeds, together with the proceeds of the additional BRL notes and additional equity investment, to purchase additional equipment with a current aggregate appraised fair market value of at least $122 million from us.

  Security

     The BRL term loan is secured by a first priority security interest in all of the assets owned by the lessor under the BRL lease facility.

  Interest; Principal; Fees

     Interest on the BRL term loan is payable at annual rates equal to, at our option:

     - one-, two-, three- or six-month LIBOR plus 3.25% or

     - a variable base rate equal to the higher of

      Deutsche Bank AG, New York Branch's prime rate plus 3.25% or

      The overnight federal funds rate plus 3.75%.

     Interest accrued on the BRL term loan is payable at the end of the applicable LIBOR interest period (which may be one, two, three or six months at BRL's election); provided that a payment is required every three months with respect to a six-month LIBOR interest period.

     The principal of the BRL term loan is payable in full on February 15, 2008, and may be prepaid in whole or in part prior to maturity upon BRL's reimbursement of breakage costs.

  Events of Default

     The BRL term loan agreement includes customary events of default. An event of default under the BRL term loan or the lease permits the lenders under the BRL term loan to accelerate the maturity of the loan.

  ABS LEASE FACILITY

  General

     A wholly-owned subsidiary of ours entered into a $200 million asset-backed securitization lease facility as of December 31, 2002. As of July 1, 2003, approximately $175 million was drawn under the ABS lease facility. We used the proceeds of these facilities primarily (i) to restructure some of our lease obligations; (ii) to expand our fleet; and (iii) for general corporate purposes.

  Structure

     Once fully funded, approximately $200 million of our compression equipment, based on the current appraised fair market value, will have been sold to the ABS lessor under the ABS lease facility. The debt and assets of the ABS lessor are consolidated on our balance sheet as of December 31, 2002. UCO Compression 2002 LLC, a wholly owned subsidiary of ours ("ABS lessee"), leases the equipment from BRL Universal Compression Funding I 2002, L.P. ("ABS lessor"), pursuant to a lease agreement that will terminate on January 20, 2013.

     We entered into a management agreement pursuant to which we manage, lease and maintain the compression equipment that is subject to the ABS lease facility. As consideration for our maintaining, operating and leasing the compression equipment to its customers, the ABS lessee pays us a management fee based on the horsepower of the equipment owned or leased by the ABS lessee plus a fixed percentage of the rental revenues generated by such equipment. Holdings guarantees our management performance obligations under the ABS management agreement.

     The ABS lessor has the ability to draw the remaining amounts (or repay and redraw amounts) under the ABS lease facility until December 18, 2003, and the notes relating to the ABS lease facility shall mature on the payment date occurring in January 2023.

     A nationally recognized insurance company provided the holders of the notes relating to the ABS lease facility a policy guaranteeing the payment of principal and interest on their notes and obtaining a credit rating on the notes relating to the ABS lease facility. Standard & Poor's Corporation and Moody's Investors Service rated the notes relating to the ABS facility with an equivalent of "AAA" and "Aaa," respectively, resulting in a lower interest rate for those notes.

  Lease Payments

     The lease payments under the ABS lease facility are payable monthly by the ABS lessee and consist of (i) a fixed amount plus customary fees to maintain the ABS lease facility and fees incurred in connection with certain interest rate swap agreements entered into in connection with the ABS lease facility over the scheduled payments to be received by ABS lessor from all interest rate swap agreements entered into in connection with the ABS lease facility; and (ii) if we elect such option, a principal payment, which is variable in amount, depending on numerous different factors.

     At the end of the lease term, the ABS lessee will have the option to (i) purchase the compression equipment that was subject to the ABS lease facility for an amount equal to the lease payments then due and payable, plus the appraised values of the compressors being purchased, plus any applicable termination or breakage costs, (ii) return the equipment to the ABS lessor and pay a fee equal to 80% times the initial appraised value of the compressors being returned minus any principal payments or (iii) request that the ABS lease facility be renewed with respect to all of the compressors. In addition, the ABS lessee will have the option to purchase the compression equipment at any time during the term of the facility for a purchase price equal to the sum of the appraised value of the compressors being purchased, the ratable portion of the outstanding balance under the ABS lease facility and any hedge breakage costs incurred by the ABS lessor.

  Security

     The ABS lease facility is secured by a first priority security interest in all of the assets owned by both the ABS lessor and the ABS lessee under the facility, with an appraised fair market value as of December 31, 2002, of approximately $269.5 million, including all of the compression equipment subject to the ABS lease facility. If the ABS lease facility is fully funded, the assets securing this facility will have an appraised fair market value of approximately $300 million.

  Conditions to Funding

     Future borrowings under the ABS lease facility are subject to customary borrowing conditions plus three independent appraisals of the compression equipment relating to advances totaling more than $17.5 million since January 1, 2003.

  Triggering Events and Events of Default

     Payment defaults by the ABS lessor under the facility, defaults by the ABS lessee under the leases, defaults by us in our management obligations of the equipment and defaults in certain revenue and collateralization tests constitute "trigger events" under the facility. If a trigger event occurs, all excess cash flow generated by the leased equipment and the excess collateral equipment will be used only to make payments under the facility and may not be distributed to us.

     Defaults by the ABS lessor under the ABS lease facility include the failure to make required interest and principal payments under the ABS lease facility and other customary defaults.

     Defaults by the ABS lessee under the ABS leases include:

     - the failure to make timely lease payments;

     - the failure to satisfy conditions with respect to the collateral; and

     - other customary defaults.

     Defaults by us as the manager of the equipment include:

     - the failure to maintain and manage the asset-backed securitization equipment portfolio to certain quantifiable standards;

     - our ratio of EBITDA, as adjusted, to total interest expense (including capital and lease payments) is less than 2.00 to 1.00;

     - our minimum tangible worth is less than the sum of (a) $250,000; and (b) 50% of our cumulative positive net income after March 31, 2002, as adjusted annually;

     - our ratio of total debt to EBITDA, as adjusted, exceeds 5.50 to 1.00;

     - bankruptcy events;

     - defaults in facilities involving indebtedness equal to or greater than $25 million until December 31, 2005, and $35 million thereafter;

     - certain changes of control of us or Holdings; and

     - the failure to comply with customary representations and warranties.

                              DESCRIPTION OF NOTES

     The form and term of the new notes and the old notes (together, the "Notes") are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.


     The old notes were, and the new notes will be issued under an indenture (the "Indenture"), dated as of May 27, 2003, by and between us and The Bank of New York, as Trustee. The following description of the material provisions of the Indenture is a summary only. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. A copy of the Indenture may be obtained from us at the address set forth under the heading "Where You Can Find Other Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company," "we," "our" and "us" include only Universal Compression, Inc. and not any of our subsidiaries or our parent, Holdings.


     The Notes are unsecured obligations of the Company, ranking pari passu in right of payment to all existing and future senior indebtedness of the Company.

     The old notes have been, and the new notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee is acting (for the old notes) and will act (for the new notes) as paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection registering, exchanging or redeeming the Notes. We may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). We will pay principal of (and premium and liquidated damages, if any, on) the Notes at the Trustee's corporate trust office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of Holders.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are initially limited in aggregate principal amount to $175 million and will mature on May 15, 2010. Subject to compliance with the first paragraph of the "-- Limitation on Incurrence of Additional Indebtedness" covenant, we will be permitted to issue additional Notes under the Indenture in an unlimited aggregate principal amount ("Add-On Notes"). Any Add-On Notes that are actually issued will be treated as issued and outstanding Notes (of the same class as the initial Notes) for all purposes of the Indenture and this "Description of Notes," unless the context indicates otherwise.

     Interest on the Notes accrues at the rate of 7 1/4% per annum and is payable semi-annually in cash on each May 15 and November 15 beginning on November 15, 2003. Interest will be payable only to persons who are registered Holders of the Notes at the close of business on the May 1 or November 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

     Liquidated damages, payable as additional interest, may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

     The Notes are not entitled to the benefit of any mandatory sinking fund payments.

GUARANTEES

     On the Issue Date, none of our subsidiaries guaranteed our obligations to pay principal and interest, or premium and liquidated damages, if any, on the Notes. The Indenture provides that each Restricted

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Subsidiary that guarantees any Indebtedness of the Company after the Issue Date will be required to guarantee the payment of the Notes (any such Restricted Subsidiary is referred to as a "Guarantor").

     The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the respective net assets of each Guarantor at the time of such payment determined in accordance with GAAP.

     If a guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its guarantee could be reduced to zero. See "Risk Factors -- Risks Relating to the Notes -- Any subsidiary guarantees of notes that may be delivered in the future may be subordinated or voided by a court."

     The Indenture provides that, subject to the next succeeding paragraph, no Guarantor may consolidate or merge with or into (whether or not that Guarantor is the surviving Person) another Person unless (i) the Person formed by or surviving that consolidation or merger (if other than the Guarantor) assumes all the obligations of the Guarantor under the Indenture and the Notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, (ii) immediately after that transaction, no Default or Event of Default exists and
(iii) we will, at the time of that transaction after giving pro forma effect thereto as if the transaction had occurred at the beginning of the four quarter reference period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "-- Limitation on Incurrence of Additional Indebtedness" covenant. The foregoing will not prohibit a merger between Guarantors or a merger between the Company and a Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, or a sale or other disposition of all the Capital Stock of that Guarantor, in any case whether by way of merger, consolidation or otherwise, or a Guarantor otherwise ceases to be a Guarantor, then the Person acquiring the assets (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the assets of that Guarantor) or such Guarantor (in any other event) will be released and relieved of any obligations under its guarantee.

RANKING

     Senior Indebtedness versus Notes. The Indebtedness evidenced by the Notes and the guarantees is unsecured and ranks pari passu in right of payment to all our Indebtedness and the Indebtedness of any future Guarantors that is not expressly made subordinate to the Notes and the guarantees.

     As of March 31, 2003, as adjusted to give effect to the issuance of the old notes and the repurchase and redemption of all of our 9 7/8% senior discount notes, we and our subsidiaries had approximately $890.4 million of outstanding debt obligations. These obligations include approximately $175 million of debt in the ABS Lease Facility that is nonrecourse to us and our subsidiaries, except to the extent of assets pledged to secure the ABS obligations, approximately $532.2 million of secured debt of our subsidiaries in the BRL Lease Facility and $175 million outstanding principal amount of the old notes, but exclude approximately $6.2 million of standby letters of credit issued under the Credit Agreement that provides for a $125 million revolving credit facility. All of the Company's indebtedness under the Credit Agreement is secured by certain assets of the Company, including liens on our accounts receivable and inventory and a pledge of the capital stock of substantially all of the domestic subsidiaries and 65% of the capital stock of foreign subsidiaries. Excluding the approximately $6.2 million of standby letters of credit, the Company had no indebtedness outstanding under the Credit Agreement at March 31, 2003.

     The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company, its subsidiaries and any future Guarantors (including obligations with respect to our Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing that debt or other obligations.

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     Liabilities of Subsidiaries versus Notes.  Claims of creditors of the
Company's subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, if any, will have priority with respect to the assets and earnings of such subsidiaries, including assets pledged to secure such indebtedness, over the claims of the Company's creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company's subsidiaries that are not Guarantors. As of the Issue Date, none of the Company's Subsidiaries are Guarantors. The Company's Subsidiaries had $532.2 million outstanding indebtedness and other obligations (including trade payables but excluding lease obligations under the ABS Lease Facility) as of March 31, 2003, all of which was secured. One of our Subsidiaries, UCO Compression, is the lessee of the compression equipment leased under the ABS Lease Facility and is obligated to make periodic lease payments to the lessor from the cash flow generated by the compressor equipment pledged to secure this facility. As of March 31, 2003, the ABS Lease Facility required a pledge of assets that have a fair market value of not less than approximately $269.6 million. UCO Compression is also obligated to repurchase the compression equipment subject to the ABS Lease Facility upon the expiration of the ABS Lease Facility, including an early termination of the lease agreement resulting from an event of default under the lease agreement. As a result, the assets and cash flow from UCO Compression are generally available only to support the payment of obligations under the ABS Lease Facility.

     Although the Indenture limits the incurrence of Indebtedness (including preferred stock) of the Restricted Subsidiaries, those limitations are subject to a number of significant qualifications. In addition, the Indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See
"-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Moreover, the Indenture does not impose any limitation on the amount of Indebtedness (including preferred stock) that an Unrestricted Subsidiary may incur.

     Restricted Subsidiaries. As of the Issue Date, all of the Company's Subsidiaries were designated as Restricted Subsidiaries.

REDEMPTION

     Optional Redemption. The Notes are redeemable, at our option, in whole at any time or in part from time to time, on and after May 15, 2007, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 15 of the years set forth below, plus, in each case, accrued and unpaid interest and liquidated damages thereon, if any, to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................  103.625%
2008........................................................  101.813%
2009 and thereafter.........................................  100.000%

     Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to May 15, 2006, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem the Notes (which includes Add-On Notes, if any) at a redemption price equal to 107.250% of the principal amount of the Notes to be redeemed on the date of redemption plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes (which includes Add-On Notes, if any) remains outstanding immediately after any redemption. To effect the foregoing redemption with the proceeds of any Equity Offering, the redemption must be completed not more than 180 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means an underwritten public offering of Qualified Capital Stock of Holdings or the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act or any private placement of Qualified Capital Stock of Holdings or the Company (other than to any person who, prior to the private placement, was an Affiliate of Holdings or the

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Company and other than any private placement of Qualified Capital Stock of the
Company to Holdings if in connection therewith Holdings incurs Indebtedness to finance the purchase price of such Qualified Capital Stock); provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of the Equity Offering necessary to pay the aggregate redemption price of the Notes to be redeemed pursuant to the preceding paragraph.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by the method as the Trustee deems fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less may be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless that method is otherwise prohibited. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest and liquidated damages, if any, will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that we purchase all or a portion of the Holder's Notes pursuant to the offer described below (a "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     Within 30 days of a Change of Control, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee. The notice will govern the terms of the Change of Control Offer. The notice will be required to state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes by completing the form entitled "Option of Holder to Elect Purchase" located on the reverse of the Note. The completed form must be sent to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders the rights described under "Events of Default." The Company and its Subsidiaries may also be required to repay or repurchase other indebtedness upon the occurrence of a certain event that may constitute a "change of control" under the terms of the agreements related to such other indebtedness. See "Risk Factors -- Risks Relating to the Notes -- We may be required to repurchase all or a portion of the notes upon a change of control of us or Holdings."

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not give Holders the right to require us to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with our management or our affiliates, including a reorganization,

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

restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect Holders, if the transaction is not a transaction defined as a Change of Control. A transaction involving our management or its affiliates, or a transaction involving a recapitalization of us, would result in a Change of Control if it is the type of transaction specified in the definition.

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of our assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a result, if Holders elect to require us to purchase the Notes and we elect to contest the election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," and "-- Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we and our Restricted Subsidiaries that are Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of that Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

     For purposes of determining compliance with this covenant,

          (i) in the event that an item of Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the types of Indebtedness permitted by this covenant, we may in our sole discretion classify (or later reclassify, in whole or in part, in our sole discretion) that item of Indebtedness and will be permitted to include the amount and type of each class of Indebtedness in the test specified in the first paragraph of this covenant and/or in one of the clauses of the definition of the term "Permitted Indebtedness,"

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

          (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP,

          (iii) Indebtedness incurred in connection with, or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by us or one of our Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes a Restricted Subsidiary (or is merged into us or a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be,

          (iv) the maximum amount of Indebtedness that we and our Restricted Subsidiaries may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies,

          (v) guarantees or Liens supporting Indebtedness permitted to be incurred under this covenant may be issued or granted if otherwise issued or granted in accordance with the terms of the Indenture, and

          (vi) accrual of interest or dividends, the accretion of accreted value or liquidation preference, and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly,

          (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in our Qualified Capital Stock or in options, warrants, or other rights to purchase that Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, that Qualified Capital Stock)) on or in respect of shares of our Capital Stock to holders of that Capital Stock,

          (b) purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of that Capital Stock (in each case, other than in exchange for our Qualified Capital Stock or options, warrants or other rights to purchase that Qualified Capital Stock (but excluding any debt security, or Disqualified Capital Stock convertible into, or exchangeable for, that Qualified Capital Stock)),

          (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness that is subordinate or junior in right of payment to the Notes, or

          (d) make any Investment (other than Permitted Investments),

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of the Restricted Payment or immediately after giving effect thereto,

          (i) a Default or an Event of Default shall have occurred and be continuing,

          (ii) we are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or

          (iii) the aggregate amount of Restricted Payments (including the proposed Restricted Payment) made subsequent to the issue date of the Existing Notes (the amount expended for those purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by our Board of Directors) exceeds the sum of:

             (v) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned from the beginning of the first fiscal quarter subsequent to the issue date of the Existing Notes and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus
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

             (w) the sum of (A) 100% of the aggregate net cash proceeds and the fair market value of property other than cash (as determined by our Board of Directors) received by us from any Person (other than one of our Subsidiaries or a trust established by us or any of our Subsidiaries for the benefit of our or their employees) from the issuance and sale subsequent to the issue date of the Existing Notes and on or prior to the Reference Date of Qualified Capital Stock of the Company or options, warrants or other rights to purchase that Qualified Capital Stock (but excluding any debt security or Disqualified Capital Stock convertible into, or exchangeable for, that Qualified Capital Stock (B) 100% of the fair market value (as determined by our Board of Directors) of property constituting Replacement Assets received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Qualified Capital Stock of the Company (other than any such property received from a Subsidiary of the Company or a trust established by us or any of our Subsidiaries for the benefit of our or their employees); plus

             (x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder of our Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption -- Optional Redemption Upon Equity Offerings") subsequent to the issue date of the Existing Notes and on or prior to the Reference Date; plus

             (y) 100% of the aggregate net cash proceeds received by us from any other Person (other than one of our Subsidiaries) from the issuance and sale (subsequent to the issue date of the Existing Notes and on or prior to the Reference Date) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for our Qualified Capital Stock, together with the aggregate cash received by us at the time of the conversion or exchange; plus

             (z) without duplication, the sum of (1) the aggregate amount returned in cash to us or one of our Restricted Subsidiaries on or with respect to Investments (other than Permitted Investments) made subsequent to the issue date of the Existing Notes and on or prior to the Reference Date, whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by us or any of our Restricted Subsidiaries from the disposition of all or any portion of Investments (other than to one of our Subsidiaries) subsequent to the issue date of the Existing Notes and on or prior to the Reference Date and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the Issue Date and on or prior to the Reference Date, the portion (proportionate to our equity interest in that Subsidiary) of the fair market value of the net assets of that Subsidiary at the time that Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments (excluding Permitted Investments) made by us or any Restricted Subsidiary subsequent to the Issue Date.

The sum of the amounts accumulated pursuant to clause (v) through (z) of the foregoing paragraph (iii) was $167.1 million as of the Issue Date.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend if the dividend would have been permitted on the date of declaration;

          (2) the acquisition of any shares of our Capital Stock, either (i) solely in exchange for shares of our Qualified Capital Stock or options, warrants or other rights to purchase our Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, our Qualified Capital Stock) or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to one of our Subsidiaries or to a trust established by us or any of our Subsidiaries for the benefit of our or their employees) of shares of our Qualified Capital Stock or options, warrants, or other rights to purchase our Qualified Capital Stock (other than any debt security or Disqualified Capital Stock convertible into, or exchangeable for, our Qualified Capital Stock);

          (3) the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or options, warrants or other rights to purchase such Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to one of our Subsidiaries) of (A) shares of our Qualified Capital Stock or (B) Refinancing Indebtedness;

          (4) dividends or payments to Holdings of cash to be immediately applied to repurchases by Holdings of Qualified Capital Stock of Holdings or options to purchase such Qualified Capital Stock from directors or employees or former directors or former employees of Holdings or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such persons or pursuant to the terms of any customary agreement under which such Qualified Capital Stock or options were issued, in an aggregate amount not to exceed $2.0 million plus the amount of any life insurance proceeds received by Holdings or any of its Subsidiaries during such year related to any such death;

          (5) the repurchase of any Indebtedness that is subordinated to the Notes at a purchase price not greater than 101% of the principal amount of the Indebtedness in the event of a change of control in accordance with provisions similar to the "Change of Control" covenant; provided that, prior to or simultaneously with the repurchase, we have made the Change of Control Offer as provided in that covenant with respect to the Notes and have repurchased all Notes validly tendered for payment in connection with that Change of Control Offer;

          (6) the declaration or payment of dividends on our Common Stock (or the payment to Holdings to fund the payment by Holdings of dividends on Common Stock of Holdings) following an Equity Offering by us or Holdings, as the case may be, in an amount per annum not to exceed 6% of the net cash proceeds received by us, or contributed to us by Holdings, in all Equity Offerings subsequent to the Issue Date;

          (7) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

          (8) any dividends or payments to Holdings in respect of overhead expenses, legal, accounting, commissions, reporting and other professional fees and expenses of Holdings incurred in the ordinary course of business and that are directly attributable to our operations and our Restricted Subsidiaries; and

          (9) payments to holders of Qualified Capital Stock of us (i) in lieu of the issuance of fractional shares of Qualified Capital Stock of us or
     (ii) to redeem or repurchase stock purchase or similar rights issued as a shareholder rights device; provided that the payments made pursuant to this clause (9) from the Issue Date through the final stated maturity of the notes may not exceed $2.0 million;

          (10) repurchases, acquisitions or retirements of shares of Qualified Capital Stock of us or Holdings deemed to occur upon the exercise of stock options or similar rights issued under employee benefits plans of us or Holdings if those shares represent all or a portion of the exercise price or are surrendered in connection with satisfying any income tax obligations; and

          (11) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $15.0 million;

provided that, except in the case of clauses (l) and (2), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. In determining the aggregate amount of Restricted Payments made subsequent to the issue date of the Existing Notes in accordance with clause (iii) of the immediately preceding paragraph, amounts expended, without duplication, pursuant to clauses (1), (2), (3)(i), (4) through
(7), and (11) shall be included in such calculation.

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     Not later than 30 days after the date of making any Restricted Payment (but not including any transaction described in the preceding paragraph), we shall deliver to the Trustee an officers' certificate stating that the Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our latest available internal quarterly financial statements.

     Limitation on Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (i) we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our Board of Directors or by written appraisal from a qualified nationally recognized appraisal firm), and

          (ii) at least 75% of the consideration received by us or our Restricted Subsidiary, as the case may be, from the Asset Sale shall be in the form of cash or Cash Equivalents;

provided that (a) the amount of any liabilities of us or Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes and other than liabilities in respect of Disqualified Capital Stock or Preferred Stock of any Guarantor) that are assumed by the transferee of the assets and for which we or our Restricted Subsidiary is released from all liability related thereto in connection with the Asset Sale and (b) the fair market value of any marketable securities received by us or the Restricted Subsidiary in exchange for the assets that are converted into cash within 90 days shall be deemed to be cash for purposes of this provision.

     In the event of an Asset Sale, we shall apply, or cause the Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of receipt thereof either

          (A) to repay or prepay any secured Indebtedness,

          (B) to make an investment in Replacement Assets,

          (C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B), or

          (D) to repay or prepay any Existing Notes pursuant to the terms of the indenture governing the Existing Notes.

     After 365 days from the day on which the aggregate amount of Net Cash Proceeds that have not been applied as permitted in clauses (A), (B), (C) and
(D) of the preceding sentence (a "Net Proceeds Offer Amount") exceeds $20.0 million (the "Net Proceeds Offer Trigger Date"), we shall make an offer to purchase (the "Net Proceeds Offer") from all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, that amount of Notes and such other pari passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness to be purchased, plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase. If at any time any non-cash consideration received by us or any of our Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to the non-cash consideration), then the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes and other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount we and our Restricted Subsidiaries may use the deficiency for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness validly tendered and not withdrawn by holders thereof exceeds the Net Proceeds Offer Amount, the Notes and other pari passu Indebtedness to be purchased will be selected on a pro rata basis based on the amounts tendered. Upon completion of a Net Proceeds Offer, the amount of Net Proceeds Offer Amount will be reset to zero.
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     Notwithstanding the immediately preceding two paragraphs, we and our
Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with those paragraphs to the extent (i) at least 80% of the consideration for the Asset Sale constitutes Replacement Assets and (ii) the Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by us or any of our Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will be deemed to be Net Cash Proceeds subject to the provisions of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 45 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and will comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in principal amount in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law, and the purchase of such Note shall be consummated within 60 days following the mailing of the Net Proceeds Offer.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of our Restricted Subsidiaries to:

          (a) pay dividends or make any other distributions on or in respect of its Capital Stock to us or any of our Restricted Subsidiaries;

          (b) make loans or advances, or to pay any Indebtedness or other obligation owed, to us or any other of our Restricted Subsidiaries; or

          (c) transfer any of its property or assets to us or any other of our Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (1) applicable law;

          (2) the Indenture;

          (3) agreements governing Indebtedness in existence on the Issue Date and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than the restrictions contained in such predecessor agreements;

          (4) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (5) encumbrances and restrictions contained in agreements existing on the Issue Date;

          (6) in the case of clause (c) above: (A) agreements or instruments arising or agreed to in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease, license, conveyance or other contract and (B) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our or any of our Restricted Subsidiaries entered into in compliance with the Indenture;

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          (7) an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, any of our Restricted Subsidiaries;

          (8) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

          (9) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (4) or (5) above; provided, however, that the provisions relating to the encumbrance or restriction contained in any that Indebtedness are no less favorable to the Holders in any material respect than the provisions relating to the encumbrance or restriction contained in agreements referred to in clause (2), (3), (4) or (5).

          (10) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

          (11) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (12) liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Limitation on Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (13) provisions with respect to the disposition or distribution of assets or property pending the consummation of a sale of such assets or property contained in asset sale agreements and other similar agreements entered into in the ordinary course of business;

          (14) restrictions on cash or other deposits or net worth imposed by customers under contract entered into in the ordinary course of business;

          (15) customary provisions in bona fide contracts for the sale of property or assets; and

          (16) customary non-assignment provisions of any contract or lease entered into in the ordinary course of business.

Nothing contained in clause (c) of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any of our Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Lien created, incurred, assumed or suffered to exist in accordance with the other terms of the Indenture.

     Limitation on Preferred Stock of Restricted Subsidiaries. We will not permit any of our Restricted Subsidiaries to issue any Preferred Stock (other than to us or to one of our Restricted Subsidiaries) or permit any Person (other than one of our Restricted Subsidiaries) to own any Preferred Stock of any of our Restricted Subsidiaries; provided that the foregoing shall not prohibit the creation of a Lien in any Preferred Stock under the Credit Facilities and otherwise created in accordance with the Indenture.

     Limitation on Liens. We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing any Indebtedness of us or any of our Restricted Subsidiaries, unless the Notes or the Guarantees, as applicable, are equally and ratably secured; provided that if the Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing that Indebtedness will be subordinated and junior to the Lien securing the Notes or the Guarantees.

     Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any of our Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets (determined on a consolidated basis for us and our Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (i) either (1) we are the surviving or continuing corporation or (2) the Person (if other than us) formed by the consolidation or into which we are merged or the Person that acquires by sale, assignment,
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     transfer, lease, conveyance or other disposition the properties and assets of us and our Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form satisfactory in all respects to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium and liquidated damages, if any, and interest on, all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of us to be performed or observed;

          (ii) immediately after giving effect to that transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), we or the Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;

          (iii) immediately after giving effect to the transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (iv) we or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture shall comply, with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, in which we are not the continuing corporation, the successor Person formed by the consolidation or into which we are merged or to which the conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and, except in the case of a lease, we, if surviving, will be automatically discharged from all of our obligations under the Indenture and the Notes.

     Limitations on Transactions with Affiliates (a) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of us or that Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions that are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by a majority of the disinterested members of our Board of Directors or a majority of the disinterested members of the Board of Directors of that Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that the transaction complies with the foregoing provisions; provided, however, if there are not any members of the Board of Directors of the Company or that Restricted Subsidiary, as the case may be, that are disinterested with respect to such Affiliate Transaction or series of related Affiliated Transactions, such Affiliate Transaction shall not require such approval if the Company or that Restricted Subsidiary, as the case
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may be, obtains a favorable opinion as to the fairness of such Affiliate
Transaction or series of related Affiliate Transactions to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from a nationally recognized firm qualified to render such fairness opinions and file the opinion with the Trustee. In addition to the foregoing requirements, if we or any of our Restricted Subsidiaries enters into an Affiliate Transaction (or a series of Affiliate Transactions that are part of a common plan) that involves an aggregate fair market value of more than $20.0 million, we or the Restricted Subsidiary, as the case may be, will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from a nationally recognized firm qualified to render such fairness opinions and file the opinion with the Trustee.

     (b) The restrictions set forth in clause (a) above shall not apply to:

          (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of us or any of our Restricted Subsidiaries as determined in good faith by our Board of Directors or senior management of us or the Restricted Subsidiary, as applicable;

          (ii) transactions exclusively between or among us and any of our Restricted Subsidiaries or exclusively between or among our Restricted Subsidiaries, provided the transactions are not otherwise prohibited by the Indenture;

          (iii) any transaction made in accordance with the terms of any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any amendment or replacement agreement is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

          (iv) Restricted Payments permitted by the Indenture;

          (v) the Tax Sharing Agreement;

          (vi) employment agreements with officers and employees of us and our Restricted Subsidiaries, in the ordinary course of business;

          (vii) loans and advances to employees not to exceed $5.0 million outstanding at any one time, in the ordinary course of business;

          (viii) arrangements with directors of the Company existing on the Issue Date as disclosed in this Prospectus;

          (ix) transactions with a Person that is our Affiliate solely because we own Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of that Person; and

          (x) sales of Capital Stock (other than Disqualified Capital Stock) to our Affiliates.

     Limitation of Guarantees by Restricted Subsidiaries. If any Restricted Subsidiary guarantees any Indebtedness of the Company, pledges any of its assets to secure any Indebtedness of the Company or otherwise provides direct credit support for any Indebtedness of the Company, in each case, then such Restricted Subsidiary will become a Guarantor of the notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which such Restricted Subsidiary so guarantees, pledges its assets or otherwise provides direct credit support. In addition, the Company may elect that any Subsidiary of the Company become a Guarantor.

     Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any holder, upon: (i) the unconditional release of that Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which that Guarantee was

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executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of the Company of all of the Company's direct or indirect Capital Stock in, or all or substantially all of the assets of, that Restricted Subsidiary; provided that (a) such sale or disposition of the Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) that assumption, guarantee or other liability of the Restricted Subsidiary has been released by the Holders of the other Indebtedness so guaranteed.

     Conduct of Business. We and our Restricted Subsidiaries will not engage in any businesses that are not the same, similar or reasonably related to the businesses in which we and our Restricted Subsidiaries were engaged on the Issue Date.

     Reports to Holders. Notwithstanding that we may not at the time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of TIA Section 314(a).

     In addition, we will furnish to the Holders of the Notes and to prospective investors, upon the requests of these Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest and liquidated damages, if any, on any Note when the same becomes due and payable and the default continues for a period of 30 days;

          (ii) the failure to pay the principal of any Notes, when the same becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (iii) the failure to comply with the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default after the Company receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

          (iv) a default in the observance or performance of any covenant or agreement contained described under the captions "-- Change of Control," "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Asset Sales," and "-- Certain Covenants -- Limitation on Liens," which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

          (v) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a "Notice of Default") from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

          (vi) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary) of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more;

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          (vii) one or more judgments (not covered by insurance as to which the carrier has assumed the defense or acknowledged coverage) in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary) and such judgments shall remain undischarged, unpaid or unstayed in such aggregate amount for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

          (viii) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (ix) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest and liquidated damages, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities or 5 business days after receipt by the Company and the representative under the Credit Facilities of such Acceleration Notice. In the event of an acceleration because an Event of Default set forth in clause (vi) above has occurred and is continuing, such acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (vi) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the date of the Acceleration Notice with respect thereto. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then all unpaid principal of, premium and liquidated damages, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest or liquidated damages, if any, that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,
(iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (viii) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive any existing or past Default or Event of Default on behalf of all of the Holders under the Indenture, and its consequences, except a default in the payment of the principal of or interest or liquidated damages, if any, on, any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the

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then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon obtaining knowledge of any Default or Event of Default (provided that the Company shall provide certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NOTICE OF DEFAULT

     If a Default or an Event of Default occurs and is continuing and if it is known to an officer of the Trustee, the Trustee shall mail to each Holder notice of the uncured Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of any Note, including an accelerated payment, a Default in payment on the Change of Control Payment Date pursuant to an offer to purchase the Notes upon a Change of Control or on the date of payment of an accepted Net Proceeds Offer and a Default in compliance with Article Five of the Indenture, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or officers of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium and liquidated damages, if any, and interest on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,
(iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and liquidated damages, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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          (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund the deposit referenced in clause (i) above) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (ix) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, by their terms, are to become due and payable, or are to be called for redemption upon delivery of notice, within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay all principal of, premium and liquidated damages, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend, waive or otherwise modify provisions of the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, and to make certain other changes, so long as such other change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other amendments, waivers and other modifications of provisions of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no such amendment, waiver or other modification may: (i) reduce the principal amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and liquidated damages, if any, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder's Note or Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;
(vi) amend, change or modify in any material respect the obligation of the Company (or any of the provisions or definitions with respect thereto) to (A) make and consummate a Change of Control Offer in the event of a Change of Control or (B) make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, in either case after the occurrence of the event giving rise to the need to make such an offer; or (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Guarantees, if any, are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ABS Lease Facility" means the operating lease facility for which UCO Compression is the lessee under the Master Equipment Lease Agreement, dated as of December 31, 2002, between UCO Compression and BRL Universal Compression Funding I 2002, L.P., a Delaware limited partnership, and the agreements
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related thereto which collectively provide financing capacity of up to $200 million for UCO Compression as such agreements may be amended, restated, modified, renewed or supplemented.

     "ABS Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness specified in clause (v) of the definition of Indebtedness that does not (a) result in an increase in the aggregate principal amount of Indebtedness being Refinanced reflected, as of the date of the proposed Refinancing, on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter prior to such Refinancing (plus accrued interest and plus the amount of any premium and reasonable fees, expenses and other amounts payable by the Company or any of the Restricted Subsidiaries in connection with such Refinancing) or (b) create Indebtedness with (i) a final maturity earlier than six months following the final maturity of the Notes or
(ii) an effective interest rate per annum that is higher than the interest rate per annum on the Notes.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of the Company's Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business, sales of equipment pursuant to purchase options entered into by the Company or a Restricted Subsidiary of the Company in the ordinary course of business, sales of inventory in the ordinary course of business or payments or dispositions of cash or Cash Equivalents in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (excluding any Lien granted in accordance with the "Limitation on Liens" covenant) to any Person other than the Company or a Restricted Subsidiary of the Company, in a single transaction or series of related transactions, of
(a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) a Restricted Payment permitted under the "Limitation on Restricted Payments" covenant and (iv) dispositions of damaged, obsolete or worn out property in the ordinary course of business.

     "Board of Directors" means, as to any Person, the board of directors, management committee or other bodies governing the management of such Person or the general partner of such Person or any duly authorized committee thereof.

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     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "BRL Lease Facility" means the operating lease facility relating to the Company under the Equipment Lease Agreement, dated as of February 9, 2001, as amended by the first and second amendments thereto, between the Company and BRL Universal Equipment 2001 A, L.P., a Delaware limited partnership, and the agreements related thereto that collectively provided financing to the Company in an aggregate amount of $532.2 million as such agreements may be amended, restated, modified, renewed or supplemented.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investment grade paper that matures six months or less from the date of purchase and that is rated less than A-1 from S&P or P-1 from Moody's, not to exceed $20 million; (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(i) through (v) above; and (viii) investments made by Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having correlative attributes to the foregoing.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, but other than by the granting of a Lien in accordance with the Indenture or by way of consolidation or merger permitted pursuant to the covenant entitled "Merger, Consolidation and Sale of Assets") of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or "group" within the meaning of Section 13(d) of the Exchange Act (other than the Permitted Holders) shall become the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, of shares representing at least a majority of the aggregate voting power represented by the Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company or Holdings over a two-year period from the directors who constituted the Board of Directors of the Company or Holdings, as the case may be, at the beginning of such period, and such

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replacement shall not have been approved by either (A) a vote of at least a majority of the Board of Directors of the Company or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (B) in the case of the Board of Directors of the Company, Holdings.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to the extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Rental Expense, (D) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, and (E) any expense of the Company or its Restricted Subsidiaries incurred in connection with the overhaul of equipment that can be reclassified as a capital expenditure in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company, whether or not those reductions could be reflected in pro forma financial statements prepared on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

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     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, (ii) Consolidated Rental Expense, and (iii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations and Currency Agreements, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; excluding, however, any amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (d) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (d) of the definition thereof).

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication)
(a) after-tax gains or losses from Asset Sales, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to the referent Person, (d) the net income (but not loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (f) the cumulative effect of a change in accounting principles.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses, including extraordinary, unusual or non-recurring expenses, of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Consolidated Rental Expense" means, with respect to any Person, for any period, the aggregate of the rental expense of such Person and its Restricted Subsidiaries related to Operating Lease Facilities of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis.

     "Credit Agreement" means the Credit Agreement dated as of February 9, 2001, among the Company and the lenders party thereto in their capacities as lenders thereunder and Wachovia Bank, National Association (formerly known as First Union National Bank), as agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

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     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement and the ABS Lease Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Capital Stock, or is redeemable at the sole option of the holder thereof on or prior to the first anniversary of the final maturity date of the Notes, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the stated maturity of the Notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to such covenants.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Notes" means the Company's 9 7/8% senior discount notes due 2008 that were issued on February 20, 1998.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company (i) whose jurisdiction of incorporation is other than the United States of America, any state thereof, the District of Columbia or any possession thereof and (ii) which derives substantially all of its income from jurisdictions other than the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date, provided, however, that all reports and other financial information provided by the Company to the Holders or the Trustee shall be prepared in accordance with GAAP as in effect on the date of such report or other financial information.

     "Guarantee" means a guarantee of the payment of the Notes in accordance with the terms of the Indenture.

     "Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture
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as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Indebtedness" means with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable,

          (ii) all Capitalized Lease Obligations of such Person,

          (iii) all Obligations of such Person issued or assumed as the deferred purchase price of property acquired by such Person or services received by such Person, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted) and
     (ii) Obligations under long-term service or supply contracts which require minimum periodic payments provided that any such service or supply contracts have terms that are no less favorable to such Person than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of such Person),

          (iv) all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

          (v) Obligations of such Person in respect of the ABS Lease Facility, regardless of whether the obligations are reflected on such Person's balance sheet;

          (vi) guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (i) through (v) above and clause (viii) below to the extent such Indebtedness is so guaranteed, other than endorsements, with recourse, of negotiable instruments in the ordinary course of business,

          (vii) all Obligations of any other Person of the type referred to in clauses (i) through (v) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured,

          (viii) all Obligations of such Person under Currency Agreements and Interest Swap of such Person other than hedging arrangements that are entered into in the ordinary course of business and not for speculative purposes as determined in good faith by the Board of Directors of the Company or the chief financial officer of the Company, and

          (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, provided, however, Indebtedness shall not include any liability for Federal, state, local and other taxes owed or owing by such Person.

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the

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time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such indebtedness.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee but excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude
(i) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and (ii) the acquisition of Capital Stock, securities or other properties or assets by the Company or any of its Restricted Subsidiaries for, and to the extent, consideration consisting of Capital Stock of the Company. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall (A) include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and (B) exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an investment on the date of such sale equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means May 27, 2003.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash
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or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales or brokerage commissions), (b) net taxes paid or payable as a result of such Asset Sale, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,
(d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating Lease Facility" means the ABS Lease Facility, the BRL Lease Facility and any similar operating lease facility or financing arrangements established after the Issue Date.

     "Permitted Holder(s)" means any of Holdings, Weatherford International, Inc. and their respective Affiliates.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes (excluding any Add-On Notes), the Indenture and the Guarantees, if any;

          (ii) additional Indebtedness of the Company and its Restricted Subsidiaries under Credit Facilities in a principal amount outstanding under this clause (ii) at any time not to exceed $165 million;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date, reduced by the amount of any scheduled amortization payments or mandatory prepayments (in each case when actually paid) or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary and its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted by the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien, other than pursuant to the Credit Facilities, in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien other

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     than pursuant to the Credit Facilities; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person, other than pursuant to the Credit Facilities, holds a Lien in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

          (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

          (xi) Indebtedness (A) in respect of performance, surety or appeal bonds or letters of credit provided in the ordinary course of business, or
     (B) arising, from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Company or any of its Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (excluding herefrom any guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition;

          (xii) Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are substantially contemporaneously (A) used to purchase Notes tendered in a Change of Control Offer or (B) deposited to defease the Notes as described above under "Legal Defeasance and Covenant Defeasance;"

          (xiii) Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries by any Restricted Subsidiary provided the guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Guarantees by Restricted Subsidiaries" covenant; and guarantees of Indebtedness of any Restricted Subsidiary of the Company by the Company provided that such Indebtedness is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (xiv) Refinancing Indebtedness and ABS Refinancing Indebtedness; and

          (xv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

     "Permitted Investments" means:

          (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment in the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (iii) Investments in cash and Cash Equivalents;
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          (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

          (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture, including without limitation margin deposits made pursuant thereto;

          (vi) Investments in Unrestricted Subsidiaries and joint ventures not to exceed $7.5 million at any one time outstanding;

          (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (ix) Investments made through the issuance of Qualified Capital Stock;

          (x) Investments made by Holdings and contributed to the Company or its Restricted Subsidiaries;

          (xi) Investments existing on the Issue Date.

          (xii) Investments in capital stock or evidences of indebtedness received in connection with the settlement of bona fide litigation; and

          (xiii) other Investments not to exceed $10.0 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (i) Liens existing on the Issue Date;

          (ii) Liens in respect of, required by or incurred in accordance with any Credit Facilities;

          (iii) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) being contested in good faith by appropriate proceedings;

          (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

          (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance bonds, surety bonds, return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (vi) Liens arising by reason of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (vii) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (viii) Liens representing the interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;
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          (ix) Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (x) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (xi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xii) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xiii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that in the case of Purchase Money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a Refinancing of any Purchase Money Indebtedness, within 180 days of such Refinancing;

          (xiv) Liens securing Indebtedness under Currency Agreements;

          (xv) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

          (xvi) Liens securing Refinancing Indebtedness, provided that such Liens extend to or cover only the property or assets currently securing the Indebtedness being Refinanced; and

          (xvii) other Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii),
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(xiii) or (xv) of the definition of Permitted Indebtedness), in each case (other than Refinancing Indebtedness incurred to Refinance all of the Notes) that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest and plus the amount of any premium and reasonable fees, expenses and other amounts payable by the Company or any of its Restricted Subsidiaries in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (other than Refinancing Indebtedness incurred to Refinance all of the Notes), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Replacement Assets" means either (x) properties and assets that replace the properties and assets that were the subject of the Asset Sale or (y) any properties or assets that will be used or are useful in our business or the business of our Restricted Subsidiaries as existing on the Issue Date or in businesses similar or reasonably related thereto or in the capital stock of any entity a majority of whose assets consists of the properties or assets described under (x) or (y).

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Tax Sharing Agreement" means the tax sharing agreement between the Company and Holdings as in effect on the date hereof, and as thereafter modified in any way not adverse to the Company or the Holders.

     "UCO Compression" means UCO Compression 2002 LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of such Person may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, (A) the Company or its Restricted Subsidiaries could incur the Indebtedness of such Unrestricted Subsidiary under the covenant described under "-- Certain
Covenants -- Limitation on Incurrence of Additional Indebtedness" and (B) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the

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Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK ENTRY, DELIVERY AND FORM

     The new notes will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     New notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of new notes in definitive form, such new notes will, unless the global securities have previously been exchanged for new notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of new notes being transferred.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Notes represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain holders of the Notes take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

     So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the new notes for all purposes of the new notes and the Indenture. Except as set forth below, you will not be entitled to have the new notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered to be the owner or Holder of any new notes under the global securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the
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participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Company will make all payments on new notes represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

     The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the new notes represented by the global securities will be exchangeable for certificated new notes in definitive form of like tenor as such new notes if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global securities and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have all of the new notes represented by the global securities. Any new notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated new notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     As part of the sale of the old notes to the initial purchasers, the holders of the old notes became entitled to the benefits of the registration rights agreement, dated as of May 27, 2003, by and among us and the initial purchasers.

     We have agreed pursuant to the registration rights agreement that we will, at our cost:

          (1) file a registration statement with the SEC with respect to a registered offer (the "exchange offer") to exchange each old note for a new note having terms substantially identical in all material respects to the old note (except that the new notes will not contain terms with respect to transfer restrictions);

          (2) use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act on or before November 23, 2003;

          (3) promptly following the effectiveness of the registration statement, offer the Exchange Notes in exchange for surrender of the Notes; and

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          (4) keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of all notes.

     The exchange offer being made hereby, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement.

     For each old note tendered to us pursuant to the exchange offer, we will issue to the Holder of the old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on that old note, from the Issue Date.

     Under existing SEC interpretations, the notes will be freely transferable by Holders other than our affiliates after the exchange offer without further registration under the Securities Act if the Holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any Person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of their new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus.

     Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of their new notes for 180 days following the effective date of this registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver this prospectus).

     A Holder of old notes (other than certain specified holders) who wishes to exchange its old notes for new notes in this exchange offer will be required to represent that any:

          (1) new notes to be received by it will be acquired in the ordinary course of its business;

          (2) at the time of the commencement of the exchange offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the old notes or the new notes;

          (3) it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

          (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

          (5) if it is a broker-dealer, that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of those new notes.

     In the event that:

          (1) applicable interpretations of the staff of the SEC do not permit us to effect this exchange offer; or

          (2) for any other reason the exchange offer is not consummated by January 22, 2004; or

          (3) any of the initial purchasers shall notify us following consummation of the exchange offer that old notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

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          (4) certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the new notes acquired by them in the exchange offer to the public without delivering a prospectus and this prospectus is not available for such resales, we will, subject to certain exceptions:

             (i) use our commercially reasonable best efforts to promptly file a shelf registration statement (the "Shelf Registration Statement") covering resales of the old notes or the new notes, as the case may be;

             (ii) (A) in the case of clause (1) above, use our commercially reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to November 23, 2003, and (B) in the case of clause (2), (3) or (4) above, use our commercially reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

             (iii) use our commercially reasonable best efforts to keep the Shelf Registration Statement effective until the earliest of (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c),
        (e), (f) and (h) of Rule 144, (B) two years from the effective date of the Shelf Registration Statement and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

     We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder selling old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the registration rights agreement that are applicable to that Holder (including certain indemnification obligations).

     We will pay additional cash interest on the applicable old notes, subject to certain exceptions:

          (1) if we fail to file a registration statement with the SEC on or prior to August 25, 2003,

          (2) if the registration statement or, if obligated to file a Shelf Registration Statement pursuant to clause (ii)(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to November 23, 2003,

          (3) if the exchange offer is not consummated on or before the 60th business day after the registration statement is declared effective,

          (4) if obligated to file the Shelf Registration Statement, we fail to file the Shelf Registration Statement with the SEC on or prior to the 60th day after the date (the "Shelf Filing Date") on which the obligation to file a Shelf Registration Statement arises,

          (5) if obligated to file a Shelf Registration Statement pursuant to clause (ii)(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

          (6) after the registration statement or the Shelf Registration Statement, as the case may be, is declared effective, that registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     The rate of the additional interest will be in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the additional interest will increase by an additional

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$.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

     All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes is deemed to include any additional interest pursuant to the registration rights agreement.

     If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective (or for a shorter period that those broker-lenders are required by law to deliver this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the new notes, or a combination of those methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new exchange notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes acquired by that broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses relating to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes, including any broker-dealers, and certain parties related to these holders, against various liabilities, including liabilities under the Securities Act.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary highlights material U.S. Tax Consequences to the holders of the notes pertaining to the exchange, ownership, or disposition of the notes. This summary is of a general nature and is included herein solely for informational purposes. It is not intended to be, nor should it be construed as being, legal or tax advice. We make no representation with respect to the consequences to any holder of the notes. You should consult your own tax advisors with respect to your particular circumstances.

     The following general discussion is a summary of certain United States federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer as well as to the ownership
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and disposition of the new notes. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change at any time by legislative, judicial or administrative action. Any changes may be applied retroactively in a manner that could adversely affect a holder of the notes. There can be no complete assurance that the Internal Revenue Service ("IRS") will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been or will be sought on any of the matters discussed below.

     The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax consequences of exchanging old notes for new notes or of owning and disposing of the new notes and, without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities, insurance companies, financial institutions, regulated investment companies, tax-exempt entities, persons owning notes through partnerships or other pass-through entities, former citizens or residents of the United States, taxpayers subject to the alternative minimum tax provisions of the Code, persons who hold notes as part of a straddle, hedge or conversion transaction or other risk reduction transaction, and persons who have a "functional currency" other than the U.S. Dollar. In addition, this discussion is limited to holders who acquire the new notes by exchanging the old notes pursuant to the exchange offer and who acquired their old notes as an original purchaser of the old notes for cash at the original offering price within the meaning of Section 1273 of the Code and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any state, local or foreign tax laws, or U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a non-United States Holder.

TAX CONSEQUENCES OF THE EXCHANGE

     The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes.
Accordingly:

          (1) holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer,

          (2) the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange for the new note, and

          (3) the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange for the new note.

We recommend that you consult your own tax advisor as to the particular consequences of exchanging your old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

CERTAIN TAX CONSEQUENCES RELATED TO OWNING AND DISPOSING OF THE NEW NOTES

  UNITED STATES HOLDERS

     If you are a "United States Holder," as defined below, this section applies to you. You are a United States Holder if you hold the notes and you are:

          (1) an individual who is a citizen of the United States or a U.S. resident alien for U.S. federal income tax purposes,

          (2) a corporation (or an entity treated as a corporation) created or organized in or under the laws of the United States or any state or the District of Columbia,

          (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

          (4) a trust (i) that a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons as defined in section 7701(a)(30) of
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     the Code have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If the notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

  Payment of Interest

     You must generally include interest on a note as ordinary income at the time the interest is received, if you use the cash method of accounting for U.S. Federal income tax purposes, or when the interest is accrued, if you use the accrual method of accounting for U.S. Federal income tax purposes. As described under "Description of Notes -- Change of Control," under certain circumstances, the holders of the notes will have the right to require us to purchase their notes at a price in excess of the aggregate principal amount, plus accrued interest. We intend to take the position that the likelihood of any such repurchase is remote, and we do not intend to treat the possibility as affecting the yield to maturity of the notes. Our determination that the possibilities of a repurchase at the option of the holders and the payment of additional interest are remote is binding on each United States Holder unless the holder explicitly discloses to the IRS that its determination is different than ours in the manner required by the applicable Treasury Regulations. Our determination is not binding on the IRS, which may take a different position that could affect the timing of a United States Holder's recognition of income with respect to such additional payments and could also affect the character of any gain or loss on a disposition of notes.

  Sale, Exchange or Redemption of the Notes

     You must generally recognize taxable capital gain or loss on the sale, exchange or redemption of a note. The amount of your gain or loss equals the difference between:

          (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income), and

          (2) your adjusted tax basis in the note.

     Your tax basis in a note generally will equal the amount you paid for the old note, subject to certain adjustments. The tax rate applicable to this capital gain will depend, among other things, upon your holding period for the notes that are sold, exchanged or redeemed. The deductibility of capital losses is subject to certain limitations.

  Information Reporting and Backup Withholding Tax

     A United States Holder of a note may be subject, under certain circumstances, to information reporting and "backup withholding" at a rate of up to 30% with respect to certain "reportable payments," including interest on or principal (and premium, if any) of a note and the gross proceeds from a disposition of a note. The backup withholding rules apply if the holder, among other things (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to properly report the receipt of interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each United States Holder of a note the amount of any "reportable payments" and the amount of tax withheld, if any, with respect to those payments.

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     Any amounts withheld under the backup withholding rules from a payment to a
United States Holder will be allowed as a refund or as a credit against the United States Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

  NON-UNITED STATES HOLDERS

     The following general discussion is limited to certain U.S. federal income tax consequences to a holder of a note that is a "non-United States Holder," which means any beneficial owner of a note that, for U.S. federal income tax purposes, is not a United States Holder. For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of the notes will be considered to be "United States trade or business income" if such income or gain is:

     - effectively connected with the conduct of a U.S. trade or business; or

     - in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder if the holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. if you are a non-united states holder, you should consult with your own tax advisors to determine the effect on you of federal, state, local and foreign tax laws with regard to holding the notes, including any reporting requirements.

     Payment of Interest

     Under the "portfolio interest exemption," you will generally not have to pay U.S. federal income tax on interest paid on the new notes, provided you are not receiving the interest in connection with a United States trade or business and provided you:

          (1) do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

          (2) are not, for United States federal income tax purposes, a controlled foreign corporation related to us within the meaning of Section 881(c)(3)(C) of the Code, and

          (3) are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code.

     In each case, (a) a non-United States Holder must provide its name and address on an IRS Form W-8BEN (or successor form), and certify, under penalties of perjury, that it is not a U.S. person or (b) a financial institution holding the notes on a non-United States Holder's behalf must certify, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from the beneficial owner and provide us with a copy.

     If you cannot satisfy the requirements described above, payments of premium and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8EC1 (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business conducted by you. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject

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to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to the payor.

  Sale, Exchange or Redemption of Notes

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of a note unless:

          (1) the gain is effectively connected with a United States trade or business conducted by you;

          (2) in the case of a non-United States Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that holder in the United States; or

          (3) you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

  Certain U.S. Federal Estate Tax Considerations for Non-United States Holders

     A note held (or treated as held) by an individual who is a non-United States Holder at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

  Information Reporting and Backup Withholding Tax

     We will, when required, report to the IRS and to each non-United States Holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to such payments.

     United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States Holder if the statement described in "--Non-United States Holders -- Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

     Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker (as defined in applicable United States Treasury Regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the United States by such a broker if such broker (1) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;
(2) is a controlled foreign corporation for U.S. federal income tax purposes; or
(3) is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

     In addition, a non-United States Holder will generally not be subject to information reporting and back-up withholding with respect to the proceeds of the sale of a note effected by the U.S. office of a broker, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

     Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the new notes offered in the exchange offer will be passed upon for us by Gardere Wynne Sewell LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in this registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in method of accounting to conform to the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNIVERSAL COMPRESSION, INC.
  Independent Auditors' Report..............................  F-2
  Consolidated Financial Statements:
     Consolidated Balance Sheets............................  F-3
     Consolidated Statements of Operations..................  F-4
     Consolidated Statements of Stockholder's Equity........  F-5
     Consolidated Statements of Cash Flows..................  F-6
     Notes to Consolidated Financial Statements.............  F-7
  Schedule II -- Valuation and Qualifying Accounts..........  E-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Universal Compression, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression, Inc. and subsidiaries (the "Company") as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended March 31, 2003. Our audits also included the financial statement schedule listed in the Index at E-1, which represents Schedule II to the consolidated financial statements of the Company. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, in the year ended March 31, 2002 the Company changed its method of accounting and reporting for goodwill to conform to the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                               /s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 23, 2003

                          UNIVERSAL COMPRESSION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,
                                                                 2003         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $   71,693   $    6,176
  Accounts receivable, net of allowance for bad debts of
     $8,146 and $7,470 as of March 31, 2003 and 2002,
     respectively...........................................      77,565      111,829
  Current portion of notes receivable.......................       2,722        3,010
  Inventories, net of reserve for obsolescence of $10,468
     and $10,537 as of March 31, 2003 and 2002,
     respectively...........................................      91,332      102,748
  Current deferred tax asset................................      10,890        8,360
  Other.....................................................       7,108       19,130
                                                              ----------   ----------
  Total current assets......................................     261,310      251,253
Contract compression equipment..............................   1,316,214      618,975
Other property..............................................     106,496       84,254
Accumulated depreciation and amortization...................    (145,916)     (86,647)
                                                              ----------   ----------
  Net property, plant and equipment.........................   1,276,794      616,582
Goodwill....................................................     387,480      380,328
Notes receivable............................................       2,555        3,222
Other non-current assets....................................      25,367       25,396
                                                              ----------   ----------
  Total assets..............................................  $1,953,506   $1,276,781
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable, trade...................................  $   43,210   $   42,961
  Accrued liabilities.......................................      55,719       64,947
  Current portion of long-term debt and capital lease
     obligation.............................................       4,322        3,801
                                                              ----------   ----------
  Total current liabilities.................................     103,251      111,709
Capital lease obligations...................................       3,180        3,634
Long-term debt..............................................     937,653      219,327
Non-current deferred tax liability..........................     153,166      131,655
Derivative financial instrument used for hedging purposes...      15,404           --
Deferred gain...............................................          --      114,261
Other liabilities...........................................       1,349          799
                                                              ----------   ----------
  Total liabilities.........................................   1,214,003      581,385
Commitments and contingencies (Note 9)
Stockholder's equity:
  Common stock, $10 par value, 5.0 shares authorized, 4.9
     issued and outstanding as of March 31, 2003 and 2002...          49           49
  Additional paid-in capital................................     710,349      708,333
  Other comprehensive income (loss).........................     (48,944)     (57,517)
  Retained earnings.........................................      78,049       44,531
                                                              ----------   ----------
  Total stockholder's equity................................     739,503      695,396
                                                              ----------   ----------
  Total liabilities and stockholder's equity................  $1,953,506   $1,276,781
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues:
  Domestic contract compression.............................  $265,465   $267,550   $126,686
  International contract compression........................    66,505     60,185     22,549
  Fabrication...............................................   162,678    211,265     61,779
  Aftermarket services......................................   130,570    140,989     21,452
                                                              --------   --------   --------
  Total revenues............................................   625,218    679,989    232,466
                                                              --------   --------   --------
Costs and expenses:
  Domestic contract compression -- direct costs.............    95,597     97,658     46,221
  International contract compression -- direct costs........    12,736     16,774      6,124
  Fabrication -- direct costs...............................   146,603    186,918     52,738
  Aftermarket services -- direct costs......................   102,314    110,293     17,976
  Depreciation and amortization.............................    63,706     48,600     33,485
  Selling, general and administrative.......................    67,944     60,890     21,092
  Operating lease expense...................................    46,071     55,401     14,443
  Interest expense, net.....................................    36,421     23,017     22,622
  Foreign currency (gain)/loss..............................       459        (42)       177
  Other (income)/expense, net...............................    (1,126)       141       (472)
  Other non-recurring charges...............................        --         --      8,699
                                                              --------   --------   --------
  Total costs and expenses..................................   570,725    599,650    223,105
                                                              --------   --------   --------
Income before income taxes and extraordinary items..........    54,493     80,339      9,361
Income tax expense..........................................    20,975     30,931      3,871
                                                              --------   --------   --------
  Income before extraordinary items.........................    33,518     49,408      5,490
  Extraordinary loss, net of $3,979 income tax benefit......        --         --     (6,632)
                                                              --------   --------   --------
  Net income (loss).........................................  $ 33,518   $ 49,408   $ (1,142)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
               FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001

                                                   ADDITIONAL   RETAINED        OTHER
                                          COMMON    PAID IN     EARNINGS    COMPREHENSIVE
                                          STOCK     CAPITAL     (DEFICIT)   INCOME (LOSS)    TOTAL
                                          ------   ----------   ---------   -------------   --------
                                                                (IN THOUSANDS)
BALANCE, MARCH 31, 2000.................   $49      $105,131     $(3,735)           --      $101,445
                                           ===      ========     =======      ========      ========
  Investment in subsidiary by parent....    --       116,815          --            --       116,815
  Acquisitions..........................    --       429,661          --            --       429,661
  Net loss..............................    --            --      (1,142)           --        (1,142)
  Foreign currency translation
     adjustment.........................    --            --          --      $    845           845
  Comprehensive loss....................                                                        (297)
                                           ---      --------     -------      --------      --------
BALANCE, MARCH 31, 2001.................   $49      $651,607     $(4,877)     $    845      $647,624
                                           ===      ========     =======      ========      ========
  Investment in subsidiary by parent....    --        36,726          --            --        36,726
  Acquisitions..........................    --        20,000          --            --        20,000
  Net income............................    --            --      49,408            --        49,408
  Foreign currency translation
     adjustment.........................    --            --          --       (58,362)      (58,362)
  Comprehensive loss....................                                                      (8,954)
                                           ---      --------     -------      --------      --------
BALANCE, MARCH 31, 2002.................   $49      $708,333     $44,531      $(57,517)     $695,396
                                           ===      ========     =======      ========      ========
  Investment in subsidiary by parent....    --         2,016          --            --         2,016
  Net income............................    --            --      33,518            --        33,518
  Foreign currency translation
     adjustment.........................    --            --          --         9,139         9,139
  Interest rate swap loss...............                                          (566)         (566)
  Comprehensive income..................                                                      42,091
                                           ---      --------     -------      --------      --------
BALANCE, MARCH 31, 2003.................   $49      $710,349     $78,049      $(48,944)     $739,503
                                           ===      ========     =======      ========      ========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR ENDED MARCH 31,
                                                            ---------------------------------
                                                              2003        2002        2001
                                                            ---------   ---------   ---------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).......................................  $  33,518   $  49,408   $  (1,142)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities, net of effect of
     acquisitions:
     Depreciation and amortization........................     63,706      48,600      33,485
     (Gain) loss on asset sales...........................       (741)       (286)        119
     Amortization of debt issuance costs..................      3,670       3,006       1,458
     Accretion of discount notes..........................     18,660      20,073      18,521
     Increase (decrease) in deferred taxes................     18,058      20,827     109,883
     (Increase) decrease in other assets..................     12,913      21,225     (14,525)
     (Increase) decrease in receivables...................     37,105     (10,404)    (26,239)
     (Increase) decrease in inventories...................     11,871      40,048     (19,272)
     Increase (decrease) in accounts payable..............     (2,004)    (44,947)     23,591
     Increase (decrease) in accrued liabilities...........    (10,604)    (15,713)    (32,555)
     Increase (decrease) in payable to parent.............         --          --      (1,288)
     Other................................................         --          --         845
                                                            ---------   ---------   ---------
     Net cash provided by operating activities............    186,152     131,837      92,881
                                                            ---------   ---------   ---------
Cash flows from investing activities:
  Additions to property, plant and equipment..............   (120,751)   (188,019)    (68,006)
  Acquisition of Weatherford Global.......................         --          --    (409,423)
  Other acquisitions, net of cash received................     (1,536)   (160,021)    (55,338)
  Proceeds from sale of property, plant and equipment.....     14,583     187,784     529,449
                                                            ---------   ---------   ---------
  Net cash used in investing activities...................   (107,704)   (160,256)     (3,318)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Principal repayments of long-term debt..................     (5,818)     (7,401)    (74,626)
  Net repayment under revolving line of credit............         --          --     (97,408)
  Net proceeds (repayment) on sale-leaseback of
     vehicles.............................................     (2,800)     (2,878)     (1,484)
  Net proceeds (repayment) of financing lease.............         --          --     (10,580)
  Investment in subsidiary to parent......................      2,016      36,726     116,815
  Debt issuance costs.....................................     (5,009)     (4,131)    (11,404)
  Operating lease facilities..............................     (1,320)         --          --
                                                            ---------   ---------   ---------
  Net cash provided by (used in) financing activities.....    (12,931)     22,316     (78,687)
                                                            ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents......     65,517      (6,103)     10,876
Cash and cash equivalents at beginning of period..........      6,176      12,279       1,403
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of period................  $  71,693   $   6,176   $  12,279
                                                            =========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest..................................  $  14,553   $   4,073   $   4,115
                                                            =========   =========   =========
  Cash paid for operating leases..........................  $  41,171   $  54,301   $   7,798
                                                            =========   =========   =========
  Cash paid for income taxes..............................  $   2,572   $   1,346   $   1,543
                                                            =========   =========   =========

          See accompanying notes to consolidated financial statements.

                          UNIVERSAL COMPRESSION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Universal Compression Holdings, Inc. was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. Upon completion of the acquisition on February 20, 1998, TCS changed its name to Universal Compression, Inc. ("Universal"). Universal is a wholly owned subsidiary of Universal Compression Holdings, Inc. ("Holdings").

     Since Holdings' initial public offering in 2000, Universal has completed several acquisitions. Universal's completed acquisitions include Gas Compression Services, Inc. ("GCSI") in September 2000, Weatherford Global Compression Services, L.P. and certain related entities ("Weatherford Global") and ISS Compression ("IEW") in February 2001, Compressor System International, Inc. ("CSII") in April 2001, KCI, Inc. ("KCI") and Louisiana Compressor Maintenance ("LCM") in July 2001, and Technical Compression Service, Inc. ("TCSI") in October 2001. GCSI added approximately 138,000 horsepower to Universal's fleet and provided it with an increased customer base, additional market segments and additional fabrication capabilities. Weatherford Global added approximately 950,000 horsepower, which expanded both Universal's domestic and international presence and more than doubled Universal's size at the time. IEW added approximately 26,000 horsepower to Universal's fleet, as well as important offshore Gulf of Mexico service capabilities. CSII added approximately 34,000 horsepower in the aggregate to Universal's fleet in Mexico and Argentina. KCI added approximately 125,000 horsepower to Universal's domestic fleet as well as significant fabrication expertise and capabilities, and expertise in the pipeline compression and related natural gas markets. LCM added to Universal's ability to be a supplier of maintenance, repair, and overhaul and upgrade services to natural gas pipeline and related markets. TCSI added to Universal's compression parts and service capabilities for the natural gas producing industry as well as the refinery and petrochemical industries.

  NATURE OF OPERATIONS

     Universal is the second largest natural gas compression services company in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2003 of approximately 7,400 compressor units comprising approximately 2.3 million horsepower. Universal provides a full range of contract compression services, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry, as gas must be compressed to be delivered from the wellhead to end-users.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include Universal and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

  USE OF ESTIMATES

     In preparing Universal's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

                          UNIVERSAL COMPRESSION, INC.

  CASH AND CASH EQUIVALENTS

     Universal considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash flows are computed using the indirect method.

  REVENUE RECOGNITION

     Revenue is recognized by Universal's four reportable business segments using the following criteria: (a) persuasive evidence of an exchange arrangement exists, (b) delivery has occurred or services have been rendered, (c) the buyer's price is fixed or determinable and (d) collectibility is reasonably assured.

     Revenue from contract compression services is recorded when earned over the period of service and maintenance contracts which generally range from one month to several years. Aftermarket services revenue is recorded as products are delivered or services are performed for the customer.

     Fabrication revenue is recognized using the completed-contract method which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months.

  CONCENTRATION OF CREDIT RISK

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in international locations including Canada, Latin America and Asia Pacific. Universal reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of Universal's revenues. For the years ended March 31, 2003, 2002 and 2001, Universal wrote off bad debts, net of recoveries totaling $4.3 million, $0.09 million, and $0.08 million respectively.

  INVENTORIES

     Inventories are recorded at the lower of average cost or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or compression services to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  PROPERTIES AND EQUIPMENT

     Property, plant and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service using a 20% salvage value. Universal evaluated the estimated useful lives used for book depreciation purposes for its compressor fleet with the assistance of an independent equipment valuation firm. This equipment study evaluated the compressor units based upon equipment type, key components and industry experience of the actual useful life in the field. The study was finalized in the fourth quarter of fiscal year 2003, based upon the findings of the study, the estimated useful lives of the majority of the existing compressor units were extended to 25 years from 15 years. In addition, a portion of the units remained at 15 years or less and a portion of the units were extended to 30 years. The change in useful lives was effective January 1, 2003. Had Universal depreciated all compression equipment recorded and consolidated in its balance sheet as of December 31, 2002, using depreciable lives of 15 years instead of the extended estimated depreciable lives, depreciation expense would have been approximately $5.6 million higher

                          UNIVERSAL COMPRESSION, INC.

and would have decreased net income by approximately $3.4 million for the fiscal year ended March 31, 2003. The estimated useful lives as of March 31, 2003 were as follows:

Buildings...................................................  20-35 years
Compression equipment.......................................  15-30 years
Other properties and equipment..............................   2-25 years

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that increase the value or extend the life of contract compressor units are capitalized and depreciated over the estimated period of
6.5 years. Depreciation expense for the years ended March 31, 2003, 2002 and 2001 was $62.1 million, $48.3 million and $29.9 million, respectively.

     Properties and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value. Universal has not recognized any impairment losses for any of the periods presented.

  GOODWILL

     Goodwill represents the purchase price of an acquired entity in excess of the fair market value assigned to its assets and liabilities. Through March 31, 2001, goodwill was amortized on a straight-line basis over 40 years. Effective April 1, 2001, Universal discontinued amortization of goodwill with Universal's adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

     The following table sets forth adjusted net income as if SFAS No. 142 had been effective and Universal adopted it on April 1, 2000 (in thousands):

                                                           FOR THE YEAR ENDED MARCH 31,
                                                          ------------------------------
                                                            2003       2002       2001
                                                          --------   --------   --------
Reported net income (loss)..............................  $33,518    $49,408    $(1,142)
  Add back: Goodwill amortization.......................       --         --      2,085
                                                          -------    -------    -------
Adjusted net income (loss)..............................  $33,518    $49,408    $   943
                                                          =======    =======    =======

  OTHER NON-CURRENT ASSETS

     Included in other non-current assets are debt issuance costs, net of accumulated amortization, totaling approximately $22.3 million and $19.6 million at March 31, 2003 and 2002, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method.

  INCOME TAXES

     Universal accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Universal's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

     Universal provides contract compression services to a global market. As such, Universal is subject to taxation not only in the United States but also in numerous foreign jurisdictions. Having to consider these

                          UNIVERSAL COMPRESSION, INC.

different jurisdictions complicates the estimate of future taxable income, which in turn determines the realizability of its deferred tax assets. Numerous judgments and assumptions are inherent in the determination of future taxable income, including assumptions on future operating conditions and asset utilization. The judgments and assumptions used to determine future taxable income are consistent with those used for other financial statement purposes.

     Additionally, Universal must consider any prudent and feasible tax planning strategies that would minimize the amount of deferred tax liabilities recognized or the amount of any valuation allowance recognized against deferred tax assets. The principal tax planning strategy available to Universal relates to the permanent reinvestment of the earnings of foreign subsidiaries. The assumptions related to the permanent reinvestment of the foreign earnings are analyzed and reviewed annually for changes in Universal's international and domestic business outlook.

  FOREIGN CURRENCY TRANSLATION

     The majority of Universal's foreign subsidiaries have designated the local currency as their functional currency and, as such, gains and losses resulting from financial statement translation of foreign operations are included as a separate component of accumulated other comprehensive loss within stockholder's equity. Gains and losses from balances that are receivable or payable in currency other than functional currency are included in the consolidated statements of operations.

     For those foreign subsidiaries that have designated the United States Dollar as the functional currency, gains and losses resulting from financial statement translation of foreign operations are included in the consolidated statements of operations as incurred.

     Currency transaction gains and losses are reflected in Universal's consolidated statements of operations during the period incurred.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Universal's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair value of Universal's revolving credit facility (see Note 4) is representative of its carrying value based upon variable rate terms. The fair value of the senior discount notes was approximately $241.2 million and $253.7 million, as compared to a carrying amount of $229.8 million and $215.9 million at March 31, 2003 and 2002, respectively. The fair value of the senior notes was approximately $479.3 million as compared to a carrying amount of $450.0 million at March 31, 2003. The carrying amounts of $82.2 million for the term loan and $175 million for the notes under the ABS operating lease facility approximate the fair values. The estimated fair value amounts have been determined by Universal using appropriate valuation methodologies and information available to management as of March 31, 2003, based on the quoted market price from brokers of these notes.

  HEDGING AND USE OF DERIVATIVE INSTRUMENTS

     Universal utilizes interest rate swaps to minimize interest rate exposure on the $200 million asset-backed securitization operating lease facility. The swaps are not used for trading or speculative purposes. The fair value of the interest rate swap was a loss of $15.4 million as of March 31, 2003.

     In accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," Universal records these interest rate swaps on the balance sheet as either assets or liabilities measured at their fair value. These instruments qualify for hedge accounting as they reduce the interest rate risk of the underlying hedged item and are designated as a cash flow hedge at inception. These swaps result in financial impacts that are inversely correlated to those of the items being hedged. To qualify for hedge accounting treatment, companies must formally document, designate and assess the effectiveness of the transactions. All

                          UNIVERSAL COMPRESSION, INC.

of the interest rate instruments utilized are placed with a large creditworthy financial institution. If the necessary correlation ceases to exist or if physical delivery of the hedged item becomes improbable, Universal would discontinue hedge accounting and apply mark-to-market accounting. Amounts paid or received from interest rate swaps are charged or credited to interest expense and matched with the cash flows and interest expense of the debt being hedged, resulting in an adjustment to the effective interest rate.

  ENVIRONMENTAL LIABILITIES

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  NEW ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principle Board Opinion No. 30, while retaining many of the requirements of those two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 does not materially change the methods used by Universal to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. SFAS No. 144 was effective for Universal on April 1, 2002. Based on Universal's review of SFAS No. 144, no impairment existed as of March 31, 2003.

     In April 2002, FASB issued SFAS No. 145 "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 requires, among other things, gains or losses of extinguishments of debt to be classified as income (loss) from continuing operations rather than as an extraordinary item, unless such extinguishment is determined to be extraordinary pursuant to Accounting Principles Board Opinion No. 30 ("Opinion 30"), "Reporting the Results of Operations -- Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Transactions." Any gain or loss on extinguishment of debt that was classified, as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and an amendment to SFAS No. 4, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, this Statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are effective for Universal on April 1, 2003, and provisions affecting SFAS No. 13 are effective for transactions occurring after May 15, 2002. Universal did not early adopt the provisions for SFAS 145 for the year ended March 31, 2003. Had Universal early adopted SFAS 145 in fiscal year 2003, the extinguishment of debt recorded in fiscal year 2001 would be reclassified to a separate component of income before income taxes.

                          UNIVERSAL COMPRESSION, INC.

     In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires the recognition of costs associated with the exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. This Statement replaces Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", which required the recognition of costs at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Universal will record any costs associated with exit or disposal activities in accordance with this new guidance when applicable.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures about guarantees in the interim and annual financial statements. The provisions of FIN 45 related to initial recognition and measurement of guarantee agreements were effective for any guarantees issued or modified after December 31, 2002. The adoption of these recognition and measurement provisions did not have any impact on Universal's consolidated financial position or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which is an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." The interpretation states that certain variable interest entities may be required to be consolidated into the results of operations and financial position of the entity that is the primary beneficiary. The change may be made prospectively with a cumulative-effect adjustment in the period first applied or by restating previously issued financial statements. The interpretation becomes effective July 1, 2003. Universal does not believe the new interpretation will have any impact on its consolidated statement of operations, cash flows, or financial position.

     On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 20, 2003, for hedging relationships designated after June 30, 2003, and to certain preexisting contracts. Universal will adopt SFAS No. 149 on a prospective basis at its effective date on July 1, 2003. Universal is currently evaluating the impact that SFAS No. 149 will have on its financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable financial instruments. Mandatorily redeemable financial instruments are subject to the provisions of this statement beginning on January 1, 2004. Universal is currently evaluating the impact that SFAS No. 150 will have on its financial statements.

2.  GOODWILL

     Universal's acquisitions described in footnote 1 were accounted for as purchases and accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from the dates of acquisition. Goodwill has been recognized for the amount of the excess of the purchase price over the fair value of the net assets acquired and is accounted for in accordance with SFAS 142.

                          UNIVERSAL COMPRESSION, INC.

     The changes in the carrying amount of goodwill from March 31, 2002, to March 31, 2003, are as follows (in thousands):

                                       DOMESTIC     INTERNATIONAL
                                       CONTRACT       CONTRACT      AFTERMARKET
                                      COMPRESSION    COMPRESSION     SERVICES     FABRICATION    TOTAL
                                      -----------   -------------   -----------   -----------   --------
Balance as of March 31, 2002........   $265,866        $40,390        $45,234       $28,838     $380,328
Acquisitions........................                                      768                        768
Purchase adjustments and other......     (4,345)         7,976            321           204        4,156
Impact of foreign currency
  translation.......................         --          2,228             --            --        2,228
                                       --------        -------        -------       -------     --------
Balance as of March 31, 2003........   $261,521        $50,594        $46,323       $29,042     $387,480
                                       ========        =======        =======       =======     ========

     During the fourth quarter of fiscal year 2003, Universal performed an impairment analysis on goodwill in accordance with SFAS No. 142 and determined that no impairment had occurred.

3.  INVENTORIES, NET

     Inventories, net consisted of the following (in thousands):

                                                              FOR THE YEAR ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Raw materials...............................................  $ 73,827   $ 78,265
Work-in-progress............................................    22,516     23,985
Finished goods..............................................     5,457     11,035
                                                              --------   --------
  Total inventories.........................................   101,800    113,285
Reserve.....................................................   (10,468)   (10,537)
                                                              --------   --------
  Inventories, net..........................................  $ 91,332   $102,748
                                                              ========   ========

                          UNIVERSAL COMPRESSION, INC.

4.  LONG-TERM DEBT

     Universal's debt at March 31 consisted of the following (in thousands):

                                                                AS OF MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $0 and $18,835 at March 31,
  2003 and 2002, respectively, unsecured....................  $229,750   $215,915
Senior notes due February 2008, bearing interest at 8 7/8%
  per annum, payable semiannually on February 15 and August
  15........................................................   450,000         --
Term loan of $82.2 million due February 2008, currently
  bearing interest at a variable rate of LIBOR, (1.25% at
  March 31, 2003) plus 3.25% due quarterly..................    82,181         --
Notes under the ABS operating lease facility are due January
  2023, bearing interest at a variable rate of LIBOR, which
  is effectively fixed through the use of interest rate
  swaps at a weighted average rate of 5.5%, plus 1.27% due
  monthly...................................................   175,000         --
Other.......................................................     3,806      3,773
                                                              --------   --------
  Total debt................................................   940,737    219,688
Less current maturities.....................................     3,084        361
                                                              --------   --------
  Total long-term debt......................................  $937,653   $219,327
                                                              ========   ========

     On February 20, 1998, Universal issued $242.5 million of its 9 7/8% senior discount notes due February 15, 2008 in a private placement. The 9 7/8% senior discount notes were offered at a substantial discount from their principal amount. Universal subsequently exchanged the notes for publicly tradable notes pursuant to a registered exchange offer under the Securities Act. As of March 31, 2003, approximately $229.8 million aggregate principal amount of 9 7/8% senior discount notes was outstanding. See Footnote 14, "Subsequent Events," for a discussion of the tender offer and redemption of these 9 7/8% senior discount notes.

     In connection with the Weatherford Global acquisition, on February 9, 2001, Universal raised $427 million under a seven-year term senior secured notes operating lease facility (the "high-yield operating lease facility") funded primarily through an offering of $350 million of 8 7/8% senior secured notes due 2008 by an unaffiliated special operating entity that is the lessor under the operating lease plus approximately $64 million in borrowings under a term loan and approximately $13 million in proceeds from an equity investment in the lessor. On October 23, 2001, Universal increased the high-yield operating lease facility by $122 million, which was funded through the unaffiliated entity's offering of an additional $100 million of 8 7/8% senior secured notes due 2008, together with an $18.3 million increase in its borrowings under an existing term loan and an additional $3.7 million equity investment in the entity that is the lessor under the operating lease. The net proceeds from the sale of equipment under the addition to the high-yield operating lease facility were used to repay all of the outstanding indebtedness under the revolving credit facility, with the remaining proceeds used to repay a portion of the obligations under the asset-backed securitization operating lease facility discussed below and for general corporate purposes.

     Also, in February 2001, Universal entered into a $125 million secured revolving credit facility and a $200 million asset-backed securitization operating lease facility (the "ABS operating lease facility"). The proceeds received in February 2001 from the high-yield operating lease facility and the ABS operating lease facility were used to restructure previous operating lease obligations and refinance certain existing indebtedness of Universal and Weatherford Global.

                          UNIVERSAL COMPRESSION, INC.

     Universal's senior secured credit agreement ("Credit Agreement") provides for up to $125 million under the revolving credit facility, which includes a sub-limit for letters of credit. The revolver bears interest at Universal's option of a base rate or LIBOR plus, in each case, a variable amount depending on its operating results.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to Universal paying up to $1 million to Holdings in any given fiscal year. In addition, Universal has substantial dividend payment restrictions under the indenture related to the senior discount notes. Universal was in compliance with all such covenants and limitations at March 31, 2003 and 2002. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     On December 31, 2002, Universal purchased all of the equity in the lessor under the high-yield operating lease facility for $16.7 million, plus accrued and unpaid preferred return on the equity. As a result of this equity investment by Universal in the lessor, the lessor became a fully consolidated entity of Universal as of December 31, 2002.

     Also on December 31, 2002, Universal completed the process of having a nationally recognized insurance company provide to the holder of notes associated with the ABS operating lease facility a policy guaranteeing the payment of the principal and interest on the notes and obtaining a credit rating on the notes by Standard & Poor's and Moody's Investors Service. With the policy, the rating agencies rated the underlying notes "AAA" and "Aaa," respectively, resulting in a lower interest rate for the notes. Concurrently with the credit rating process, the equity in the lessor was reduced and Universal no longer considers the remaining outstanding equity of the lessor as comparable to that expected for a substantive business involved in similar leasing transactions with similar risks and rewards. Therefore, the lessor became a fully consolidated entity of Universal as of December 31, 2002. Further, concurrently with the credit rating process, the outstanding debt under the ABS operating lease facility was increased from $159.5 million to $175 million at December 31, 2002.

     As a result of the changes in the high-yield and ABS operating lease facilities discussed in this Note 4 and consistent with the purchase accounting rules set forth in SFAS No. 141, "Business Combinations," Universal recorded in its consolidated balance sheet approximately $614.8 million of contract compression equipment, approximately $707.2 million in long-term debt and a noncurrent liability of approximately $15.2 million related to interest rate swaps pertaining to the ABS operating lease facility (see Note 7 for discussion of interest rate swaps). Additionally, upon consolidation of the lessors of these operating lease facilities, the deferred gain previously recorded was eliminated.

     Universal guaranteed certain of the obligations under the operating lease facilities. The high-yield operating lease facility is collateralized by a first priority security interest in all of the assets owned by the lessor under that facility. The ABS operating lease facility is collateralized by a first priority security interest in all of the assets owned by the lessor and lessee under that facility. The assets owned by the lessee, a wholly owned subsidiary of Universal, were transferred to the lessee from Universal. As discussed above, the assets related to the high-yield and ABS operating lease facilities are included in the consolidated balance sheet.

     The results of operations through December 31, 2002, includes operating lease expense since prior to this date, the lessors under the operating leases were unaffiliated entities of Universal.

                          UNIVERSAL COMPRESSION, INC.

     Maturities of long-term debt as of March 31, 2003 are as follows (in thousands):

2004........................................................  $  3,084
2005........................................................    16,190
2006........................................................    16,213
2007........................................................    16,236
2008........................................................   778,192
Thereafter..................................................   110,822
                                                              --------
  Total.....................................................  $940,737
                                                              ========

5.  CAPITAL LEASES

     Properties and equipment at March 31, 2003 and 2002, include the following amounts for capitalized leases (in thousands):

                                                              FOR THE YEAR ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2003       2002
                                                              -------   --------
Compression equipment.......................................  $3,546    $11,809
Furniture and fixtures......................................   2,556         --
                                                              ------    -------
Less accumulated depreciation...............................    (534)    (1,844)
                                                              ------    -------
  Net assets under capital leases...........................  $5,568    $ 9,965
                                                              ======    =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2003 are as follows (in thousands):

2004........................................................  $1,539
2005........................................................   2,363
2006........................................................     654
2007........................................................     110
2008........................................................     274
Thereafter..................................................      --
                                                              ------
  Total minimum lease payments..............................  $4,940
                                                              ------
Less imputed interest costs.................................    (522)
                                                              ------
  Present value of net minimum lease payments...............  $4,418
                                                              ======

                          UNIVERSAL COMPRESSION, INC.

6.  INCOME TAXES

     Income tax expense (benefit) for the years ended March 31, 2003, 2002 and 2001 consisted of the following (in thousands):

                                                            2003      2002      2001
                                                           -------   -------   ------
Current:
  Foreign................................................  $ 4,142   $ 6,664   $1,771
Deferred:
  Federal................................................   13,624    25,157    2,426
  State..................................................    1,551       272      320
  Foreign................................................    1,658    (1,162)    (646)
                                                           -------   -------   ------
  Total..................................................  $20,975   $30,931   $3,871
                                                           =======   =======   ======

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes and extraordinary item for the years ended March 31, 2003, 2002 and 2001 is as follows (in thousands):

                                                            2003      2002      2001
                                                           -------   -------   ------
Income tax expense (benefit) at statutory rate...........  $19,071   $28,119   $3,276
State taxes..............................................    1,008       177      232
Foreign taxes............................................      149     2,491      (28)
Non-deductible expenses and other........................      747       144      391
                                                           -------   -------   ------
  Total..................................................  $20,975   $30,931   $3,871
                                                           =======   =======   ======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                                2003        2002
                                                              ---------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 112,970   $  92,479
  Accrued reserves..........................................      1,647       2,730
  Inventory reserves and unicap.............................         --       3,642
  Foreign tax credit........................................      1,779       1,779
  Other.....................................................      3,277      11,388
                                                              ---------   ---------
  Total.....................................................    119,673     112,018
Valuation allowance.........................................     (1,779)     (1,779)
                                                              ---------   ---------
  Total.....................................................    117,894     110,239
                                                              ---------   ---------
Deferred tax liabilities:
  Depreciation differences on properties and equipment......   (254,830)   (222,653)
  Other.....................................................     (5,340)    (10,881)
                                                              ---------   ---------
  Total.....................................................   (260,170)   (233,534)
                                                              ---------   ---------
Net deferred tax liability..................................  $(142,276)  $(123,295)
                                                              =========   =========

                          UNIVERSAL COMPRESSION, INC.

     A valuation allowance was established at March 31, 2000 against Universal's deferred tax assets related to foreign tax credits. Universal believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     At March 31, 2003, Universal had net operating loss ("NOL") carryforwards of approximately $323.2 million available to offset future taxable income. Annual utilization of the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. If not utilized, the NOL carryforwards will expire as follows (in thousands):

2007........................................................   $    629
2008........................................................      1,849
2009........................................................      1,943
2010........................................................        953
2011........................................................         --
2018........................................................      4,562
2019........................................................     34,784
2020........................................................     58,790
2021........................................................     58,740
2022........................................................     85,394
2023........................................................     75,567
                                                               --------
  Total.....................................................   $323,211
                                                               ========

7.  ACCOUNTING FOR INTEREST RATE SWAPS

     In accordance with SFAS No. 133, all derivative instruments must be recognized in the balance sheet at fair value, and changes in such fair values are recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings.

     As of March 31, 2003, Universal had interest rate swaps to convert variable interest payments related to the $175 million under the ABS operating lease facility to fixed interest payments. These swaps terminate in February 2013 and have a weighted average fixed rate of 5.5% and total notional amount of $175 million. As of December 31, 2002, the lessor related to the operating lease facility became a consolidated entity and the swaps were included in Universal's consolidated financial statements. In accordance with SFAS No. 133, Universal recorded a $15.4 million noncurrent liability related to the derivative instrument. Consistent with accounting rules discussed in SFAS No. 141, "Business Combinations," the offsetting amount was recorded as an increase to the value of property, plant and equipment.

     The swaps, which Universal has designated as cash flow hedging instruments, meet the specific hedge criteria and any changes in their fair values subsequent to March 31, 2003, will be recognized in other comprehensive income or loss. Because the terms of the hedged item and the swaps substantially coincide, the hedge is expected to exactly offset changes in expected cash flows due to fluctuations in the variable rate and therefore, Universal currently does not expect any ineffectiveness.

     The counterparty to Universal's interest rate swap agreements is a major international financial institution. Universal continually monitors the credit quality of this financial institution and does not expect non-performance by it.

                          UNIVERSAL COMPRESSION, INC.

8.  EMPLOYEE BENEFITS

     Universal has a defined contribution 401(k) plan covering substantially all employees. Universal makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. In September 2001, Universal amended Universal's 401(k) plan for all domestic employees. The amended plan allows Universal to make matching contributions in the form of Holdings' stock, instead of cash. For the fiscal year ended 2002, Universal's cash and stock contributions to the plan were approximately $0.5 and $0.8 million, respectively. For the fiscal year ended 2003, Universal's stock contributions to the plan were approximately $1.6 million.

     The Employee Stock Purchase Plan ("ESPP") is intended to encourage employees to participate in Universal's growth by providing them the opportunity to acquire a proprietary interest in Universal's long-term performance and success through the purchase of shares of Holdings' common stock at a price possibly less than fair market value. In 2001, Holdings' stockholders approved the ESPP, under which 250,000 shares of the Holdings' common stock could be purchased by employees. An employee is eligible to participate after completing 90 days of employment. Each quarter, an eligible employee may elect to withhold up to 10% of his or her salary to purchase shares of Holdings' stock at a price equal to 85 to 100% of the fair market value of the stock as of the first day of the quarter or the last day of the quarter, whichever is lower. The ESPP will terminate on the date that all shares of common stock authorized for sale under the ESPP have been purchased, except as otherwise extended by authorizing additional shares under the ESPP. At March 31, 2003, 170,153 shares remained available for sale under the ESPP. During 2003 and 2002, $0.8 million and $0.2 million were charged to expense relating to the ESPP.

     Holdings utilizes grants of restricted stock as long-term compensation for its executive officers. Holdings' restricted stock plan provides for the award of up to 200,000 shares of Holdings' common stock to certain officers and key employees. Unearned compensation was charged for the market value of the restricted shares as these shares were issued in accordance with the restricted stock plan. The unearned compensation is shown as a reduction on Holdings' stockholders' equity in the accompanying consolidated balance sheets and is being amortized ratably over the restricted period of five years. During fiscal years ending March 31, 2003 and 2002, $0.3 million and $0.4, respectively, were charged to expense relating to the restricted stock plan. The weighted average share price during 2003 was $17.00 compared to $28.55 in 2002. Generally, common stock subject to restricted stock grants will vest 0% upon the first anniversary of the grant and 25% on each anniversary thereafter through the fifth anniversary.

     The Employees' Supplemental Savings Plan, (the "ESSP") provides executive officers the opportunity to defer up to 25% of their compensation that cannot be deferred under the existing 401(k) plan due to IRS limitations. Participants can also defer up to 100% of their bonuses. Universal matches 50% of the first 6% of compensation, excluding any bonus deferred. The vesting periods are generally the same as the 401(k) plan. Prior to September 1, 2002, Universal's matching contributions were in the form of cash. Since September 1, 2002, Universal's matching contributions related to the Employees' Supplemental Savings Plan have been in the form of Holdings' common stock. During 2003 and 2002, amounts charged to expense relating to the ESSP were insignificant.

9.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, Universal is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on Universal's financial position, operating results or cash flows.

     In December 1999, Weatherford Global sold the assets and properties of its Gemini compressor business in Corpus Christi, Texas to GE Packaged Power, L.P., or GEPP. Under the terms of that sale, Weatherford Global agreed to purchase from GEPP $38.0 million of compressor components over five years and

                          UNIVERSAL COMPRESSION, INC.

$3.0 million of parts over three years, and GEPP agreed to provide compressors to Weatherford Global during that time period at negotiated prices. Universal assumed this obligation in connection with our acquisition of Weatherford Global in February 2001. As of March 31, 2003, approximately $25 million of components and approximately $11 million of parts have been purchased from GEPP. We have not satisfied in full our purchase commitment in respect of components for the 2002 contract year under this agreement with GEPP. The unsatisfied portion of this commitment is approximately $5 million. GEPP could assert its right to enforce this obligation. However, GEPP has not indicated any interest to seek to enforce this part of the purchase obligation at this time. The parties have undertaken to renegotiate this agreement.

     Universal has no other commitments or contingent liabilities, which, in the judgment of management, would result in losses that would materially affect Universal's consolidated financial position or operating results.

10.  INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     Universal has four principal business segments: Domestic Contract Compression, International Contract Compression, Fabrication and Aftermarket Services. The two contract compression segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The international contract compression segment represents all of Universal's international rental and maintenance operations (including Canada). The fabrication segment provides services related to the design, engineering and assembly of natural gas and air compressors for sale to third parties in addition to those that Universal uses in its contract compression fleet. The aftermarket services segment sells parts and components, and provides maintenance to customers who own compression equipment, customers who utilize equipment in Universal's contract compression fleet and customers who lease equipment from Universal's competitors. Fabrication and aftermarket services revenues presented in the table below include only sales to third parties.

     Universal's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. Universal evaluates the performance of its reportable segments based on gross profit. Gross profit is defined as total revenue less direct costs. Universal has no material sales between segments, and accordingly, there are no inter-segment revenues to be reported.

                          UNIVERSAL COMPRESSION, INC.

     The following table presents revenues, gross profits and total assets by industry segment for the fiscal years ended March 31, 2003, 2002 and 2001 (in thousands):

                                                            FISCAL YEARS ENDED
                                                   ------------------------------------
                                                      2003         2002         2001
                                                   ----------   ----------   ----------
REVENUES:
Domestic contract compression....................  $  265,465   $  267,550   $  126,686
International contract compression...............      66,505       60,185       22,549
Fabrication......................................     162,678      211,265       61,779
Aftermarket services.............................     130,570      140,989       21,452
                                                   ----------   ----------   ----------
  Total..........................................  $  625,218   $  679,989   $  232,466
                                                   ==========   ==========   ==========
GROSS PROFIT:
Domestic contract compression....................  $  169,868   $  169,892   $   80,465
International contract compression...............      53,769       43,411       16,425
Fabrication......................................      16,075       24,347        9,041
Aftermarket services.............................      28,256       30,696        3,476
                                                   ----------   ----------   ----------
  Total..........................................  $  267,968   $  268,346   $  109,407
                                                   ==========   ==========   ==========
IDENTIFIABLE ASSETS:
Domestic contract compression....................  $1,496,850   $  808,200   $  771,059
International contract compression...............     209,141      206,610      178,718
Fabrication......................................     103,468      115,877       88,170
Aftermarket services.............................     144,047      146,094      133,587
                                                   ----------   ----------   ----------
  Total..........................................  $1,953,506   $1,276,781   $1,171,534
                                                   ==========   ==========   ==========

     No one customer accounted for more than 10% of net sales for any of the periods presented.

                          UNIVERSAL COMPRESSION, INC.

  GEOGRAPHIC AREA

     The following table illustrates revenues, gross profit and total assets by geographic locations for the year ended March 31, 2003 (in thousands):

                                                            FISCAL YEARS ENDED
                                                   ------------------------------------
                                                      2003         2002         2001
                                                   ----------   ----------   ----------
REVENUES:
  United States..................................  $  449,480   $  524,475   $  196,957
  Canada.........................................      74,293       91,615        9,495
  Latin America..................................      62,937       55,909       23,826
  Asia Pacific...................................      38,508        7,990        2,188
                                                   ----------   ----------   ----------
  Total..........................................  $  625,218   $  679,989   $  232,466
                                                   ==========   ==========   ==========
GROSS PROFIT:
  United States..................................  $  198,869   $  212,309   $   93,818
  Canada.........................................      15,219       17,150       12,547
  Latin America..................................      41,770       32,480        1,437
  Asia Pacific...................................      12,110        6,407        1,605
                                                   ----------   ----------   ----------
  Total..........................................  $  267,968   $  268,346   $  109,407
                                                   ==========   ==========   ==========
IDENTIFIABLE ASSETS:
  United States..................................  $1,702,620   $1,057,947   $  910,478
  Canada.........................................      90,076       85,336       89,578
  Latin America..................................     121,872      102,499      142,449
  Asia Pacific...................................      38,938       30,999       29,029
                                                   ----------   ----------   ----------
  Total..........................................  $1,953,506   $1,276,781   $1,171,534
                                                   ==========   ==========   ==========

11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the years ended March 31, 2003 and 2002 is as follows (in thousands):

                                         MARCH 31   DECEMBER 31   SEPTEMBER 30   JUNE 30
                                         --------   -----------   ------------   --------
2003:
  Revenue..............................  $154,589    $164,584       $154,582     $151,464
  Gross profit.........................    68,682      66,751         64,816       67,718
  Net income...........................     6,923       8,583          7,659       10,351
2002:
  Revenue..............................  $187,941    $177,379       $174,308     $140,361
  Gross profit.........................    69,440      71,255         68,129       59,521
  Net income...........................    12,319      13,751         12,793       10,545

                          UNIVERSAL COMPRESSION, INC.

12.  EXTRAORDINARY LOSSES

     During the year ended March 31, 2001, Universal incurred extraordinary losses of $10.6 million ($6.6 million net of tax) related to its debt restructuring that occurred concurrently with Holdings' initial public offering.

13.  OTHER NON-RECURRING CHARGES

     During the year ended March 31, 2001, Universal recorded restructuring charges of $8.7 million ($5.1 million net of tax). The primary components of this charge were costs associated with the early termination of a management agreement in the amount of $6.5 million, a consulting agreement in the amount of $0.3 million, estimated severance for Universal employees terminated or identified as transitional in connection with the Weatherford Global merger in the amount of $0.8 million, fees associated with closing of Universal locations in connection with the Weatherford Global merger in the amount of $0.9 million and other related fees in connection with Holdings' initial public offering and concurrent financing transactions in the amount of $0.2 million.

14.  SUBSEQUENT EVENTS

  TENDER OFFER, REDEMPTION AND SENIOR NOTES FINANCING

     On May 14, 2003, Universal commenced a tender offer to purchase any and all of the outstanding $229.8 million aggregate principal amount of its 9 7/8% senior discount notes due 2008 at a price equal to 104.938% of the principal amount, plus a premium of 0.412% for notes tendered prior to the early expiration date for the tender offer, which was May 20, 2003. Of the $229.8 million aggregate principal amount of 9 7/8% senior discount notes outstanding, $169.2 million principal amount was tendered prior to the early expiration date.

     Unaudited -- On May 27, 2003, Universal completed a private offering of $175.0 million aggregate principal amount of 7 1/4% senior notes due 2010. Universal used the net proceeds of the new senior notes offering, together with cash on hand, to pay the purchase price, including the premium, plus accrued and unpaid interest, for the 9 7/8% senior discount notes purchased pursuant to the tender offer.

     Unaudited -- On May 27, 2003, pursuant to the terms of the indenture governing the 9 7/8% senior discount notes, Universal called for redemption the remaining $60.6 million principal amount of 9 7/8% senior discount notes outstanding. The redemption price will be equal to 104.938% of the principal amount of the 9 7/8% senior discount notes, plus accrued and unpaid interest to, but not including, the redemption date. The closing of the redemption is scheduled for June 26, 2003 and will be funded with available cash and additional borrowings under Universal's revolving credit facility. As a result of the tender offer and the redemption, Universal expects to retire all of the outstanding 9 7/8% senior discount notes.

  TRANSFER OF TULSA FABRICATION ACTIVITIES TO HOUSTON

     Unaudited -- On April 28, 2003, Universal announced the transfer of substantially all of its fabrication activities based in Tulsa, Oklahoma to its existing facility in Houston, Texas. Total consolidation-related costs are expected to be approximately $2 million ($1.2 million after-tax), incurred over the six-month period ending September 30, 2003.

                          UNIVERSAL COMPRESSION, INC.

                                 SCHEDULE II --
                       VALUATION AND QUALIFYING ACCOUNTS

                                    BALANCE AT   CHARGED TO                                    BALANCE AT
                                    BEGINNING     COSTS AND    COLLECTIONS/      ACQUIRED       CLOSE OF
ITEM                                OF PERIOD    EXPENSES(1)   DEDUCTIONS(2)   ALLOWANCES(3)     PERIOD
----                                ----------   -----------   -------------   -------------   ----------
                                                               (IN THOUSANDS)
2003 Allowance for doubtful
  accounts........................    $7,470       $4,981         $(4,305)            --         $8,146
2002 Allowance for doubtful
  accounts........................    $2,771       $2,349         $   (94)        $2,444         $7,470
2001 Allowance for doubtful
  accounts........................    $  227       $  235         $   (77)        $2,386         $2,771

---------------

(1) Amounts accrued for uncollectibility

(2) Uncollectible accounts written off, net of recoveries

(3) Amounts recorded on balance sheets of acquired companies

                                   BALANCE AT    CHARGED TO                       ACQUIRED       BALANCE AT
                                  BEGINNING OF    COSTS AND      INVENTORY        RESERVES/       CLOSE OF
ITEM                                 PERIOD      EXPENSES(1)   WRITE-OFFS(2)   (DEDUCTIONS)(3)     PERIOD
----                              ------------   -----------   -------------   ---------------   ----------
                                                               (IN THOUSANDS)
2003 Reserve for inventory
  obsolescence..................    $10,537        $3,856         $(3,925)              --        $10,468
2002 Reserve for inventory
  obsolescence..................    $17,607        $  475         $(2,522)         $(5,023)       $10,537
2001 Reserve for inventory
  obsolescence..................    $ 1,005            --         $  (587)         $17,189        $17,607

---------------

(1) Amounts accrued for inventory obsolescence

(2) Amounts written-off for inventory obsolescence

(3) Amounts recorded related to acquired companies

          ------------------------------------------------------------
          ------------------------------------------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
ABOUT THIS PROSPECTUS.......................    i
WHERE YOU CAN FIND OTHER INFORMATION........    i
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS................................    i
SUMMARY.....................................    1
RISK FACTORS................................   10
USE OF PROCEEDS.............................   20
CAPITALIZATION..............................   21
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  AND OPERATING DATA........................   22
THE EXCHANGE OFFER..........................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................   34
BUSINESS....................................   45
MANAGEMENT..................................   56
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS..............................   60
DESCRIPTION OF OTHER DEBT...................   62
DESCRIPTION OF NOTES........................   68
PLAN OF DISTRIBUTION........................  102
CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES..............................  102
LEGAL MATTERS...............................  107
EXPERTS.....................................  107
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS................................  F-1

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                                  $175,000,000

                          (UNIVERSAL COMPRESSION LOGO)

                          UNIVERSAL COMPRESSION, INC.
                               OFFER TO EXCHANGE
                            $175,000,000 REGISTERED
                          7 1/4% SENIOR NOTES DUE 2010
                                      FOR
                      ANY AND ALL OUTSTANDING UNREGISTERED
                          7 1/4% SENIOR NOTES DUE 2010

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                          , 2003

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws provide, to the fullest extent permitted by the Texas Business Corporation Act (the "TBCA"), indemnification for any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties, fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding if such person acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Registrant. The Registrant is required by Art. 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Registrant's parent company, Universal Compression Holdings, Inc., has entered into indemnification agreements with each of its officers and directors, as well as officers of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Merger dated October 23, 2000, by and among Universal Compression Holdings, Inc., Universal
         Compression, Inc., Weatherford International, Inc., WEUS
         Holding, Inc. and Enterra Compression Company (incorporated by reference to Exhibit 10.1 of Universal Compression,
         Inc.'s Current Report on Form 8-K filed with the SEC on
         October 26, 2000).
  3.1    Certificate of Incorporation of Universal Compression, Inc.,
         as amended (incorporated by reference to Exhibit 3.1 of
         Universal Compression, Inc.'s Registration Statement on Form
         S-4 filed with the SEC on July 30, 1998 (File No.
         333-48279)).
  3.2    Bylaws of Universal Compression, Inc. (incorporated by
         reference to Exhibit 3 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1998).
         8 7/8% SENIOR SECURED NOTES DUE 2008
  4.1    Indenture, dated February 9, 2001, among BRL Universal
         Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as
         Issuers, and The Bank of New York, as Indenture Trustee,
         with respect to the 8 7/8% Senior Secured Notes due 2008
         (incorporated by reference to Exhibit 10.4 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2000).
  4.2    First Supplemental Indenture, dated September 11, 2001,
         among BRL Universal Equipment 2001 A, L.P. and BRL Universal
         Equipment Corp., as Issuers, and The Bank of New York, as
         Indenture Trustee, with respect to the 8 7/8% Senior Secured
         Notes due 2008 (incorporated by reference to Exhibit 4.1 of
         Universal Compression, Inc.'s Current Report on Form 8-K
         filed with the SEC on October 24, 2001).
         ABS OPERATING LEASE FACILITY
  4.3    Indenture, dated December 31, 2002, between BRL Universal
         Compression Funding I 2002, L.P., as Issuer, and Wells Fargo
         Bank Minnesota, National Association, as Indenture Trustee,
         with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 4.1 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  4.4    Series 2002-1 Supplement, dated December 31, 2002, to
         Indenture, dated December 31, 2002, between BRL Universal
         Compression Funding I 2002, L.P. and Wells Fargo Bank
         Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.2 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).
         7 1/4% SENIOR NOTES DUE 2010
  4.5    Indenture, dated May 27, 2003, by and between Universal
         Compression, Inc., as Issuer, and The Bank of New York, as
         Trustee (incorporated by reference to Exhibit 4.11 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2003).
  4.6    Specimen of Universal Compression, Inc.'s 7 1/4% Senior
         Notes due 2010 (incorporated by reference to Exhibit 4.11 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2003).
  5.1*   Opinion of Gardere Wynne Sewell LLP.
         SENIOR SECURED NOTES OPERATING LEASE FACILITY
 10.1    Equipment Lease Agreement, dated February 9, 2001, between
         BRL Universal Equipment 2001 A, L.P., as Lessor, and
         Universal Compression, Inc., as Lessee, with respect to the senior secured notes operating lease facility (incorporated by reference to Exhibit 10.2 of Universal Compression,
         Inc.'s Registration Statement on Form S-4 filed with the SEC on March 20, 2001 (File No. 333-57302)).
 10.2    First Amendment to Equipment Lease Agreement, dated October
         15, 2001, between BRL Universal Equipment 2001 A, L.P., as
         Lessor, and Universal Compression, Inc., as Lessee, with
         respect to the senior secured notes operating lease facility
         (incorporated by reference to Exhibit 10.1 of Universal
         Compression, Inc.'s Current Report on Form 8-K filed with
         the SEC on October 24, 2001).
 10.3    Second Amendment to Equipment Lease Agreement, dated
         November 20, 2002, between BRL Universal Equipment 2001 A,
         L.P., as Lessor, and Universal Compression, Inc., as Lessee,
         with respect to the senior secured notes operating lease
         facility (incorporated by reference to Exhibit 10.2 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2002).
 10.4    First Amended and Restated Participation Agreement, dated
         October 15, 2001, among Universal Compression, Inc., as
         Lessee; Universal Compression Holdings, Inc., as Guarantor;
         BRL Universal Compression Equipment 2001 A, L.P., as Lessor;
         the financial institutions listed on the signature pages as
         Tranche B Lenders; The Bank of New York, not in its
         individual capacity but as Indenture Trustee, Paying Agent,
         Transfer Agent and Registrar for the Tranche A Noteholders;
         BRL Universal Equipment Management, Inc., as Lessor General
         Partner; Bankers Trust Company, as Administrative Agent and
         Collateral Agent for the Tranche B Lenders and Indenture
         Trustee on behalf of the Tranche A Noteholders; Deutsche
         Banc Alex. Brown Inc., as Arranger; The Bank of Nova Scotia,
         as Syndicate Agent for Tranche B Lenders; Bank One, N.A., as
         Documentation Agent for Tranche B Lenders; and First Union
         National Bank, as Managing Agent; with respect to the senior secured notes operating lease facility (incorporated by
         reference to Exhibit 10.2 of Universal Compression, Inc.'s
         Current Report on Form 8-K filed with the SEC on October 24,
         2001).
 10.5    Participation Agreement Supplement No. 1, dated October 23,
         2001, among Universal Compression, Inc., as Lessee,
         Universal Compression Holdings, Inc., as Guarantor, BRL
         Universal Equipment 2001 A, L.P., as Lessor, and The Bank of
         New York, not in its individual capacity but as Indenture
         Trustee for the Tranche A Noteholders, with respect to the senior secured notes operating lease facility (incorporated by reference to Exhibit 10.3 of Universal Compression,
         Inc.'s Current Report on Form 8-K filed with the SEC on
         October 24, 2001).
 10.6    First Amendment to First Amended and Restated Participation
         Agreement, dated November 20, 2002, among Universal
         Compression, Inc., BRL Universal Equipment 2001 A, L.P. and
         Deutsche Bank Trust Company Americas, with respect to the
         senior secured notes operating lease facility (incorporated by reference to Exhibit 10.1 of Universal Compression,
         Inc.'s Quarterly Report on Form 10-Q for the quarter ended
         December 31, 2002).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.7    Tranche B Loan Agreement, dated February 9, 2001, among BRL
         Universal Equipment 2001 A, L.P., as Borrower, Bankers Trust
         Company, as Administrative Agent and Collateral Agent, and
         the Tranche B Lenders, with respect to the senior secured
         notes operating lease facility (incorporated by reference to
         Exhibit 10.4 of Universal Compression, Inc.'s Registration
         Statement on Form S-4 filed with the SEC on March 20, 2001
         (File No. 333-57302)).
 10.8    First Amendment to Tranche B Loan Agreement, dated October
         15, 2001, among BRL Universal Equipment 2001 A, L.P. and
         Bankers Trust Company, as Administrative Agent for Tranche B
         Lenders and as Collateral Agent, with respect to the senior secured notes operating lease facility (incorporated by
         reference to Exhibit 10.4 of Universal Compression, Inc.'s
         Current Report on Form 8-K filed with the SEC on October 24,
         2001).
 10.9    Engagement and Indemnity Letter, dated February 9, 2001
         among Universal Compression, Inc., Universal Compression
         Holdings, Inc., Deutsche Banc Alex. Brown Inc., First Union
         Securities, Inc., Goldman Sachs & Co., Banc One Capital
         Markets, Inc., Scotia Capital (USA), Inc., BRL Universal
         Equipment 2001 A, L.P., and BRL Universal Equipment Corp.,
         with respect to the senior secured notes operating lease
         facility (incorporated by reference to Exhibit 10.12 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2000).
         ABS LEASE FACILITY
 10.10   Master Equipment Lease Agreement, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P., as
         Head Lessor, and UCO Compression 2002 LLC, as Head Lessee,
         with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.3 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.11   Guaranty, dated December 31, 2002, made by Universal
         Compression Holdings, Inc. for the benefit of UCO
         Compression 2002 LLC, BRL Universal Compression Funding I
         2002, L.P. and Wells Fargo Bank Minnesota, N.A., with
         respect to the ABS operating lease facility (incorporated by reference to Exhibit 10.4 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).
 10.12   Management Agreement, dated December 31, 2002, among
         Universal Compression, Inc., UCO Compression 2002 LLC and
         BRL Universal Compression Funding I 2002, L.P., with respect to the ABS operating lease facility (incorporated by
         reference to Exhibit 10.5 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).
 10.13   Back-up Management Agreement, dated December 31, 2002, among
         Caterpillar Inc., UCO Compression 2002 LLC, BRL Universal
         Compression Funding I 2002, L.P. and Universal Compres-
         sion, Inc., with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.6 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.14   Head Lessee Security Agreement, dated December 31, 2002,
         between UCO Compression 2002 LLC, as Grantor and BRL
         Universal Compression Funding I 2002, L.P., as Secured
         Party, with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.7 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.15   Intercreditor and Collateral Agency Agreement, dated
         December 31, 2002, among Universal Compression, Inc., UCO
         Compression 2002 LLC and BRL Universal Compression Funding I
         2002, L.P., Wells Fargo Bank Minnesota, National
         Association, Wachovia Bank, National Association and Bank
         One, N.A., with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.8 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.16   Insurance and Indemnity Agreement, dated December 31, 2002, by and among Ambac Assurance Corporation, BRL Universal
         Compression Funding I 2002, L.P., Universal Compression,
         Inc., UCO Compression 2002 LLC and Wells Fargo Bank
         Minnesota, N.A., with respect to the ABS operating lease
         facility (incorporated by reference to Exhibit 10.9 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2002).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
         BANK AGREEMENTS
 10.17   Senior Secured Revolving Credit Agreement, dated February 9,
         2001, among Universal Compression, Inc., as Borrower, First
         Union National Bank, as Administrative Agent, Bank One,
         N.A., as Syndication Agent, and the lenders signatory
         thereto (incorporated by reference to Exhibit 10.6 of
         Universal Compression, Inc.'s Registration Statement on Form
         S-4 filed with the SEC on March 20, 2001 (File No.
         333-57302)).
 10.18   First Amendment and Supplement to Senior Secured Revolving
         Credit Agreement, dated October 15, 2001, among Universal
         Compression, Inc., as Borrower, First Union National Bank,
         as Administrative Agent, Bank One, N.A., as Syndication
         Agent, and the lenders signatory thereto (incorporated by
         reference to Exhibit 10.13 of Universal Compression, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended March
         31, 2002).
 10.19   Second Amendment and Supplement to Senior Secured Revolving
         Credit Agreement, dated September 30, 2002, among Universal
         Compression, Inc., as Borrower, Wachovia Bank, National
         Association, formerly First Union National Bank, as
         Administrative Agent, Bank One, N.A., as Syndication Agent,
         and the lenders signatory thereto (incorporated by reference to Exhibit 10.3 of Universal Compression, Inc.'s Quarterly
         Report on Form 10-Q for the quarter ended September 30,
         2002).
 10.20   Guaranty and Collateral Agreement made by Universal
         Compression Holdings, Inc. and Universal Compression, Inc.
         and in favor of First Union National Bank, as Administrative
         Agent, dated February 9, 2001 (incorporated by reference to
         Exhibit 10.8 to Universal Compression, Inc.'s Quarterly
         Report on Form 10-Q for the quarter ended December 31,
         2000).
 10.21   Security Agreement (Pledge and Assignment), dated February
         9, 2001, between Universal Compression International, Inc.
         and First Union National Bank, as Administrative Agent
         (incorporated by reference to Exhibit 10.9 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2000).
         EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS
 10.22+  Universal Compression, Inc. Employees' Supplemental Savings
         Plan (incorporated by reference to Exhibit 10.42 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2001).
 10.23+  Amendment Number One to Employees' Supplemental Savings
         Plan, dated January 1, 2002 (incorporated by reference to
         Exhibit 10.53 of Universal Compression, Inc.'s Annual Report
         on Form 10-K for the year ended March 31, 2002).
 10.24+  Amendment Number Two to Employees' Supplemental Savings
         Plan, dated August 15, 2002 (incorporated by reference to
         Exhibit 4.13 of Universal Compression Holdings, Inc.'s
         Registration Statement on Form S-8 filed with the SEC on
         September 12, 2002 (File No. 333-99473)).
 10.25+  Amendment Number Three to Employees' Supplemental Savings
         Plan, dated September 1, 2002 (incorporated by reference to
         Exhibit 10.35 of Universal Compression, Inc.'s Annual Report
         on Form 10-K for the fiscal year ended March 31, 2003).
 10.26+  Involuntary Termination Agreement, dated October 25, 2001, by and between Universal Compression, Inc. and Richard Leong
         (incorporated by reference to Exhibit 10.41 of Universal
         Compression, Inc.'s Annual Report on Form 10-K for the
         fiscal year ended March 31, 2003).
         REGISTRATION RIGHTS AGREEMENTS
 10.27   Registration Rights Agreement, dated May 27, 2003, by and
         among Universal Compression, Inc. and the parties listed as signatories thereto, with respect to Universal Compression,
         Inc.'s 7 1/4% Senior Notes due 2010 (incorporated by
         reference to Exhibit 10.43 of Universal Compression, Inc.'s
         Annual Report on Form 10-K for the year ended March 31,
         2003).
 12.1**  Computation of Ratio of Earnings to Fixed Charges.
 21.1    List of Subsidiaries (incorporated by reference to Exhibit
         21.1 of Universal Compression, Inc.'s Annual Report on Form
         10-K for the year ended March 31, 2003)
 23.1*   Consent of Gardere Wynne Sewell LLP (set forth in Exhibit
         5.1 hereof).
 23.2*   Consent of Deloitte & Touche LLP.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 24.1**  Powers of attorney.
 25.1*   Statement of Eligibility of Trustee on Form T-1.
 99.1*   Form of Letter of Transmittal for 7 1/4% Senior Notes due
         2010.
 99.2**  Form of Notice of Guaranteed Delivery of 7 1/4% Senior Notes
         due 2010.


---------------

 * Filed herewith


** Previously filed


 + Management contract or compensatory plan or arrangement

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     (4) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on July 29, 2003.


                                          UNIVERSAL COMPRESSION, INC.

                                          By:     /s/ STEPHEN A. SNIDER
                                            ------------------------------------
                                                     Stephen A. Snider
                                               President and Chief Executive
                                                           Officer




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2003.



                    SIGNATURE                                          TITLE
                    ---------                                          -----

              /s/ STEPHEN A. SNIDER                    President, Chief Executive Officer and
--------------------------------------------------     Director (Principal Executive Officer)
                Stephen A. Snider


             /s/ J. MICHAEL ANDERSON                 Senior Vice President and Chief Financial
--------------------------------------------------     Officer (Principal Financial Officer)
               J. Michael Anderson


              /s/ DENNIS S. BALDWIN                  Controller (Principal Accounting Officer)
--------------------------------------------------
                Dennis S. Baldwin


                        *                                             Director
--------------------------------------------------
                 Ernie L. Danner


            *By: /s/ STEPHEN A. SNIDER
--------------------------------------------------
                Stephen A. Snider
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Merger dated October 23, 2000, by and among Universal Compression Holdings, Inc., Universal
         Compression, Inc., Weatherford International, Inc., WEUS
         Holding, Inc. and Enterra Compression Company (incorporated by reference to Exhibit 10.1 of Universal Compression,
         Inc.'s Current Report on Form 8-K filed with the SEC on
         October 26, 2000).
  3.1    Certificate of Incorporation of Universal Compression, Inc.,
         as amended (incorporated by reference to Exhibit 3.1 of
         Universal Compression, Inc.'s Registration Statement on Form
         S-4 filed with the SEC on July 30, 1998 (File No.
         333-48279)).
  3.2    Bylaws of Universal Compression, Inc. (incorporated by
         reference to Exhibit 3 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1998).
         8 7/8% SENIOR SECURED NOTES DUE 2008
  4.1    Indenture, dated February 9, 2001, among BRL Universal
         Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as
         Issuers, and The Bank of New York, as Indenture Trustee,
         with respect to the 8 7/8% Senior Secured Notes due 2008
         (incorporated by reference to Exhibit 10.4 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2000).
  4.2    First Supplemental Indenture, dated September 11, 2001,
         among BRL Universal Equipment 2001 A, L.P. and BRL Universal
         Equipment Corp., as Issuers, and The Bank of New York, as
         Indenture Trustee, with respect to the 8 7/8% Senior Secured
         Notes due 2008 (incorporated by reference to Exhibit 4.1 of
         Universal Compression, Inc.'s Current Report on Form 8-K
         filed with the SEC on October 24, 2001).
         ABS OPERATING LEASE FACILITY
  4.3    Indenture, dated December 31, 2002, between BRL Universal
         Compression Funding I 2002, L.P., as Issuer, and Wells Fargo
         Bank Minnesota, National Association, as Indenture Trustee,
         with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 4.1 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
  4.4    Series 2002-1 Supplement, dated December 31, 2002, to
         Indenture, dated December 31, 2002, between BRL Universal
         Compression Funding I 2002, L.P. and Wells Fargo Bank
         Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.2 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).
         7 1/4% SENIOR NOTES DUE 2010
  4.5    Indenture, dated May 27, 2003, by and between Universal
         Compression, Inc., as Issuer, and The Bank of New York, as
         Trustee (incorporated by reference to Exhibit 4.11 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2003).
  4.6    Specimen of Universal Compression, Inc.'s 7 1/4% Senior
         Notes due 2010 (incorporated by reference to Exhibit 4.11 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2003).
  5.1*   Opinion of Gardere Wynne Sewell LLP.
         SENIOR SECURED NOTES OPERATING LEASE FACILITY
 10.1    Equipment Lease Agreement, dated February 9, 2001, between
         BRL Universal Equipment 2001 A, L.P., as Lessor, and
         Universal Compression, Inc., as Lessee, with respect to the senior secured notes operating lease facility (incorporated by reference to Exhibit 10.2 of Universal Compression,
         Inc.'s Registration Statement on Form S-4 filed with the SEC on March 20, 2001 (File No. 333-57302)).
 10.2    First Amendment to Equipment Lease Agreement, dated October
         15, 2001, between BRL Universal Equipment 2001 A, L.P., as
         Lessor, and Universal Compression, Inc., as Lessee, with
         respect to the senior secured notes operating lease facility
         (incorporated by reference to Exhibit 10.1 of Universal
         Compression, Inc.'s Current Report on Form 8-K filed with
         the SEC on October 24, 2001).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.3    Second Amendment to Equipment Lease Agreement, dated
         November 20, 2002, between BRL Universal Equipment 2001 A,
         L.P., as Lessor, and Universal Compression, Inc., as Lessee,
         with respect to the senior secured notes operating lease
         facility (incorporated by reference to Exhibit 10.2 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2002).
 10.4    First Amended and Restated Participation Agreement, dated
         October 15, 2001, among Universal Compression, Inc., as
         Lessee; Universal Compression Holdings, Inc., as Guarantor;
         BRL Universal Compression Equipment 2001 A, L.P., as Lessor;
         the financial institutions listed on the signature pages as
         Tranche B Lenders; The Bank of New York, not in its
         individual capacity but as Indenture Trustee, Paying Agent,
         Transfer Agent and Registrar for the Tranche A Noteholders;
         BRL Universal Equipment Management, Inc., as Lessor General
         Partner; Bankers Trust Company, as Administrative Agent and
         Collateral Agent for the Tranche B Lenders and Indenture
         Trustee on behalf of the Tranche A Noteholders; Deutsche
         Banc Alex. Brown Inc., as Arranger; The Bank of Nova Scotia,
         as Syndicate Agent for Tranche B Lenders; Bank One, N.A., as
         Documentation Agent for Tranche B Lenders; and First Union
         National Bank, as Managing Agent; with respect to the senior secured notes operating lease facility (incorporated by
         reference to Exhibit 10.2 of Universal Compression, Inc.'s
         Current Report on Form 8-K filed with the SEC on October 24,
         2001).
 10.5    Participation Agreement Supplement No. 1, dated October 23,
         2001, among Universal Compression, Inc., as Lessee,
         Universal Compression Holdings, Inc., as Guarantor, BRL
         Universal Equipment 2001 A, L.P., as Lessor, and The Bank of
         New York, not in its individual capacity but as Indenture
         Trustee for the Tranche A Noteholders, with respect to the senior secured notes operating lease facility (incorporated by reference to Exhibit 10.3 of Universal Compression,
         Inc.'s Current Report on Form 8-K filed with the SEC on
         October 24, 2001).
 10.6    First Amendment to First Amended and Restated Participation
         Agreement, dated November 20, 2002, among Universal
         Compression, Inc., BRL Universal Equipment 2001 A, L.P. and
         Deutsche Bank Trust Company Americas, with respect to the
         senior secured notes operating lease facility (incorporated by reference to Exhibit 10.1 of Universal Compression,
         Inc.'s Quarterly Report on Form 10-Q for the quarter ended
         December 31, 2002).
 10.7    Tranche B Loan Agreement, dated February 9, 2001, among BRL
         Universal Equipment 2001 A, L.P., as Borrower, Bankers Trust
         Company, as Administrative Agent and Collateral Agent, and
         the Tranche B Lenders, with respect to the senior secured
         notes operating lease facility (incorporated by reference to
         Exhibit 10.4 of Universal Compression, Inc.'s Registration
         Statement on Form S-4 filed with the SEC on March 20, 2001
         (File No. 333-57302)).
 10.8    First Amendment to Tranche B Loan Agreement, dated October
         15, 2001, among BRL Universal Equipment 2001 A, L.P. and
         Bankers Trust Company, as Administrative Agent for Tranche B
         Lenders and as Collateral Agent, with respect to the senior secured notes operating lease facility (incorporated by
         reference to Exhibit 10.4 of Universal Compression, Inc.'s
         Current Report on Form 8-K filed with the SEC on October 24,
         2001).
 10.9    Engagement and Indemnity Letter, dated February 9, 2001
         among Universal Compression, Inc., Universal Compression
         Holdings, Inc., Deutsche Banc Alex. Brown Inc., First Union
         Securities, Inc., Goldman Sachs & Co., Banc One Capital
         Markets, Inc., Scotia Capital (USA), Inc., BRL Universal
         Equipment 2001 A, L.P., and BRL Universal Equipment Corp.,
         with respect to the senior secured notes operating lease
         facility (incorporated by reference to Exhibit 10.12 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2000).
         ABS LEASE FACILITY
 10.10   Master Equipment Lease Agreement, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P., as
         Head Lessor, and UCO Compression 2002 LLC, as Head Lessee,
         with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.3 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.11   Guaranty, dated December 31, 2002, made by Universal
         Compression Holdings, Inc. for the benefit of UCO
         Compression 2002 LLC, BRL Universal Compression Funding I
         2002, L.P. and Wells Fargo Bank Minnesota, N.A., with
         respect to the ABS operating lease facility (incorporated by reference to Exhibit 10.4 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.12   Management Agreement, dated December 31, 2002, among
         Universal Compression, Inc., UCO Compression 2002 LLC and
         BRL Universal Compression Funding I 2002, L.P., with respect to the ABS operating lease facility (incorporated by
         reference to Exhibit 10.5 of Universal Compression, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended December
         31, 2002).
 10.13   Back-up Management Agreement, dated December 31, 2002, among
         Caterpillar Inc., UCO Compression 2002 LLC, BRL Universal
         Compression Funding I 2002, L.P. and Universal Compres-
         sion, Inc., with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.6 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.14   Head Lessee Security Agreement, dated December 31, 2002,
         between UCO Compression 2002 LLC, as Grantor and BRL
         Universal Compression Funding I 2002, L.P., as Secured
         Party, with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.7 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.15   Intercreditor and Collateral Agency Agreement, dated
         December 31, 2002, among Universal Compression, Inc., UCO
         Compression 2002 LLC and BRL Universal Compression Funding I
         2002, L.P., Wells Fargo Bank Minnesota, National
         Association, Wachovia Bank, National Association and Bank
         One, N.A., with respect to the ABS operating lease facility
         (incorporated by reference to Exhibit 10.8 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2002).
 10.16   Insurance and Indemnity Agreement, dated December 31, 2002, by and among Ambac Assurance Corporation, BRL Universal
         Compression Funding I 2002, L.P., Universal Compression,
         Inc., UCO Compression 2002 LLC and Wells Fargo Bank
         Minnesota, N.A., with respect to the ABS operating lease
         facility (incorporated by reference to Exhibit 10.9 of
         Universal Compression, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended December 31, 2002).
         BANK AGREEMENTS
 10.17   Senior Secured Revolving Credit Agreement, dated February 9,
         2001, among Universal Compression, Inc., as Borrower, First
         Union National Bank, as Administrative Agent, Bank One,
         N.A., as Syndication Agent, and the lenders signatory
         thereto (incorporated by reference to Exhibit 10.6 of
         Universal Compression, Inc.'s Registration Statement on Form
         S-4 filed with the SEC on March 20, 2001 (File No.
         333-57302)).
 10.18   First Amendment and Supplement to Senior Secured Revolving
         Credit Agreement, dated October 15, 2001, among Universal
         Compression, Inc., as Borrower, First Union National Bank,
         as Administrative Agent, Bank One, N.A., as Syndication
         Agent, and the lenders signatory thereto (incorporated by
         reference to Exhibit 10.13 of Universal Compression, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended March
         31, 2002).
 10.19   Second Amendment and Supplement to Senior Secured Revolving
         Credit Agreement, dated September 30, 2002, among Universal
         Compression, Inc., as Borrower, Wachovia Bank, National
         Association, formerly First Union National Bank, as
         Administrative Agent, Bank One, N.A., as Syndication Agent,
         and the lenders signatory thereto (incorporated by reference to Exhibit 10.3 of Universal Compression, Inc.'s Quarterly
         Report on Form 10-Q for the quarter ended September 30,
         2002).
 10.20   Guaranty and Collateral Agreement made by Universal
         Compression Holdings, Inc. and Universal Compression, Inc.
         and in favor of First Union National Bank, as Administrative
         Agent, dated February 9, 2001 (incorporated by reference to
         Exhibit 10.8 to Universal Compression, Inc.'s Quarterly
         Report on Form 10-Q for the quarter ended December 31,
         2000).
 10.21   Security Agreement (Pledge and Assignment), dated February
         9, 2001, between Universal Compression International, Inc.
         and First Union National Bank, as Administrative Agent
         (incorporated by reference to Exhibit 10.9 of Universal
         Compression, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 2000).
         EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS
 10.22+  Universal Compression, Inc. Employees' Supplemental Savings
         Plan (incorporated by reference to Exhibit 10.42 of
         Universal Compression, Inc.'s Annual Report on Form 10-K for
         the year ended March 31, 2001).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 10.23+  Amendment Number One to Employees' Supplemental Savings
         Plan, dated January 1, 2002 (incorporated by reference to
         Exhibit 10.53 of Universal Compression, Inc.'s Annual Report
         on Form 10-K for the year ended March 31, 2002).
 10.24+  Amendment Number Two to Employees' Supplemental Savings
         Plan, dated August 15, 2002 (incorporated by reference to
         Exhibit 4.13 of Universal Compression Holdings, Inc.'s
         Registration Statement on Form S-8 filed with the SEC on
         September 12, 2002 (File No. 333-99473)).
 10.25+  Amendment Number Three to Employees' Supplemental Savings
         Plan, dated September 1, 2002 (incorporated by reference to
         Exhibit 10.35 of Universal Compression, Inc.'s Annual Report
         on Form 10-K for the fiscal year ended March 31, 2003).
 10.26+  Involuntary Termination Agreement, dated October 25, 2001, by and between Universal Compression, Inc. and Richard Leong
         (incorporated by reference to Exhibit 10.41 of Universal
         Compression, Inc.'s Annual Report on Form 10-K for the
         fiscal year ended March 31, 2003).
         REGISTRATION RIGHTS AGREEMENTS
 10.27   Registration Rights Agreement, dated May 27, 2003, by and
         among Universal Compression, Inc. and the parties listed as signatories thereto, with respect to Universal Compression,
         Inc.'s 7 1/4% Senior Notes due 2010 (incorporated by
         reference to Exhibit 10.43 of Universal Compression, Inc.'s
         Annual Report on Form 10-K for the year ended March 31,
         2003).
 12.1**  Computation of Ratio of Earnings to Fixed Charges.
 21.1    List of Subsidiaries (incorporated by reference to Exhibit
         21.1 of Universal Compression, Inc.'s Annual Report on Form
         10-K for the year ended March 31, 2003)
 23.1*   Consent of Gardere Wynne Sewell LLP (set forth in Exhibit
         5.1 hereof).
 23.2*   Consent of Deloitte & Touche LLP.
 24.1**  Powers of attorney.
 25.1*   Statement of Eligibility of Trustee on Form T-1.
 99.1*   Form of Letter of Transmittal for 7 1/4% Senior Notes due
         2010.
 99.2**  Form of Notice of Guaranteed Delivery of 7 1/4% Senior Notes
         due 2010.


---------------

 * Filed herewith


** Previously filed


 + Management contract or compensatory plan or arrangement